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As filed with the Securities and Exchange Commission on August 13, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLASSMATES MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7389 (Primary Standard Industrial Classification Code Number)	26-0657253 (I.R.S. Employer Identification Number)

21301 Burbank Boulevard
Woodland Hills, California 91367
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark R. Goldston
Chairman, President and Chief Executive Officer
21301 Burbank Boulevard
Woodland Hills, California 91367
(818) 287-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Gregg A. Noel Jeffrey H. Cohen Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Jeffrey D. Saper Steven V. Bernard Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

            Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(2)	Amount of registration fee

Class A Common Stock, par value $0.0001 per share	$125,000,000	$3,837.50

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
Includes shares of Class A common stock to be sold upon exercise of the underwriters' option to purchase additional shares.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 13, 2007

                        Shares

CLASSMATES MEDIA CORPORATION

Class A Common Stock

          This is an initial public offering of Class A common stock of Classmates Media Corporation. All of the            shares of Class A common stock are being sold by us.

          Prior to this offering, there has been no public market for our Class A common stock. It is currently estimated that the initial public offering price per share will be between $            and $            . Application will be made to have our Class A common stock quoted on the Nasdaq Global Market under the symbol "CLAS."

          We are currently a wholly-owned subsidiary of United Online, Inc., or UOL, and following this offering UOL will continue to be our controlling stockholder. After completion of this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. UOL will own 100% of the shares of our Class B common stock, representing approximately    % of our total outstanding shares of common stock and approximately    % of the combined voting power of our outstanding shares of common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion and protective voting provisions as set forth in this prospectus. The holders of Class B common stock will be entitled to ten votes per share, and the holders of Class A common stock will be entitled to one vote per share.

          See "Risk Factors" on page 10 to read about factors you should consider before buying our Class A common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Classmates Media Corporation	$	$

          To the extent that the underwriters sell more than            shares of Class A common stock, the underwriters have the option to purchase up to an additional             shares from us at the initial public offering price less the underwriting discount.

          The underwriters expect to deliver the shares against payment in New York, New York on            .

Goldman, Sachs & Co.	JPMorgan

    Deutsche Bank Securities

Prospectus dated                        .

          You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

Dealer Prospectus Delivery Obligation

          Through and including            (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of this offering but does not contain all of the information that you should consider before investing in our Class A common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our Class A common stock discussed under "Risk Factors." Unless the context otherwise requires, the terms "we," "us," "our" and "company" refer to Classmates Media Corporation and its subsidiaries. Unless the context otherwise requires, the term "UOL" refers to our parent company, United Online, Inc., and its consolidated subsidiaries other than us. Unless otherwise indicated, industry data is derived from publicly available sources, which we have not independently verified.

Our Company

Overview

          We operate leading online social networking and loyalty marketing services under our Classmates and MyPoints brands. Our success is driven by our expertise in growing and monetizing large online audiences in a cost-effective manner and enabling advertisers to reach relevant online consumers effectively. Revenues from our social networking services are derived from subscription and advertising fees, and revenues from our loyalty marketing services are derived from advertising fees.

          On our social networking Web sites, we enable users to locate and interact with acquaintances from school, work and the military. Led by our flagship Classmates Web site, our social networking properties are comprised of a large and diverse group of users, with over 50 million registered accounts as of June 30, 2007. Social networking pay accounts at December 31, 2005 and 2006, and at June 30, 2007, were 1.8 million, 2.2 million and 2.7 million, respectively. Using our interactive tools and features, our members have contributed to our social networking Web sites a substantial number of distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos.

          MyPoints, our online loyalty marketing service, provides advertisers with an effective means to reach a large online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. During the last year, we marketed the products and services of over 400 advertisers to our MyPoints members, including NetQuote, Inc., Office Depot, Inc., VistaPrint Limited and Waterfront Media, Inc. As of June 30, 2007, over 8.4 million members were registered with MyPoints, over 5.7 million of whom had registered through a double opt-in process to receive email marketing messages from us.

Industry Background

        Online Social Networking.    Online social networking is rapidly growing and evolving to include a broad spectrum of Web sites and online services. From a category that attracted a relatively small number of users a few years ago, during June 2007, social networking Web sites attracted approximately 464.4 million unique visitors worldwide and an average of 155.4 million daily visitors according to comScore MediaMetrix, an Internet industry research company.

          People have a fundamental drive to connect with others, be part of a community, express themselves and maintain personal relationships. Core, life-long relationships are often based on enduring affiliations related to shared experiences such as family, school, workplace or military service. People seek to foster these relationships as well as other meaningful affiliations, such as those based on common interests, hobbies and trends.

          Social networking Web sites fulfill a number of different needs, allowing users to find and connect with individuals from their past and interact with new people based on shared interests, goals or other criteria. Many social networking Web sites and services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many advertisers, recognizing that consumers spend an increasing amount of time online, view social networking Web sites as an attractive marketing medium for their products and services. According to eMarketer, an independent Internet industry research firm, advertising spending on social networking Web sites is expected to increase more than 600%, from $350 million in 2006 to $2.5 billion in 2011 in the United States.

        Online Loyalty Marketing.    The Internet is a growing channel for advertisers and for consumers to find and purchase goods and services. According to IDC, a market research firm in the information technology industry, total advertising spending on the Internet is expected to almost double, from $16.9 billion in 2006 to $31.4 billion in 2011. In addition, more consumers are shopping online for goods and services. According to an April 2007 report by IDC, the number of unique buyers in the United States using the Internet to purchase goods or services is expected to grow from approximately 113.7 million in 2006 to approximately 170.0 million in 2010.

          Online loyalty marketing enables advertisers to target consumers in ways that are generally impractical with traditional direct marketing channels. Online loyalty marketing programs often have the ability to segment members based on personal interests, purchasing behavior and demographic profiles in order to create highly targeted advertising campaigns, thereby optimizing value to the advertiser. Online loyalty marketing services use points as an incentive for members to update their personal interest profile, helping advertisers reach consumers interested in purchasing their products and services. Online loyalty marketing services can also easily measure click-through rates on display advertising and response rates to email offers, providing rapid feedback for advertisers that can be used to identify potential customers and create new targeted offers.

Our Competitive Strengths

          We believe that our success to date is principally attributed to the following factors:

  •
  Market leadership position and strong brand recognition. Classmates and MyPoints are leading brands in their respective industries, which has enhanced their ability to attract new users and build on their leadership positions. We register tens of thousands of new social networking free accounts and thousands of new loyalty marketing accounts every day.

  •
  Large audience and rich databases. We believe our large membership bases and our databases of member information provide us with significant competitive advantages over existing and potential competitors.

  •
  Compelling services and sustainable consumer proposition. We attract and retain members through differentiated services.

  •
  Attractive demographics. We have a user demographic that we believe is attractive to advertisers and also capable of paying for our social networking subscription services.

  •
  Proven business model. We have demonstrated a long history of cost-effectively obtaining new members while generating strong revenue growth through subscription and advertising revenues.

Our Strategy

          Our objective is to continue to advance our position as a leader in online social networking and online loyalty marketing. Key elements of our business strategy include the following:

  •
  Enhance member experience and engagement on our Web sites. We intend to continue to increase and improve our service offerings through our social networking and loyalty marketing platforms.

  •
  Expand our membership base. We plan to continue to increase consumer awareness of our brands and build upon our market leadership position in order to expand our membership base.

  •
  Increase monetization of our Web sites. We intend to increase both subscription and advertising revenues by enhancing the value of our services to our members as well as to advertisers.

  •
  Pursue strategic acquisitions and international expansion opportunities. We intend to actively identify and assess a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, and we plan to continue to evaluate opportunities to expand internationally.

Our Services

        Online Social Networking.    On our social networking Web sites, we enable users to locate and interact with acquaintances from high school, college, work and the military. Our large membership base and the extensive user generated content posted on our Web sites assist us in acquiring new members. This valuable content also brings existing members back to our Web sites, with a significant number of our members visiting our Web sites on a recurring basis over many years.

          We offer two levels of membership:

  •
  Basic Membership. Basic membership on our Classmates Web site is free and provides members with access to a number of interactive features. Visitors to Classmates can become free members by completing the registration process and providing their name, age, graduation year and a valid, confirmed email address. Free members are required to affiliate with at least one high school, college, work or military community. In addition, free members can elect to provide information about their personal interests and can post photos.

  •
  Gold Membership. Gold membership on our Classmates Web site is a paid subscription service that provides members with access to all of the features of a free membership as well as several additional features.

        Online Loyalty Marketing.    MyPoints connects advertisers with our members by allowing members to earn points for engaging in online activities. Rewards points are redeemable in the form of third-party gift cards and other benefits from over 60 merchants, including retailers, theaters, restaurants, airlines and hotels.

          Our services include:

  •
  Media Services. Our primary services allow advertisers to directly market their products or services to MyPoints members through a variety of media services, including email, newsletters, exclusive member offers and Web site placements.

  •
  Shopping. Our MyPoints Web site also serves as an online shopping portal where members can earn points for shopping through our Web site. We also have a comparative shopping feature that enables our members to identify point-earning opportunities for products they are looking to purchase online.

  •
  Market Research and Online Surveys. We deliver market research surveys, on behalf of market research companies, to a targeted online audience. Our member base facilitates high response rates and provides a strong likelihood that the desired number of qualified survey applicants will be available.

Risks Associated with Our Business

          Our business involves various risks, including the following:

  •
  We expect to face increasing competition that could result in a loss of users and reduced revenues or decreased profit margins.

  •
  Failure to increase or maintain the number of paying subscribers or free members for our social networking services would cause our business and financial results to suffer.

  •
  If we are not successful in increasing or maintaining the number of our loyalty marketing members, and in convincing members to actively participate in our programs, our business and financial results will suffer.

  •
  If our social networking members do not interact with our Web sites, our business and financial results will suffer.

  •
  We may be unable to increase or maintain our advertising revenues, which could reduce our profits.

  •
  We do not currently maintain redundant capabilities for our Classmates and MyPoints services, and any disruption of services could harm our business.

  •
  We have no operating history as an independent company, and our historical financial information as part of a business segment of UOL may not be representative of the results we would have achieved as an independent company.

  •
  We may be unsuccessful at acquiring additional businesses, services or technologies, and even if we complete an acquisition, it may not improve our results of operations and may adversely impact our business and financial condition.

          In addition, UOL will continue to control us following the completion of this offering and will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions. You should carefully consider the risks discussed in the section entitled "Risk Factors" in this prospectus before deciding to invest in our Class A common stock.

Our Relationship with United Online, Inc.

          Immediately following this offering, UOL will own 100% of the shares of our Class B common stock, representing approximately    % of our total outstanding shares of common stock and approximately    % of the combined voting power of our outstanding shares of common stock. As a result, UOL will continue to control us following the completion of this offering and will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions.

          In the ordinary course of our business, we have received various services provided by UOL, including management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management, and other services. UOL has also provided us with the services of a number of its executives and employees prior to this offering and will continue to do so after this offering. We will enter into several agreements with UOL prior to the completion of this offering, including a master transaction agreement, an administrative services agreement, a tax sharing agreement, an insurance matters agreement, an employee matters agreement, an intellectual property matters agreement, an advertising sales representation agreement, a technology services agreement and a real estate agreement. For a description of these agreements and the other agreements that we will enter into with UOL, see "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc."

Company Information

          We were incorporated in Delaware in August 2007 and are a wholly-owned subsidiary of UOL. Our principal executive offices are located at 21301 Burbank Boulevard, Woodland Hills, California 91367 and our telephone number is (818) 287-3000. Our Internet address is www. .com.

          Classmates Online, Inc., or Classmates Online, was incorporated in the state of Washington in 1995 and operates Classmates.com. Its subsidiary, Classmates International, Inc., operates three international social networking Web sites: Stayfriends (www.stayfriends.se) in Sweden, Trombi (www.trombi.com) in France and Stayfriends (www.stayfriends.de) in Germany. Classmates Online was a privately-held company prior to being acquired by UOL in November 2004. MyPoints.com, Inc., or MyPoints, was incorporated in Delaware in 1996. MyPoints was a public company from 1999 until it was acquired by UAL Corporation, a large U.S. airline holding company, in 2001. UOL acquired MyPoints in April 2006. Prior to this offering, Classmates Online and MyPoints were operated as wholly-owned subsidiaries of UOL and were included in UOL's Content & Media segment, along with UOL's Web hosting and photo sharing businesses. UOL contributed the stock of Classmates Online and MyPoints to us in August 2007 and both are now our wholly-owned subsidiaries.

          Information contained on, or that can be accessed through, our Web site or the Web sites of UOL or its or our subsidiaries is not part of this prospectus. Classmates™, Classmates.com™, MyPoints™ and Bonusmail™ are our registered trademarks. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

The Offering

Class A common stock offered by us	shares
Class A common stock to be outstanding after this offering	shares
Class B common stock to be outstanding after this offering	shares, all of which are held by UOL
Total common stock to be outstanding after this offering	shares
Voting rights
After completion of this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. UOL will own 100% of the shares of our Class B common stock, representing approximately % of our total outstanding shares of common stock and approximately % of the combined voting power of our outstanding shares of common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion and protective voting provisions as set forth in this prospectus. The holders of Class B common stock will be entitled to ten votes per share, and the holders of Class A common stock will be entitled to one vote per share. See "Description of Capital Stock."
Use of proceeds
We intend to use the net proceeds of the offering to repay $50.0 million of notes payable to UOL, plus accrued and unpaid interest, and for working capital and other general corporate purposes, including to finance our growth and fund capital expenditures and potential acquisitions. See "Use of Proceeds."
Proposed Nasdaq Global Market symbol	CLAS

          Unless otherwise specifically stated, all information in this prospectus assumes:

  •
  no exercise by the underwriters of their option to purchase up to an additional               shares of our Class A common stock; and

  •
  the filing of our amended and restated certificate of incorporation prior to the closing of this offering.

          The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of                  and excludes:

  •
  shares of Class A common stock reserved for issuance under our 2007 Incentive Compensation Plan;

  •
  shares of Class A common stock issuable upon the vesting of restricted stock units to be granted on the date of this offering; and

  •
  shares of Class A common stock subject to options to be granted on the date of this offering at an exercise price equal to the initial public offering price.

Summary Combined and Consolidated Financial Data

          The following table sets forth our summary historical combined and consolidated financial data as of March 31, 2007, for the quarter ended March 31, 2007 and for the years ended December 31, 2006 and 2005 and our summary pro forma combined and consolidated financial data for the year ended December 31, 2006, after giving effect to the acquisition of MyPoints, as if such acquisition had occurred on January 1, 2006.

          Our financial statements included in this prospectus may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a stand-alone company without the shared services of UOL during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance. In addition, the unaudited pro forma statement of operations data and other financial data are presented for informational purposes only and are not necessarily indicative of our operating results had the MyPoints acquisition and this offering occurred as of the dates indicated, nor is it necessarily indicative of future operating results.

          You should read this table in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Combined and Consolidated Financial Data," "Selected Combined and Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this prospectus.

	Classmates Media Corporation(1) (A Wholly-Owned Subsidiary of United Online, Inc.)
			Historical
	Historical	Pro Forma(2)	Year Ended December 31,
	Quarter Ended March 31, 2007	Year Ended December 31, 2006
			2006	2005
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenue	$42,434	$152,109	$139,446	$84,892
Operating expenses	$42,876	$151,882	$140,440	$96,397

Operating income (loss)	$(442)	$227	$(994)	$(11,505)
Income (loss) before income taxes	$(532)	$1,731	$(1,567)	$(11,530)
Loss before cumulative effect of accounting change	$(250)	$(12)	$(2,116)	$(8,191)
Cumulative effect of accounting change, net of tax(3)	$—	$183	$183	$—
Net income (loss)	$(250)	$171	$(1,933)	$(8,191)

Net income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(25.00)	$(1.20)	$(211.60)	$(819.10)
Cumulative effect of accounting change, net of tax(3)	—	18.30	18.30	—

Net income (loss) per share	$(25.00)	$17.10	$(193.30)	$(819.10)

Unaudited supplemental pro forma net income (loss) per share(4)		$—

	At March 31, 2007
	Actual	Supplemental Pro Forma(5)	Pro Forma As Adjusted(6)(7)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4,458	$4,458	$
Total assets	$210,407	$210,407	$
Notes payable to UOL	$—	$50,000	$
Stockholder's equity	$118,834	$68,834	$
			Historical
	Historical	Pro Forma(2)	Year Ended December 31,
	Quarter Ended March 31, 2007	Year Ended December 31, 2006
			2006	2005
	(in thousands)
Other Financial Data:
Adjusted EBITDA(8)	$5,139	$26,552	$23,178	$12,995

  (1)
  We are a wholly-owned subsidiary of UOL, a publicly-traded corporation. Our formation by UOL on August 3, 2007 is considered to be a reorganization of entities under common control. See "Classmates Media Corporation—Audited Combined and Consolidated Financial Statements" included elsewhere in this prospectus.

  (2)
  The pro forma statement of operations data reflects our historical operating results adjusted for the MyPoints acquisition in April 2006. We have not presented any pro forma adjustments for the acquisitions of The Names Database and Trombi because their impact would not meaningfully change our historical results of operations. See "Unaudited Pro Forma Condensed Combined and Consolidated Financial Data" contained elsewhere in this prospectus. Our results for the quarter ended March 31, 2007 fully reflect the operations of the acquired businesses, and no pro forma financial information has been presented for that period.

  (3)
  We adopted Statement on Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS 123R, on January 1, 2006. SFAS 123R requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors. SFAS 123R was adopted by us using an allowable transition method which did not result in the restatement of results from prior periods. Accordingly, a transition adjustment was recorded by us in 2006 representing the cumulative effect of an accounting change. After adoption of SFAS 123R, results of operations for 2006 and future periods are not comparable to our historical results of operations for periods prior to January 1, 2006. See "Stock Based Compensation" contained in Note 1 to the financial statements of "Classmates Media Corporation—Audited Combined and Consolidated Financial Statements" included elsewhere in this prospectus.

  (4)
  Unaudited supplemental pro forma net income (loss) per share has been presented in accordance with the SEC Staff Accounting Bulletin Topic 1:B:3, or SAB. As outlined in the SAB, the planned repayment of the notes payable to UOL is deemed to be funded from the net proceeds from this offering, to the extent that the repayment exceeds our earnings during the previous twelve months. We had a net loss for the year ended December 31, 2006. Accordingly, under the SAB, we are deemed to have utilized $50.0 million of net proceeds to pay the $50.0 million notes payable. Supplemental pro forma net income (loss) per share includes            additional shares for the year ended December 31, 2006, representing the number of shares deemed for accounting purposes to have been sold in this offering in order to raise $50.0 million. To compute the number of shares, we utilized the assumed initial public offering price of $                              per share (the midpoint of the range set forth on the cover page of this prospectus) after deducting the estimated underwriting discounts and offering expenses payable by us.

  (5)
  The supplemental pro forma balance sheet data gives effect to dividends declared to UOL by Classmates Online and MyPoints in August 2007 in the aggregate amount of $50.0 million for a return of capital. The dividends are evidenced by notes payable to UOL that are also reflected in the supplemental pro forma balance sheet data.

  (6)
  The pro forma as adjusted balance sheet data gives effect to the $50.0 million of dividends described in footnote (5) above as well as the issuance and sale of             shares of our Class A common stock in this offering at an assumed initial public offering price of $        per share (the midpoint of the range set forth on the cover page of this prospectus) after deducting the estimated underwriting discounts and offering expenses payable by us and repayment of the notes payable to UOL.

  (7)
  A $1.00 increase (decrease) in the assumed public offering price of $        per share would increase (decrease) as applicable, each of cash and cash equivalents, total assets and stockholder's equity by approximately $    million, assuming the underwriters do not exercise their option to purchase additional shares and assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

  (8)
  Our management uses adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as adjusted EBITDA, to measure our performance. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, taxes, depreciation, amortization, stock-based compensation, restructuring charges, and impairment of goodwill, intangible assets and long-lived assets. We believe that because adjusted EBITDA excludes (1) certain non-cash expenses (such as depreciation, amortization, stock-based compensation and impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of our core operating results over time, this measure provides us with additional useful information to measure our performance on a consistent basis, particularly with respect to changes in performance from period to period. We use adjusted EBITDA in the preparation of our budgets to measure and monitor our performance. We believe that adjusted EBITDA is useful in understanding our operating performance. Not every company in our industry defines this metric in precisely the same way that we do. Adjusted EBITDA is not determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") and is not a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. We evaluate the costs of such tangible and intangible assets through other financial measures such as capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses. We compensate for this limitation by providing supplemental information about stock-based compensation expense in the notes to our combined and consolidated financial statements included elsewhere in this prospectus. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring charges and impairment charges. We will compensate for this limitation by providing information about restructuring charges and impairment charges, when appropriate. The following table sets forth, for the periods presented, a reconciliation of adjusted EBITDA to net income (loss).

			Historical
	Historical	Pro Forma	Year Ended December 31,
	Quarter Ended March 31, 2007	Year Ended December 31, 2006
			2006	2005
	(in thousands)
Net income (loss)	$(250)	$171	$(1,933)	$(8,191)
Add (deduct):
Interest income	(24)	(285)	(16)	(57)
Interest expense	114	492	492	49
Depreciation	1,895	8,202	8,202	5,514
Amortization	2,848	13,076	12,731	16,388
Stock-based compensation	838	4,872	4,872	2,631
Bankruptcy restructuring	—	(1,719)	(1,719)	—
Provision (benefit) for income taxes	(282)	1,743	549	(3,339)

Adjusted EBITDA	$5,139	$26,552	$23,178	$12,995

RISK FACTORS

          You should carefully consider the risks described below before making a decision to buy our Class A common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. In that case, the trading price of our Class A common stock could decline and you might lose all or part of your investment in our Class A common stock. You should also refer to the other information set forth in this prospectus and our combined and consolidated financial statements and related notes.

Risks Related to Our Business

We expect to face increasing competition that could result in a loss of users and reduced revenues or decreased profits.

          The market for our services is competitive, and we expect competition to significantly increase in the future. Our social networking services compete with a wide variety of social networking Web sites, including broad social networking Web sites such as MySpace and Facebook; a number of specialty Web sites, including LinkedIn, Reunion.com and Monster.com's Military.com service, that offer similar online social networking services based on school, work or military communities; and an increasing number of schools, employers and associations that maintain their own Internet-based alumni information services. We also compete with a wide variety of Web sites that provide users with alternative networks and ways of locating and interacting with acquaintances from various affiliations, including Web portals such as Yahoo!, MSN and AOL, and online services designed to locate individuals such as White Pages and US Search. As Internet search engines continue to improve their technology and their ability to locate individuals, including by finding individuals through their profiles on social networking Web sites, these services will increasingly compete with our services. As a result of the growth of the social networking market, a number of companies are attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. In addition, many existing social networking services are broadening their offerings to compete with our services. As we broaden our services and evolve into a service used for meeting new people with similar interests or affiliations, we may compete with the increasing number of social networking Web sites for special niches and areas of interest. For example, our recently launched dating feature competes with a number of online dating services.

          Our MyPoints loyalty marketing business faces competition for members from several other loyalty programs that offer competitive online products and services, including Ebates, Upromise and ThankYou Network. We also face competition from offline loyalty rewards programs that have a significant online presence, such as those operated by credit card, airline and hotel companies.

          We compete for advertising revenues with portal companies, social networking Web sites, online direct marketing businesses, content providers, large Web publishers, Web search engine companies, content aggregation companies, major Internet service providers and various other companies that facilitate Internet advertising. We also compete with traditional offline advertising media, such as radio, television and print advertising, because most companies currently spend only a small portion of their advertising budgets on Internet-based advertising. Internet advertising techniques are evolving, and if our technology and advertising serving techniques do not keep up with the needs of advertisers, we will not be able to compete effectively. If we fail to persuade companies to advertise on our Web sites, our advertising revenues will be adversely affected.

          Some of our competitors have longer operating histories, greater name and brand recognition, larger customer bases, significantly greater financial, technical, sales and marketing resources, and engage in more extensive research and development than we do. Some of our competitors also have lower customer acquisition costs than we do and offer a wider variety of services and more sophisticated or compelling features than ours. If our competitors are more successful than we are in attracting users, our ability to maintain a large and growing user base will be adversely affected. Some of our social networking competitors have more compelling Web sites with more extensive user generated content and offer their services free to their users. If our social networking services are not as compelling and we do not stay current with evolving consumer trends, we may not succeed in maintaining or increasing our membership base. If our competitors provide similar services for free, we may not be able to charge for any of our services. Competition could have a material adverse affect on our subscription revenues from social networking services, as well as on advertising revenues from our social networking and loyalty marketing services. More intense competition could also require us to increase our marketing expenditures. As a result of competition, our revenues and profitability could be adversely affected.

Failure to increase or maintain the number of paying subscribers for our social networking services would cause our business and financial results to suffer.

          We may not be successful in increasing or maintaining the number of paying subscribers for our social networking services. Only a small percentage of members initially registering for our social networking services sign up for a paid subscription at the time of registration. As a result, our ability to generate subscription revenue is highly dependent on our ability to convince free members to return to our Web sites and become paying subscribers. The number of free members returning to our Web sites has been decreasing, and if we were to continue to experience such decreases, it would likely adversely impact our number of paying subscribers.

          Although we have recently experienced an increase in the number of paying subscribers, this trend may not continue. Most of our paying subscribers elect to purchase our services as a result of a limited number of features. For example, we believe that our recently introduced Classmates digital guestbook feature is responsible for a significant portion of the increase in our new pay accounts since the end of 2006. If our social networking pay features are not as compelling and we do not stay current with evolving consumer trends, our free members may not subscribe for our pay features. Any decrease in our conversion rate of free members into paying subscribers could adversely affect our business and financial results.

          Since the beginning of 2006, an average of four to six percent of our paying subscribers each month decide not to renew their subscriptions, which we refer to as "churn." The level of churn we experience fluctuates from quarter to quarter due to a variety of factors, including our mix of subscription terms, which affects the timing of subscription expirations. We must continually add new subscribers both to replace subscribers who elect not to renew their subscriptions and to grow our business beyond our current subscriber base. We expect that our churn rate will continue to fluctuate from period to period. A significant majority of our paying subscribers are on plans that automatically renew at the end of their subscription period. Our sales and marketing practices are currently subject to an inquiry by the United States Federal Trade Commission, or FTC, and any change in our renewal practices as a result of the inquiry or otherwise could have a material impact on our churn rate. If we experience a higher than expected level of churn, it will make it more difficult for us to increase or maintain the number of paying subscribers for our services, which could reduce our revenues.

Failure to increase or maintain the number of free members for our social networking services would cause our business and financial results to suffer.

          The success of our social networking services depends upon our ability to increase or maintain our base of free members, because we generate paying subscribers and advertising revenues as a result of our free members. Our ability to increase our base of free members is dependent upon attracting users to our Web sites. From time to time, we have experienced decreases in the number of new free member registrations, and we may not be able to increase or maintain the level of new free member registrations. Failure to increase or maintain our base of free members could have a material adverse effect on our business and on our ability to implement our strategies.

If we are not successful in increasing or maintaining the number of our loyalty marketing members, and in convincing members to actively participate in our programs, our business and financial results will suffer.

          The success of our MyPoints loyalty marketing business is dependent upon our ability to maintain and expand our active member base. The vast majority of our new loyalty marketing members are derived from a few co-registration sources, which are services that provide new member registrations for MyPoints and unrelated third-party services. The loss of any of these sources of new member registrations or a decrease in the number of new members acquired through these sources could have an adverse affect on our loyalty marketing business. In addition, we generate a significant portion of our loyalty marketing revenues from the activity of a small percentage of MyPoints members. If the advertising campaigns directed to our MyPoints members and the rewards offered are not sufficiently compelling, we may not be able to maintain or increase the percentage of our MyPoints members who actively participate in our programs. If we are unable to increase or maintain the number of new MyPoints members and encourage existing members to actively participate in our service, our business and financial results could be adversely affected.

If our social networking members do not interact with our Web sites, our business and financial results will suffer.

          Our success is dependent upon our social networking members interacting with our Web sites. Currently, the network effect on our social networking Web sites is limited, and the vast majority of our member activity is within our high school communities. Our members do not visit our Web sites frequently and spend a limited amount of time on our Web sites when they visit. In addition, only a limited number of our social networking members post photographs and information about themselves, engage in message board discussions, view other members' profiles or participate in the other features on our Web sites. If we are unable to encourage our members to interact more frequently with our social networking Web sites and to provide user generated content, our ability to attract new users to our Web sites, convert free members to paying subscribers and attract advertisers to our Web sites will be adversely affected. As a result, our business and financial results will suffer, and we will not be able to grow our business as planned.

We may be unable to increase or maintain our advertising revenues, which could reduce our profits.

          We generate advertising revenue from the sale of display advertisements on our Web sites, from advertising campaigns through our loyalty marketing service and as a result of post-transaction sales. Our ability to increase or maintain advertising revenue from each of these sources is largely dependent upon the number of members actively using our services. We must increase user engagement with our services in order to increase our advertising revenues. In addition, Internet advertising techniques are evolving, and if our technology and advertisement serving techniques do not evolve to meet the needs of advertisers, our advertising revenue would decline. Changes in our business model, advertising inventory or initiatives could also cause a decrease in our advertising revenue. From time to time we have undertaken initiatives that we believed would increase our advertising revenues but resulted instead in decreased advertising revenues. In addition, our advertising revenue has fluctuated in the past, and may fluctuate in the future, due to changes in the online advertising market, including extreme fluctuations in online advertising spending patterns and advertising rates. In addition, Internet advertisements are reportedly becoming a means to distribute viruses over the Internet. If this practice becomes more prevalent, it could result in consumers becoming less inclined to click through online advertisements, which could adversely affect the demand for Internet advertising. We do not have long-term agreements with most of our advertisers. Any termination, change or decrease in our advertising relationships could have a material adverse affect on our revenues and profitability. If we do not maintain or increase our advertising revenues, our business, results of operations and financial condition would be materially adversely affected.

          We derive a significant portion of our social networking advertising revenues from a post-transaction sales agreement with Webloyalty, Inc. Under the post-transaction sales agreement, we offer Webloyalty's service to our Classmates members upon completion of the paid subscription registration process, and we generate revenues based on the number of members who are presented with the Webloyalty offer. Webloyalty and some of its post-transaction partners are subject to a consumer class action lawsuit relating to Webloyalty's subscription registration practices. There can be no assurance that we will maintain our post-transaction advertising revenues or that our business will not be adversely impacted.

          Classmates Online does not have its own advertising sales group or advertising delivery technologies, and UOL provides all of these services for Classmates Online. In connection with this offering, we will enter into an advertising sales representation agreement with UOL pursuant to which UOL will continue to provide advertising services to Classmates Online. If our arrangement with UOL terminates or if UOL does not provide us with adequate services, we will have to transition these services in-house or to a third-party advertising sales group and also establish our own advertising delivery technologies. If we are unable to transition such services and develop advertising delivery technologies in an orderly, cost-effective and timely manner, our business and result of operations would suffer.

Our business could be shut down or severely impacted by a catastrophic event.

          Our computer equipment and the telecommunications infrastructure of our third-party network providers are vulnerable to damage from fires, earthquakes, floods, power loss, telecommunications failures, terrorism and similar events. Despite our implementation of network security measures, our servers are also vulnerable to computer viruses, worms, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering of our computer systems. In addition, a significant portion of our critical computer equipment, including our data centers, is located in areas of the states of California and Washington that are particularly susceptible to earthquakes, and a significant portion of Classmates Online's computer equipment and data centers are also located in a flood plain. We do not maintain redundant capabilities for our Classmates and MyPoints services and any of these events could result in a significant and extended disruption of these services. Currently, we do not have a disaster recovery plan to address these and other vulnerabilities. As a result, it would be difficult to operate these businesses in the event of a disaster. Any prolonged disruption of our services due to these, or other events would severely impact or shut down our business. We do not carry earthquake or flood insurance, and the property, business interruption and other insurance we do carry may not be sufficient to cover, if at all, losses that may occur as a result of any events which cause interruptions in our services.

Our marketing activities, which are very important to the success and future growth of our business, may not be successful and may become more expensive.

          We use online advertising to promote our social networking services to potential new free members. Most of our online advertising arrangements are structured such that we pay a fee for each new free account registration generated through a particular advertisement. The cost of online advertising has generally been increasing in recent periods, which has resulted in an increase in our marketing expenditures. If the cost of online advertising continues to escalate, we may experience decreases in the number of new account registrations unless we increase our marketing expenditures. However, increases in our marketing expenditures could adversely impact our profitability, and there can be no assurance that our marketing activities will be successful. Our loyalty marketing business relies on several co-registration sources for the vast majority of our new member registrations. If these third-party sources prove to be ineffective or become unavailable in the future, or if the cost to acquire new loyalty marketing members through these sources increases, our financial results could be materially and adversely impacted.

Our social networking and loyalty marketing businesses rely heavily on email campaigns, and any restrictions on the sending of emails could adversely affect our results of operations.

          Our business is highly dependent upon email. Our emails generate the majority of the traffic on our social networking Web sites and are the most important driver of member activity for our loyalty marketing service. Each month, a significant number of email addresses for our social networking and loyalty marketing members become invalid. This disrupts our ability to email these members. Further, social networking members cannot contact or interact with members with invalid emails, which undermines a key reason that members use our social networking services. Because of the importance of email to our businesses, if we are unable to successfully deliver emails to our members, our revenue and profitability would be adversely affected.

          The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, regulates the distribution commercial emails. Among other things, the CAN-SPAM Act provides a right on the part of an email recipient to request the sender to stop sending messages. In compliance with the CAN-SPAM Act, we do not send commercial emails to our members if they elect to opt-out of receiving these emails. As a result, an increase in the number of members who opt-out of receiving commercial emails from us could adversely affect our business. In addition, voluntary actions by third-parties to block, impose restrictions on, or charge for the delivery of, emails through their email systems could materially and adversely impact our business. From time to time, Internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver emails to our members. Any disruption or restriction on the distribution of emails or increase in the associated costs could adversely impact our ability to continue our email campaigns, which would materially and adversely affect our revenues and profitability.

We may be unsuccessful at acquiring additional businesses, services or technologies, and even if we complete an acquisition, it may not improve our results of operations and may adversely impact our business and financial condition.

          We intend to actively review a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, expand our geographic reach or that may otherwise be complementary to our existing businesses. The merger and acquisition market for companies offering Internet services is extremely competitive. In addition, negotiating these transactions can be time-consuming, difficult and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control.

          We routinely engage in discussions regarding potential acquisitions and any of these transactions could be material to our business and financial condition. The anticipated benefits of a particular acquisition may not materialize and the integration efforts relating to any particular acquisition may not be successful. Acquiring a business, service or technology involves many risks, including:

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  disruption of our ongoing business and significant diversion of management from day-to-day responsibilities;

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  acquisition financings that involve the issuance of potential dilutive equity or the incurrence of debt;

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  reduction of cash and other resources available for operations and other uses;

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  difficulty assimilating the acquired customer bases, technologies and operations;

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  difficulty assimilating and retaining employees from the acquired business;

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  risks of entering markets in which we have little or no direct prior experience;

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  potential impairment of relationships with users, customers or vendors as a result of changes in management of the acquired business;

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  large write-offs either at the time of the acquisition or in the future, the incurrence of restructuring charges, the amortization of identifiable intangible assets, and the impairment of amounts capitalized as intangible assets; and

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  lack of controls, policies and procedures appropriate for a public company, and the time and cost related to the remediation of such controls, policies and procedures.

          Any of these risks could harm our business and financial results. In addition, an acquisition of a foreign business involves risks in addition to those set forth above, including risks associated with potentially unfamiliar economic, political and regulatory environments and integration difficulties due to language, cultural and geographic differences.

If we are unable to develop new or enhanced features or fail to predict or respond to emerging trends and consumers' changing needs, our business and financial results will suffer.

          Our future success will depend in part on our ability to modify or enhance our Web site features to meet consumer demands, add features and address technological advancements. If we are unable to predict consumer preferences or industry changes, or if we are unable to modify our Web site features in a timely manner, we may lose members and advertisers. New features may be dependent upon our obtaining needed technology or services from third parties, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We spend significant resources developing and enhancing our features. However, new or enhanced features may have technological problems or may not be accepted by consumers or advertisers. For example, in 2006 we launched a new member registration process that was ineffective and was terminated. We have recently launched or announced the development of a number of new features and changes to our Web sites, and there can be no assurance that new designs or features will be launched as anticipated or will be commercially successful. If we are unable to successfully develop, acquire or implement new features or enhance our existing features in a timely and cost-effective manner, our business and results of operations may be adversely affected.

We have a history of losses and we may not achieve profitability in the future.

          We have incurred losses in recent periods, including net losses of $250,000 for the three months ended March 31, 2007 and $1.9 million and $8.2 million for the years ended December 31, 2006 and 2005, respectively. As of March 31, 2007, our accumulated deficit was $12.1 million. We expect that our operating expenses will increase as we implement our strategies and incur expenses associated with being a public company. If our revenues do not increase to offset these expected increases in costs and operating expenses, our operating results would be materially and adversely affected. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses.

We have no operating history as an independent company, and our historical financial information as part of a business segment of UOL may not be representative of the results we would have achieved as an independent public company.

          The historical financial information included in this prospectus has been derived from the combined and consolidated financial statements of UOL and does not necessarily reflect what our results of operations, financial position and cash flows would have been had we been an independent company during the periods presented. The historical costs and expenses reflected in our financial statements include an allocation for services historically provided by UOL, including management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources, facilities management, and other services. The amounts recorded for these services are not necessarily representative of the amounts that would have been reflected in our financial statements had we been an independent company. We plan to expand our own administrative functions, including our finance and legal functions, which may be at higher costs than the comparable services currently provided by UOL. In addition, we expect to incur significant additional costs associated with operating as an independent public company, including legal, accounting, insurance and SEC reporting and compliance costs and other expenses. These costs and expenses may be materially different than those reflected in our historical results of operations. Accordingly, the financial statements included in this prospectus are not necessarily indicative of our future results of operations, financial position and cash flows. For additional information, see "Selected Combined and Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined and consolidated financial statements and notes thereto.

Our results of operations and key business metrics may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

          Our results of operations and key business metrics may fluctuate as a result of a variety of factors, many of which are outside of our control. If our results of operations or key business metrics fall below the expectations of securities analysts or investors, the trading price of our Class A common stock could decline substantially. Fluctuations in our results of operations and key business metrics may be due to a number of factors, including:

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  changes in the number of social networking paid subscriptions;

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  the number of members accessing our services and the extent of their engagement with our services;

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  variations in our advertising revenues and our ability to attract advertisers to our loyalty marketing and social networking services;

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  changes in marketing costs and customer acquisition costs;

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  the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

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  the timing and success of new service introductions by us or our competitors;

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  changes in our pricing policies or those of our competitors;

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  the timing of costs related to the development or acquisition of technologies, services or businesses;

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  service outages, security breaches or consumer privacy concerns relating to our services; and

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  the timing of revenue recognition.

          We believe that our revenues, results of operations and key business metrics may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of one period as an indication of our future performance. In addition, if our quarterly revenues, results of operations and key business metrics do not meet or exceed the expectations of securities analysts or investors, the price of our Class A common stock could decline substantially.

Our international operations and plans for international expansion may not be successful.

          We have invested significantly in expanding our social networking services into several international markets, primarily Sweden, Germany and France. One of our strategies is to continue the expansion of our social networking and loyalty marketing services into additional international markets. Our international operations are not currently profitable. We intend to continue investing significantly in our international operations, including through the expansion of our services into new markets. However, the investment of additional resources may not produce desired levels of revenue or profitability, and we may not be successful in expanding into new markets. Managing a global organization is difficult, time consuming and expensive. We have limited experience operating in foreign jurisdictions which may increase the risk that any international expansion efforts we undertake will not be successful. In addition, conducting international operations involves additional risks and uncertainties, including:

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  disruption of our ongoing business and significant diversion of management from day-to-day responsibilities;

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  localization of our services, including translation into foreign languages and adaptation for local practices and regulatory requirements;

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  lack of familiarity with and unexpected changes in foreign regulatory requirements, including in particular those applicable to online commerce;

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  longer accounts receivable payment cycles, and difficulties in collecting accounts receivable for advertising fees;

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  difficulties in managing and staffing international operations;

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  fluctuations in currency exchange rates;

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  potentially adverse tax consequences, including the complexities of foreign value added tax systems and restrictions on the repatriation of earnings;

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  the burdens of complying with a wide variety of foreign laws and legal standards;

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  increased financial accounting and reporting burdens and complexities;

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  political, social and economic instability abroad, terrorist attacks and security concerns in general; and

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  reduced or varied protection for intellectual property rights.

          The occurrence of any one of these risks could negatively affect our international operations and consequently our financial results.

          Some of our subscription fees are currently denominated in United States dollars and paid in local currency. As a result, fluctuations in the value of the United States dollar and foreign currencies may make our services more expensive for international customers, which could harm our ability to expand internationally and could increase our international operating costs.

We rely on third-parties for our customer billing, technical support and customer service operations, and our business may suffer if these systems do not function as planned.

          Our customer billing, technical support and customer service operations are highly complex processes, and our systems must efficiently interface with the third-parties to whom we outsource some of these functions. These functions are central to our operations, because they involve sensitive interactions between us and our members, advertisers and partners. Our ability to accurately and efficiently bill our members is dependent on the successful operation of third-party billing systems. We have experienced customer billing problems from time to time and may experience additional problems in the future. We currently outsource some of our technical support and customer service functions. As a result, we maintain only a small number of internal technical support and customer service personnel. We are not equipped to provide the necessary range of technical support and customer service functions in the event that our vendor becomes unable or unwilling to provide these services to us. Problems with our credit card processors and other customer billing vendors or our outsourced technical support and customer service operations, and any other failures or errors in third-party systems, could materially and adversely affect our business and results of operations.

If our security measures are breached and unauthorized access is obtained to our members' personal data, we may incur significant liabilities, our systems may be perceived as not being secure and consumers may stop using our services.

          The services we offer involve the storage of large amounts of confidential information, including our members' personal data and credit card information. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, we could be subject to liability. Our security measures may not be effective in preventing these types of activities. In addition, the security measures of our third-party data center facilities, customer billing services, technical support and customer service operations or other vendors may not be adequate. Because techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our members or third-parties may assert liability claims against us as a result of any failure by us or third-parties to prevent security breaches or the unauthorized disclosure of our members' information, failure to comply with applicable data protection laws or our own posted privacy policies, and other activities. In addition to potential legal liability, these activities may adversely impact our reputation and may interfere with our ability to provide our services, all of which could adversely impact our business.

Assertions by a third-party that we infringe its intellectual property could result in costly and time-consuming litigation, expensive licenses or the inability to operate as planned.

          The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to provide our services or develop new services and features, which could make it more difficult for us to operate our business. We have in the past received, and may continue to receive, inquiries from third parties as to whether we infringe their proprietary rights. Any litigation or claims, whether or not valid, could be time-consuming, expensive to litigate or settle and could divert our managements' attention and financial resources.

          If we are determined to have infringed upon a third-party's intellectual property rights, we may be required to pay substantial damages, stop using technology found to be in violation of a third-party's rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technology, that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and results of operations could be harmed.

Our business will be adversely affected if we are unable to protect our intellectual property rights from unauthorized use or infringement by third-parties.

          We rely on a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements, invention assignment agreements and non-disclosure agreements with employees, contractors and suppliers, to protect our proprietary rights, all of which provide only limited protection.

          We pursue the registration of our trademarks and service marks in the United States and other countries. We have 25 registered United States trademarks. We cannot assure you that any future trademark registrations will be issued for pending or future applications or that any registered trademarks or service marks will be enforceable or provide adequate protection of our proprietary rights. We currently have three issued patents and 24 patent applications pending in the United States, and four issued patents in foreign countries, that each relate to our MyPoints service. Patents may not issue from our currently pending patent applications or issue in a manner that gives us the protection that we seek, if at all, and any patent issued to us may be challenged, invalidated or circumvented. In addition, patents issued to us may not provide sufficiently broad protection or prove to be enforceable in actions against alleged infringers.

          The steps we have taken to limit access to, and disclosure of, our proprietary information may not prevent unauthorized use of our technology. Moreover, others may independently develop technologies that are competitive with ours or infringe our intellectual property. We cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property rights.

          In addition, effective patent, trademark, copyright and trade secret protection may not be available in every country in which our services are available. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

If we are unable to protect our domain names, our reputation and brands could be adversely affected.

          We currently hold various domain name registrations relating to our brands, including Classmates.com and MyPoints.com. The registration and maintenance of domain names generally are regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is in flux. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon or otherwise decrease the value of, our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our Web sites and our services.

Our future success depends on the continued service and effective integration of our key management personnel, and the loss of one or more of these employees, or our inability to attract and retain qualified personnel, could harm our business.

          Our business is largely dependent on the efforts and abilities of our key management personnel. The loss of one or more of our key management personnel could harm our business and prospects. In addition, Mark R. Goldston, our Chairman, President and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of UOL, which may result in significant diversion from his day-to-day responsibilities. We have entered into an employment agreement with our new chief financial officer and the President of Classmates Online, and are in the process of hiring other executive officers. These individuals will have to be integrated into our management team successfully. We do not carry key person life insurance on any of our employees and any of our employees can terminate his or her employment relationship with us at any time.

          Our future success also depends on our ability to attract, retain and motivate highly skilled technical, managerial, sales, marketing and service and support personnel. Competition for sales, marketing and technology development personnel is particularly intense in the Internet and technology industries. As a result, we may be unable to successfully attract or retain qualified personnel, which could harm our business.

Our failure to accurately estimate levels of points redemption by our loyalty marketing members could adversely affect our business and results of operations.

          We have a significant member redemption liability on our balance sheet as a result of our obligation to provide benefits to our loyalty marketing members when they redeem points earned in connection with our loyalty marketing service. The amount of this liability is based on a variety of estimates, including those relating to the amount of points that will ultimately be redeemed. If our assumptions prove to be incorrect, our liability may be greater than the liability reflected on our balance sheet, which could adversely affect our financial position and results of operations. In addition, if points redemptions are greater than what we have historically experienced, our cost of revenue would increase, which could adversely impact our results of operations.

Changes in laws and regulations and new laws and regulations may adversely affect our results of operations.

          We are subject to a variety of international, federal, state and local laws and regulations, including those relating to issues such as user privacy and data protection, defamation, pricing, advertising, taxation, contests and sweepstakes, promotions, billing, content regulation, bulk email or "spam," anti-spyware initiatives, security breaches and consumer protection. Compliance with the various laws and regulations, which in many instances are unclear or unsettled, is complex. Any changes in such laws or regulations, the enactment of any additional laws or regulations, or increased enforcement activity of such laws and regulations, could significantly impact our costs or the manner in which we conduct business, all of which could adversely impact our results of operations and cause our business to suffer.

          The FTC and certain state agencies have investigated Internet companies in connection with consumer protection and privacy matters. The federal government has also enacted consumer protection laws, including laws protecting the privacy of consumers' nonpublic personal information. Our failure to comply with existing laws, including those of foreign countries in which we operate, the adoption of new laws or regulations regarding the use of personal information or an investigation of our privacy practices could increase the costs of operating our business. In addition, in the European Union member states and other foreign countries, data protection is even more highly regulated and rigidly enforced. To the extent that we further expand our business into these countries, we expect that compliance with these regulations will be more burdensome and costly for us.

          In June 2007, we received a letter from the FTC advising us that it was conducting an inquiry into Classmates Online's activities in the marketing and sale of subscriptions to consumers. We are in the process of providing the documents and information requested by the FTC, which include documents and information related to our auto-renewal practices. We cannot assure that our services and business practices, or future changes to our services and business practices, will not subject us to claims and liability by governmental agencies or private parties. To the extent that our services and business practices change as a result of claims or actions by governmental agencies, such as the FTC, or private parties, any such changes could materially and adversely affect our business, financial position, results of operations and cash flows.

          In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. The Internet Tax Freedom Act, which placed a moratorium on new state and local taxes on Internet commerce, is in effect through November 2007. Future laws imposing taxes or other regulations on the provision of goods and services over the Internet could make it substantially more expensive to operate our business.

We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.

          We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased investment in capital equipment or the acquisition of businesses or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely. In addition, our amended and restated certificate of incorporation and the master transaction agreement prevent us, without the prior consent of UOL, from incurring aggregate outstanding indebtedness in excess of $150 million or issuing capital stock that would result in UOL owning less than a majority of the outstanding shares of our common stock or less than 80% of the total voting power of our outstanding common stock. If UOL does not provide the requisite consent, we may not be able to obtain additional funding or issue additional securities and as a result, our business and financial results may be harmed.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and harm our operating results.

          A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business. For example, on January 1, 2006, we adopted Statement of Financial Accounting Standards (revised 2004), Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires that employee stock-based compensation be measured based on its fair-value on the grant date and treated as an expense that is reflected in the financial statements over the related service period. As a result of SFAS No. 123R, our operating results in 2006 reflect stock-based compensation expenses allocated to us by UOL that are not reflected in prior periods, making it more difficult for investors to evaluate our 2006 operating results relative to prior periods.

Risks Related to Our Relationship with United Online, Inc.

As long as UOL controls us, the ability of holders of our Class A common stock to influence matters requiring stockholder approval will be limited.

          After completion of this offering, UOL will own 100% of the shares of our Class B common stock, representing approximately    % of our total outstanding shares of common stock and approximately    % of the combined voting power of our outstanding common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion and protective voting provisions as set forth in this prospectus. The holders of our Class B common stock will be entitled to ten votes per share, and the holders of our Class A common stock will be entitled to one vote per share. If our Class B common stock is transferred to a person other than UOL or any of its subsidiaries (excluding us), other than in a distribution to its stockholders under Section 355 of the Internal Revenue Code of 1986, as amended, those shares would automatically convert into Class A common stock. In addition, prior to any such distribution, all shares of Class B common stock will automatically convert into shares of Class A common Stock at such time as UOL and its subsidiaries (excluding us) own less than a majority of the total voting power of our outstanding common stock or less than 33 1/3% of the outstanding shares of our common stock.

          In addition, until such time as UOL and its subsidiaries (excluding us) own shares representing less than a majority of the total voting power of our outstanding common stock, UOL will be able to elect all of the members of our board of directors and will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting, and investors in this offering will not be able to affect the outcome of any stockholder vote during this period. As a result, UOL will have the ability to control all matters affecting us, including:

  •
  the composition of our board of directors and, through our board of directors, any determination relating to our business plans and policies;

  •
  any determinations relating to mergers, acquisitions and other business combinations;

  •
  our acquisition or disposition of assets;

  •
  our financing activities;

  •
  certain changes to our amended and restated certificate of incorporation;

  •
  changes to the intercompany agreements between us and UOL;

  •
  corporate opportunities that may be suitable for both us and UOL;

  •
  the payment of dividends on our common stock; and

  •
  the number of shares available for issuance under our stock plans for our prospective and existing employees.

          Our amended and restated certificate of incorporation and the master transaction agreement that we will enter into with UOL as a part of this offering also contain provisions that require, as long as UOL and its subsidiaries (excluding us) own at least a majority of the total voting power of our outstanding common stock and at least 33 1/3% of the outstanding shares of our common stock, the prior affirmative vote or written consent of UOL in order for us to:

  •
  incur aggregate outstanding indebtedness in excess of $150 million;

  •
  issue capital stock that would result in UOL owning less than a majority of the outstanding shares of our common stock or less than 80% of the total voting power of our outstanding common stock;

  •
  consolidate or merge with any other entity;

  •
  sell all or substantially all of our assets; or

  •
  take any actions to dissolve, liquidate or wind-up our company.

          If UOL does not provide the requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and financial results may be harmed.

          UOL's voting control may discourage transactions involving a change of control of us, including transactions in which you as a holder of our Class A common stock might otherwise receive a premium for your shares over the then-current market price. UOL is not prohibited from selling a controlling interest in us to a third-party and may do so without your approval and without providing for a purchase of your shares of Class A common stock. Accordingly, your shares of Class A common stock may be worth less than they would be if UOL did not maintain voting control over us or have the additional rights described above.

          By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation and the master transaction agreement with respect to the limitations that are described in this prospectus.

The corporate opportunity provisions in our amended certificate of incorporation could enable UOL to benefit from corporate opportunities that might otherwise be available to us.

          Our amended and restated certificate of incorporation provides that UOL will have no duty to refrain from engaging in the same or similar business activities or lines of business as us or doing business with any of our clients, customers or vendors or employing or otherwise engaging or soliciting any of our officers, directors or employees.

          In addition, the corporate opportunity policy set forth in our amended and restated certificate of incorporation addresses potential conflicts of interest between our company, on the one hand, and UOL and its officers and directors who are also officers or directors of our company, on the other hand. The policy provides that if UOL acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both UOL and us, we will have renounced our interest in the corporate opportunity. It also provides that if one of our directors or officers who is also a director or officer of UOL learns of a potential transaction or matter that may be a corporate opportunity for both UOL and us, we will have renounced our interest in the corporate opportunity and the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of UOL's actions with respect to that corporate opportunity, unless that opportunity is expressly offered to that person in solely in his or her capacity as our director or officer.

          This policy could result in UOL having rights to corporate opportunities in which both we and UOL have an interest. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to these provisions of our amended and restated certificate of incorporation. The principles for resolving such potential conflicts of interest are described under "Description of Capital Stock—Corporate Opportunities and Interested Directors."

Our intercompany agreements with UOL may be less favorable to us than similar agreements between unaffiliated third-parties.

          We will enter into several intercompany agreements with UOL while we are a wholly-owned subsidiary of UOL and while some of our executive officers and directors are also executive officers and directors of UOL. These agreements may be less favorable to us than agreements negotiated between unaffiliated third-parties. Under our agreements with UOL, we have agreed to indemnify UOL for, among other matters, liabilities related to our business, and we have assumed these and certain other liabilities as part of our separation from UOL. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." for a description of these indemnification obligations, as well as the other terms and obligations of our agreements with UOL. Additionally, the allocation of assets and liabilities between UOL and us may not reflect the allocation that would have been reached by two unaffiliated parties.

Our agreements with UOL may deter transactions that would result in a change of control of us that may be in the best interest of our stockholders.

          Our ability to engage in transactions that would result in a change in control of our company will be limited by provisions contained in our amended and restated certificate of incorporation and the master transaction agreement and the tax sharing agreement that we will enter into with UOL as part of this offering. Specifically, under our amended and restated certificate of incorporation and the master transaction agreement, UOL's consent is required for us to consolidate or merge with any other entity, sell all or substantially all of our assets or take any actions to dissolve, liquidate or wind-up our company, which may act as a deterrent to an acquisition of us by a third-party. Under the tax sharing agreement, we will agree, in the event UOL completes a spin-off, not to take certain actions, such as asset sales or contributions, mergers, stock issuances or stock sales within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the spin-off failing to qualify as a tax-free spin-off. These limitations may act as a deterrent to transactions involving a change in control of us that might be in the best interest of our stockholders. For more information, see "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." and "Description of Capital Stock—Approval Rights of Holders Class B Common Stock."

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our agreements with UOL.

          As a subsidiary of UOL, we have relied on administrative and other resources of UOL to operate our business. In connection with this offering, we will enter into various service agreements to retain the ability for specified periods to use these resources. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." for a more detailed description of these various agreements. These services may not be provided at the same level as when we were a wholly-owned subsidiary of UOL, and we may not be able to obtain the same benefits that we received prior to this offering. We will eventually need to create our own administrative and other support systems, or contract with third-parties, to replace the resources that UOL currently provides, which will likely add to our operating expenses and could adversely affect our results of operations. In addition, we have received informal support from UOL that may not be addressed in the agreements we will enter into with UOL, and this informal support may diminish as we become a more independent company. Any failure or significant downtime in our own administrative systems or in UOL's administrative systems during the transitional period could result in unexpected costs, impact our results of operations and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

In order to preserve the ability for UOL to distribute its shares of our Class B common stock on a tax-free basis, we may be prevented from pursuing opportunities to raise capital, to effectuate acquisitions or to provide equity incentives to our employees.

          Beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for UOL to effect a tax-free spin-off of us or certain other tax-free transactions. We have agreed that for so long as UOL continues to own greater than    % of

the voting control of our outstanding common stock, we will not knowingly take or fail to take any action that could reasonably be expected to preclude UOL's ability to undertake a tax-free spin-off. Additionally, under our amended and restated certificate of incorporation and the master transaction agreement, we must obtain the consent of UOL to issue capital stock that would result in UOL owning less than majority of the outstanding shares of our common stock or less than 80% of the total voting power of our outstanding common stock, which could cause us to forgo capital raising or acquisition opportunities that would otherwise be available to us. As a result, we may be precluded from pursuing certain growth initiatives, such as acquisitions and raising additional capital through other public and private offerings of our securities.

Although we will enter into a tax sharing agreement with UOL under which our tax liabilities effectively will be determined as if we were not part of any consolidated, combined or unitary tax group of UOL and/or its subsidiaries, we nonetheless could be held liable for the tax liabilities of other members of these groups.

          Classmates Online and MyPoints have historically been included in UOL's consolidated group for United States federal income tax purposes, as well as in certain consolidated, combined or unitary groups that include UOL and/or certain of its subsidiaries for state and local income tax purposes. We will enter into a tax sharing agreement with UOL that will become effective upon consummation of this offering. Under the tax sharing agreement, we and UOL generally will make payments to each other such that, with respect to tax returns for any taxable period in which we or any of our subsidiaries are included in UOL's consolidated group for United States federal income tax purposes or any other consolidated, combined or unitary group of UOL and/or its subsidiaries, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we and each of our subsidiaries included in such consolidated, combined or unitary group filed our own consolidated, combined or unitary tax return.

          We and our subsidiaries will be included in the UOL consolidated group for United States federal income tax purposes for periods in which UOL owned at least 80% of the total voting power and value of our outstanding stock. Each member of a consolidated group during any part of a consolidated return year is jointly and severally liable for tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or foreign income tax purposes is jointly and severally liable for the state, local or foreign income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, for any period in which we are included in the UOL consolidated group for United States federal income tax purposes or any other consolidated, combined or unitary group of UOL and/or its subsidiaries, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.

          In addition, if UOL decides to undertake a tax-free spin-off of our Class B common stock, we would generally be liable for, among other things, any taxes resulting from the failure of such spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off.

Our inability to resolve favorably any disputes that arise between us and UOL with respect to our past and ongoing relationships may result in a significant disruption of our business.

          Disputes may arise between UOL and us in a number of areas relating to our ongoing relationship, including:

  •
  labor, tax, employee benefit, indemnification and other matters arising from our separation from UOL;

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  employee retention and recruiting;

  •
  business combinations involving us;

  •
  sales or dispositions by UOL of all or any portion of its ownership interest in us;

  •
  the nature, quality and pricing of services UOL has agreed to provide us; and

  •
  business opportunities that may be attractive to both UOL and us.

          We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party that did not control us.

          The agreements we will enter into with UOL may be amended upon agreement between the parties. While we are controlled by UOL, we may not have the leverage to negotiate any necessary amendments to these agreements on terms as favorable to us as we might be able to negotiate with an unaffiliated third-party.

Some of our directors and officers may have conflicts of interest because of their equity ownership of UOL or their management positions with UOL.

          Some of our directors and officers own UOL common stock, restricted stock units and options to purchase UOL common stock. In addition, some of our directors and officers are also directors and officers of UOL. In particular, our Chairman, President and Chief Executive Officer, Mark R. Goldston, is also the Chairman, President and Chief Executive Officer of UOL. Equity ownership of UOL by our directors and officers after this offering and the presence of directors and officers of UOL on our board of directors or as members of our management could create, or appear to create, conflicts of interest on matters involving both us and UOL that could have different implications for UOL than they do for us. Provisions of our amended and restated certificate of incorporation and the master transaction agreement that we will enter into with UOL as a part of this offering address corporate opportunities that are presented to our directors or officers who are also directors or officers of UOL. However, these provisions may not adequately address potential conflicts of interest, and potential conflicts of interest may not be resolved in our favor. Furthermore, we may not be able to take advantage of corporate opportunities presented to individuals who are directors or officers of both us and UOL. As a result, we may be precluded from pursuing certain growth initiatives.

UOL's ability to control our board of directors may make it difficult for us to recruit high-quality independent directors.

          So long as UOL beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, UOL can effectively control our board of directors. Furthermore, the interests of UOL and our other stockholders may diverge. Under these circumstances, individuals who might otherwise accept our invitation to join our board of directors may decline, and it may prove to be difficult for us to recruit high-quality independent directors.

Because we will be a "controlled company" within the meaning of the Nasdaq Global Market rules, our stockholders will not have the benefit of certain important corporate governance requirements that provide protection to stockholders of other publicly-held companies.

          After the completion of this offering, UOL will own more than 50% of the total voting power of our capital stock, and as a result we will be a "controlled company" under the Nasdaq Global Market, or Nasdaq, corporate governance requirements. As a controlled company, we will be exempt from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:

  •
  that a majority of our board of directors consist of independent directors;

  •
  that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities.

          While we will voluntarily cause our corporate governance and nominating committee and our compensation committee to initially have charters that comply with the Nasdaq corporate governance requirements, we are not required to maintain those charters. As a result of our use of the "controlled company" exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Risks Related to this Offering

The trading price for our Class A common stock may be volatile, and you may not be able to resell shares of our Class A common stock at or above the price you paid.

          Prior to this offering, our Class A common stock has not been traded in a public market. The estimated initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our Class A common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. These broad market and industry factors may decrease the market price of our Class A common stock, regardless of our actual operating performance. The stock market in general and technology companies in particular also have experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

No public market for our Class A common stock currently exists and an active trading market may not develop or be sustained following this offering.

          Prior to this offering, there has been no public market for our Class A common stock. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. In addition, an inactive market may impair our ability to raise capital by selling shares and may impair our ability to acquire other businesses, services or technologies by using our shares as consideration, which in turn could materially adversely affect our business.

If securities or industry analysts do not publish or cease publishing research or reports about us, or if they change their recommendations regarding our Class A common stock, the trading price and volume of our Class A common stock could decline.

          The trading market for our Class A common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose investor attention in the financial markets, which in turn could cause our stock price or trading volume to decline.

We will have broad discretion in the use of a significant portion of the net proceeds from this offering and may not use them effectively.

          Our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering to repay $50.0 million of notes payable to UOL and for working capital and other general corporate purposes, including to finance our growth and fund capital expenditures and potential acquisitions. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our expansion efforts, development and marketing activities and competition. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Substantial future sales of our common stock in the public market could cause the trading price of our Class A common stock to fall.

          Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the trading price of our Class A common stock to decline and impede our ability to raise capital through the issuance of additional equity securities. See "Shares Eligible for Future Sale" for a discussion of possible future sales of our common stock.

          Upon completion of this offering, we will have            shares of Class A common stock and            shares of Class B common stock outstanding. UOL will own 100% of the shares of our Class B common stock, representing approximately    % of our total outstanding shares of common stock. UOL has no contractual obligation to retain these shares owned by it, except that it has agreed not to sell or otherwise dispose of any of its shares of our common stock, subject to certain exceptions, without the consent of the representatives of underwriters for a period of 180 days from the date of this prospectus (as described under "Underwriting"). Subject to applicable United States federal and state securities laws, UOL may sell or otherwise dispose of any or all of the shares of our common stock that it owns, which may or may not include the sale of a controlling interest in us, either after the expiration of the 180-day lock-up period or before the expiration of the 180-day lock-up period with the consent of the underwriters. If UOL elects to convert its shares of Class B common stock into Class A common stock, an additional            shares of Class A common stock will be available for sale after the period of 180 days from date of this prospectus, subject to applicable United States federal and state securities laws. In addition, UOL has the right to cause us to register the sale of its shares of our common stock under the Securities Act of 1933, as amended, or the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

          If UOL distributes shares of our stock that it owns to its stockholders, all of these shares would be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of our shares would be sold in the open market in anticipation of, or after, any such distribution. We also are unable to predict whether a sufficient number of buyers for our shares would be in the market at that time. Any sale by UOL or us of our shares in the public market or the perception that sales could occur, whether as a result of any distribution of our shares by UOL to its stockholders or otherwise, could harm the prevailing market price of our shares.

          In addition, our directors and officers have entered into lock-up agreements with the representatives of the underwriters as described under "Underwriting." All shares sold in this offering will be freely transferable without further restriction or further registration under the Securities Act, unless these shares are held by "affiliates" as that term is defined in Rule 144 under the Securities Act.

          Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering                        shares of, our Class A common stock that will be registered for issuance under our 2007 Incentive Compensation Plan. The Form S-8 registration statement will automatically become effective upon filing, and shares registered thereon will be available for sale in the open market, subject to the lock-up agreements, as well as any vesting requirements and the lapsing of restrictions on restricted stock, although sales of shares held by our affiliates will be limited by Rule 144 volume limitations. Significant sales of our shares pursuant to our 2007 Incentive Compensation Plan could also harm the prevailing market price for our Class A common stock.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value.

          Purchasers of our Class A common stock in this offering will incur immediate and substantial dilution of $                      per share in the net tangible book value of our Class A common stock based on the assumed initial public offering price of $                      per share (the midpoint of the range set forth on the cover page of this prospectus).

The difference in the voting rights of our Class A and our Class B common stock may harm the value and liquidity of our Class A common stock.

          The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion, protective voting provisions as set forth in this prospectus. The holders of Class B common stock will be entitled to 10 votes per share, as well as certain other rights associated with the Class B common stock, and the holders of our Class A common stock will be entitled to one vote per share. The difference in the voting rights of our Class A and Class B common stock could harm the value of the Class A common stock to the extent that any current or future investor in our common stock ascribes value to the rights of the holders of our Class B common stock to 10 votes per share. The existence of two classes of common stock could result in less liquidity for either class of common stock than if there were only one class of our common stock. See "Description of Capital Stock" for a description of our common stock and rights associated with it.

If UOL spins off our high-vote Class B common stock to its stockholders, the voting rights of our Class A common stock will continue to be disproportionately lower than the voting rights of our Class B common stock.

          If UOL spins off our Class B common stock to its stockholders, the voting rights of our Class A common stock will continue to be disproportionately lower than the voting rights of our Class B common stock. Therefore, the holders of our Class B common stock will continue to be able to direct the election of all of the members of our board of directors and exercise a controlling influence over our business and affairs.

Our amended and restated certificate of incorporation, amended and restated bylaws, Delaware law and our stockholder rights plan contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

          Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of making it more difficult or discouraging a change of control or changes in our management. These provisions include the following:

  •
  the division of our board of directors into three classes, with each class serving for a staggered three-year term, which would prevent stockholders from electing an entirely new board of directors at any annual meeting;

  •
  the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  •
  the prohibition of cumulative voting in the election of directors or any other matters, which would otherwise allow less than a majority of stockholders to elect director candidates;

  •
  the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders' meeting;

  •
  the ability of the board of directors to issue, without stockholder approval, up to            shares of preferred stock with terms set by the board of directors, which rights could be senior to those of our Class A common stock; and

  •
  at such time as UOL and its subsidiaries (excluding us) own less than a majority of the total voting power of our outstanding common stock, stockholders may not act by written consent and may not call special meetings of the stockholders.

          In addition, we expect that our board of directors will adopt a rights plan prior to the completion of this offering. The rights plan will make it more difficult for a third-party to acquire us without the approval of our board of directors. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

As a public company, we will incur additional costs and face increased demands on our management.

          As a public company, we will incur significant legal, accounting and other expenses that we did not directly incur as a wholly-owned subsidiary of UOL. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as the rules subsequently implemented by the SEC and Nasdaq, have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors as and if required, create additional board committees and adopt policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments relating to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act, as well as the rules subsequently implemented by the SEC and Nasdaq.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on our current expectations, estimates and projections about our operations, industry, financial condition and liquidity. Statements containing words such as "anticipate," "expect," "intend," "plan," "believe," "may," "will" or similar expressions constitute forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. The section entitled "Risk Factors" in this prospectus sets forth some of the important risk factors that may affect our business, financial position, results of operations and cash flows. Statements indicating factors that we believe may impact our results are not intended to be exclusive. We undertake no obligation to revise or update publicly any forward-looking statements, other than as required by law.

USE OF PROCEEDS

          We estimate that our net proceeds from the sale of the Class A common stock will be approximately $      million, at an assumed initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and offering expenses payable by us. If the underwriters' option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds will be approximately $      million. A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the net proceeds to us by approximately $      million, assuming the underwriters do not exercise their option to purchase additional shares and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

          We intend to use the net proceeds from this offering to repay $50.0 million of notes payable to UOL, plus accrued and unpaid interest, and for working capital and other general corporate purposes, including to finance our growth and fund capital expenditures and potential acquisitions.

          The notes payable to UOL represent an aggregate of $50.0 million of dividends declared to UOL by Classmates Online and MyPoints in August 2007. The notes mature in August 2013 and bear interest at a rate of 9 5/8% per annum, with interest payable quarterly in arrears, commencing September 30, 2007. The notes may be repaid, in whole or in part, without penalty, at any time. See "Capitalization."

          We may pursue the acquisition of businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, expand our geographic reach or that may otherwise be complementary to our existing businesses. We do not have agreements or commitments for any specific acquisitions at this time. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our expansion efforts, development and marketing activities and competition. Accordingly, our management will have broad discretion in the use of the net proceeds from this offering. Pending the use of proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, generally government securities and cash.

DIVIDEND POLICY

          We have never declared or paid any dividends on our capital stock, and we do not anticipate declaring any cash dividends in the foreseeable future. The August 2007 dividends to UOL by each of Classmates Online and MyPoints are not representative of our dividend policy and should not be considered indicative of future dividends. Any future determination to declare cash dividends will be made at the discretion of our board of directors. Holders of our Class A common stock and our Class B common stock will share equally on a per share basis in any dividend declared on our common stock by our board of directors. See "Description of Capital Stock—Common Stock—Dividend Rights."

CAPITALIZATION

          The following table sets forth our capitalization at March 31, 2007 on:

  •
  an actual basis;

  •
  a pro forma basis to give effect to an aggregate of $50.0 million of dividends declared by Classmates Online and MyPoints to UOL in August 2007 and evidenced by notes payable to UOL; and

  •
  a pro forma as adjusted basis to give effect to (i) an aggregate of $50.0 million of dividends referred to above, (ii) our issuance and sale of              shares of Class A common stock in this offering at a public offering price of $                      per share (the midpoint of the range set forth on the cover page of this prospectus), (iii) the deduction of estimated underwriting discounts and offering expenses payable by us and (iv) the repayment of $50.0 million of notes payable to UOL. See "Use of Proceeds."

          The following data should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and the financial information, including our historical combined and consolidated financial statements and related notes, included elsewhere in this prospectus.

As of March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
(in thousands, except share data)
Long-term debt	$	$	$
Stockholders' equity:
Undesignated preferred stock, $0.0001 par value; no shares authorized, no shares outstanding actual, pro forma and pro forma as adjusted
Class A common stock, $0.0001 par value; shares authorized, shares outstanding actual, pro forma and pro forma as adjusted
Class B common stock, $0.0001 par value; shares authorized, shares outstanding actual, pro forma and pro forma as adjusted
Additional paid-in capital
Accumulated deficit
Accumulated other comprehensive loss
Total equity	$	$	$

Total capitalization	$	$	$

          A $1.00 increase (decrease) in the assumed initial public offering price of $                      per share would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total equity and total capitalization by $                      $                       , $                      and $                       , respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and offering expenses payable by us.

          Unless otherwise specifically stated, all information in this prospectus assumes:

  •
  no exercise by the underwriters of their option to purchase up to an additional                        shares of our Class A common stock; and

  •
  the filing of our amended and restated certificate of incorporation prior to the closing of this offering.

          The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding as of                        and excludes:

  •
  shares of Class A common stock reserved for issuance under our 2007 Incentive Compensation Plan;

  •
  shares of Class A common stock which will be issuable upon the vesting of restricted stock units to be granted on the date of this offering; and

  •
  shares of Class A common stock subject to options to be granted on the date of this offering at an exercise price equal to the initial public offering price.

DILUTION

          If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the net tangible book value per share of our common stock immediately after the completion of this offering.

          Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of common shares then outstanding. Our net tangible book value as of            was approximately $                      million. After giving effect to our sale of             shares of our Class A common stock in this offering at an assumed initial public offering price of $                      per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and offering expenses payable by us and the repayment of $50.0 million of notes payable to UOL, our pro forma net tangible book value as of             would have been $                      million, or $                      per share of Class A common stock (assuming no exercise of the underwriters' option to purchase additional shares). This represents an immediate increase in the net tangible book value of $                      per share and an immediate and substantial dilution of $                       per share to new investors purchasing shares of our Class A common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share (the midpoint of the $ estimated offering range)		$
Net tangible book value per share as of	$
Increase in net tangible book value per share attributable to this offering
Pro forma net tangible book value per share before the offering
Net tangible book value per share after this offering
Dilution per share to new investors		$

          A $1.00 increase (decrease) in the assumed initial public offering price of $                      per share would increase (decrease) the increase in net tangible book value attributable this offering by $                      per share, the pro forma net tangible book value after giving effect to this offering by $                      per share and the dilution to new investors in this offering by $                      per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and offering expenses payable by us.

          If the underwriters exercise in full their option to purchase additional shares, the net tangible book value per share after this offering would be $                      per share, and the dilution per share to new investors in this offering would be $                      per share.

          The following table sets forth, as of            , the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by UOL and by the new investors in this offering at an assumed initial public offering price of $                      per share (the midpoint of the range set forth on the cover page of this prospectus) and prior to deducting the estimated underwriting discounts and offering expenses.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
UOL			%	$		%	$
New investors

Total			%	$		%	$

          A $1.00 increase (decrease) in the assumed initial public offering price of $                      per share would increase (decrease) the total consideration paid by new investors, total consideration paid by all stockholders and the average price per share paid by all stockholders by $                      million, $                      million and $                  , respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and offering expenses payable by us.

          If the underwriters' option to purchase additional shares is exercised in full, UOL will own      % of and the new investors in this offering will own    % of the total number of shares of our common stock outstanding after this offering.

          As of            , there were                        shares of Class A common stock reserved for issuance under our 2007 Incentive Compensation Plan,                        shares of which will be issuable upon the vesting of restricted stock units to be granted on the date of this offering and               shares of which will be subject to options to be granted on the date of this offering at an exercise price equal to the initial public offering price. The foregoing information assumes no vesting of restricted stock units or stock options outstanding as of             .

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL DATA

          We completed three acquisitions in 2006, and we include the results of operations for all of these acquisitions in our combined and consolidated results of operations starting from the date they were acquired.

  •
  The Names Database—The Names Database (acquired on March 16, 2006) is an online social networking service. The results of operations of The Names Database for the period before we owned it (from January 1, 2006 to March 15, 2006) are not significant to us. Accordingly, we have not presented any pro forma adjustments for this acquisition because its impact would not meaningfully change our historical results of operations.

  •
  MyPoints—MyPoints (acquired on April 10, 2006) is an online loyalty marketing service. The results of operations of MyPoints for the period before we owned it (from January 1, 2006 to April 9, 2006) are significant to us. Accordingly, we have presented pro forma adjustments for this acquisition, as more fully explained below. MyPoints was previously a subsidiary of UAL Corporation, a large U.S. airline holding company that, together with its subsidiaries, was in bankruptcy. We purchased MyPoints after the holding company emerged from bankruptcy in February 2006. MyPoints recorded a gain on the bankruptcy reorganization, because it was able to settle certain liabilities for less than originally recorded.

  •
  Trombi—Trombi (acquired on August 25, 2006) is an online social networking service for France. The results of operations of Trombi for the period before we owned it (from January 1, 2006 to August 25, 2006) are not significant to us. Accordingly, we have not presented any pro forma adjustments for this acquisition because its impact would not meaningfully change our historical results of operations.

          We included the results of operations of MyPoints in our combined and consolidated operating results since the date it was acquired in 2006. The accompanying pro forma statement of operations for the year ended December 31, 2006 gives effect to the acquisition of MyPoints as if it had occurred at January 1, 2006. Because all of these acquisitions were completed in 2006, the assets and liabilities (including acquired intangible assets and goodwill) of the acquired companies are fully reflected in our most recently presented balance sheet at December 31, 2006. As a result, we have not presented a pro forma balance sheet at December 31, 2006. In August 2007, Classmates Online and MyPoints declared dividends to UOL in the aggregate amount of $50.0 million evidenced by notes payable to UOL. Such dividends are reflected in our unaudited pro forma balance sheet included elsewhere in this prospectus.

          No adjustments have been made to the pro forma financial information for certain items that are included in our historical results of operations, including (1) the gain on chapter 11 bankruptcy reorganization of MyPoints prior to its acquisition by UOL of approximately $1.7 million and (2) imputed interest expense of approximately $0.5 million relating to accretion of a discount on the acquired member redemption liabilities established in connection with the MyPoints acquisition, but not expected to be immediately redeemed.

          We expect to incur incremental cost increases and decreases as a stand-alone public entity. For example, UOL currently provides many corporate functions on our behalf. As an independent public company, our total costs related to functions such as treasury, tax, accounting, legal, internal audit, human resources, public and investor relations, general management, real estate, shared information technology systems, procurement and other statutory functions, including a board of directors and centrally managed employee benefit arrangements, are expected to differ from the costs of such functions that were historically allocated to us from UOL. The annual costs associated with replacing and/or establishing these functions are not estimable at this time, nor can we estimate the amount of any resulting decrease, if any, in the amount of allocated costs from UOL for these services.

          We will incur significant additional personnel-related expenses associated with the hiring of new executive officers and key personnel. In August 2007, we hired a new Chief Financial Officer for the company and a President for Classmates Online. We entered into employment agreements with these individuals, as well as with the co-Presidents of MyPoints. We will incur direct compensation expenses previously allocated to us from UOL. These expenses may be significantly higher than those reflected in our historical results of operations, and we are not able to estimate the decrease, if any, in the amount of expenses and costs allocated by UOL for personnel-related expenses. In addition, upon completion of this offering, we will award an aggregate of           restricted stock units and options to purchase          shares of our Class A common stock to our executive officers. Any stock-based compensation expense is not estimable at this time.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)
UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006
(in thousands, except per share amounts)

	Historical
	Classmates Media Corporation For the Year Ended December 31, 2006	MyPoints.com, Inc. For the Period from January 1, 2006 to April 9, 2006 (last date immediately prior to acquisition by UOL)	Pro Forma Adjustments		Pro Forma
Revenues	$139,446	$12,663			$152,109
Operating expenses	140,440	11,385	(149	)(a)
			206	(b)	151,882

Operating income (loss)	(994)	1,278	(57)		227
Interest and other income (expense), net	(81)	358			277
Gain on chapter 11 reorganization	—	1,719			1,719
Interest expense	(492)	—			(492)

Income (loss) before income taxes	(1,567)	3,355	(57)		1,731
Provision for income taxes	549	—	1,194	(c)	1,743

Income (loss) before cumulative effect of accounting change	$(2,116)	$3,355	$(1,251)		$(12)

Loss before cumulative effect of accounting change per share					$(1.20)

Shares used to calculate net loss per share					10

The accompanying notes are an integral part of these
unaudited pro forma condensed combined and consolidated statement of operations.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

          Explanations for detailed adjustments reflected in the accompanying pro forma statements of operations are as follows:

  (a)
  Reflects a net change in amortization of finite-lived intangible assets for the period presented. The adjustment results primarily from a change in the fair value and the estimated useful lives of such intangible assets related to the MyPoints acquisition. We have not presented any pro forma adjustment for The Names Database and Trombi acquisitions because their impact would not meaningfully change our historical results of operations.

  (b)
  Historically, certain management and shared administrative services were allocated to us from UOL based on our proportionate share of revenues compared to total revenues of UOL and usage of services. On a pro forma basis, we increased our revenues for the periods presented because we added the revenues of MyPoints as if it was acquired on January 1, 2006. This adjustment represents an increase in allocations from UOL due to an increase in our proportional pro forma revenues. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc."

  (c)
  Reflects the net tax impact of the above-described adjustments at an effective incremental rate of 36.2%. No income taxes had previously been provided for in the earnings of MyPoints. Accordingly, we included an adjustment to record a provision for income taxes on the results of operations for MyPoints for the period from January 1, 2006 through April 9, 2006 at an effective tax rate of 36.2%. See "MyPoints.com, Inc.—Audited Consolidated Financial Statements" included elsewhere in this prospectus.

SELECTED HISTORICAL FINANCIAL DATA

          The following table summarizes our selected historical combined and consolidated financial data and selected consolidated financial data of our predecessor, which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

          Our selected historical combined and consolidated financial data at March 31, 2007 and for the three months ended March 31, 2007 and 2006 has been derived from our unaudited financial statements at those dates and for those periods, included elsewhere in this prospectus. Our unaudited financial statements were prepared on a basis consistent with our audited financial statements included elsewhere in this prospectus and include all adjustments, consisting of normal and recurring items and estimates that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

          Our selected historical combined and consolidated financial data at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 has been derived from our audited financial statements at those dates and for those periods, included elsewhere in this prospectus. Our selected historical combined and consolidated financial data at December 31, 2004 has been derived from our audited balance at that date, which is not included in this prospectus.

          The consolidated financial data for our predecessor for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL) has been derived from the audited financial statements of our predecessor for that period, included elsewhere in this prospectus. The consolidated financial data for our predecessor at December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002 has been derived from the audited financial statements of our predecessor at those dates and for those periods, which are not included in this prospectus.

          Our financial statements included in this prospectus may not necessarily reflect our results of operations, financial position and cash flows as if we had operated as a stand-alone company without the shared services of UOL during all periods presented. Accordingly, our historical results should not be relied upon as an indicator of our future performance. In addition, the results for the three months ended March 31, 2007 are not necessarily indicative of results to be expected for the full year.

	Classmates Media Corporation(1) (A Wholly-Owned Subsidiary of UOL)
						Predecessor(2)
					Period from November 17, 2004 (date of inception) through December 31,
						Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)
	Quarter Ended March 31,		Year Ended December 31,				Year Ended December 31,
	2007	2006	2006	2005	2004		2003	2002
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenue	$42,434	$25,171	$139,446	$84,892	$8,630	$64,635	$78,477	$66,761
Total operating expenses	$42,876	$25,789	$140,440	$96,397	$10,937	$59,647	$62,884	$57,610

Operating income (loss)	$(442)	$(618)	$(994)	$(11,505)	$(2,307)	$4,988	$15,593	$9,151
Income (loss) before income taxes	$(532)	$(656)	$(1,567)	$(11,530)	$(2,307)	$5,190	$15,720	$8,858
Income (loss) before cumulative effect of accounting change	$(250)	$(886)	$(2,116)	$(8,191)	$(1,686)	$3,018	$10,496	$17,913
Cumulative effect of accounting change, net of tax(3)	$—	$183	$183	$—	$—	$—	$—	$—
Net income (loss)	$(250)	$(703)	$(1,933)	$(8,191)	$(1,686)	$3,018	$10,496	$17,913

Net income (loss) per share:
Income (loss) before cumulative effect of accounting change	$(25.00)	$(88.60)	$(211.60)	$(819.10)	$(168.60)
Cumulative effect of accounting change, net of tax(3)	—	18.30	18.30	—	—

Basic net income (loss) per share	$(25.00)	$(70.30)	$(193.30)	$(819.10)	$(168.60)	$0.32

Diluted net income (loss) per share	$(25.00)	$(70.30)	$(193.30)	$(819.10)	$(168.60)	$0.12

Supplemental pro forma net income (loss) per share(4)

Shares used to calculate basic net income (loss) per share	10	10	10	10	10	9,526

Shares used to calculate diluted net income (loss) per share	10	10	10	10	10	25,217

Shares used to calculate supplemental pro forma net income (loss) per share

		Classmates Media Corporation			Predecessor
		December 31,			December 31,
	March 31, 2007
		2006	2005	2004	2003	2002
Balance Sheet Data:
Cash and cash equivalents	$4,458	$3,552	$4,746	$1,648	$31,426	$13,752
Total assets	$210,407	$214,869	$137,461	$148,659	$52,987	$40,704
Long-term liabilities	$19,656	$18,878	$19,908	$19,806	$3,937	$249
Stockholders' equity	$118,834	$126,773	$79,037	$102,812	$10,662	$1,102

(1)
We are a wholly-owned subsidiary of UOL, a publicly-traded corporation. Our formation by UOL on August 3, 2007 is considered to be a reorganization of entities under common control. See "Classmates Media Corporation—Audited Combined and Consolidated Financial Statements" included elsewhere in this prospectus.

(2)
Classmates Online is considered to be our predecessor because the acquisition constituted substantially all of our business, and our own operations prior to the acquisition were insignificant relative to the operations acquired. The acquisition was accounted for as a purchase, and the accounting basis in the assets and liabilities of the predecessor were adjusted to reflect the allocation of purchase price resulting from the acquisition. The selected consolidated financial data of our predecessor presents results of operations and cash flows utilizing the historical pre-acquisition basis. For periods after the Classmates Online acquisition, our selected historical combined and consolidated financial data presents results of operations and cash flows of the acquired entity utilizing the basis assigned in the purchase price allocation. Because of the change in basis at the time of the acquisition of Classmates Online, the predecessor and successor statements are not comparable and have been separated by a black line to highlight this lack of comparability.

(3)
We adopted SFAS 123R on January 1, 2006. SFAS 123R requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors. SFAS 123R was adopted by us using an allowable transition method which did not result in the restatement of results from prior periods. Accordingly, a transition adjustment was recorded by us in 2006 representing the cumulative effect of an accounting change. After adoption of SFAS 123R, results of operations for 2006 and future periods are not comparable to our historical results of operations for periods prior to January 1, 2006. See "Stock Based Compensation" contained in Note 1 to our financial statements of "Classmates Media Corporation—Audited Combined and Consolidated Financial Statements" included elsewhere in this prospectus.

(4)
Unaudited supplemental pro forma net income (loss) per share has been presented in accordance with SAB Topic 1:B:3. As outlined in the SAB, the planned repayment of the notes payable to UOL is deemed to be funded from the net proceeds from this offering, to the extent that the repayment exceeds our earnings during the previous twelve months. We had a net loss for the year ended December 31, 2006. Accordingly, under the SAB, we are deemed to have utilized $50.0 million of net proceeds to pay the $50.0 million notes payable. Supplemental pro forma net income (loss) per share includes                  additional shares for the year ended December 31, 2006, representing the number of shares deemed for accounting purposes to have been sold in this offering in order to raise $50.0 million. To compute the number of shares, we utilized the assumed initial public offering price of $                  per share (the midpoint of the range set forth on the cover page of this prospectus) after deducting the estimated underwriting discounts and offering expenses payable by us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          This Management's Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, should be read in conjunction with our consolidated financial statements and notes thereto which appear elsewhere in this prospectus. The following discussion should be read in conjunction with section entitled "Forward-Looking Statements" and the risk factors set forth under "Risk Factors."

Introduction

  Our Company

          We operate leading online social networking and loyalty marketing services under our Classmates and MyPoints brands. On our social networking Web sites, we enable users to locate and interact with acquaintances from school, work and the military. MyPoints, our online loyalty marketing service, provides advertisers with an effective means to reach a large online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, taking market research surveys, booking travel, shopping online and engaging in other online activities.

          Our social networking members can choose between a free membership and a paid subscription offering enhanced features. Free accounts constitute the vast majority of our social networking accounts. Revenues from our social networking services are derived from subscription fees, which we refer to as billable services revenues, and advertising fees. Pricing for a Classmates pay account varies by term of membership, with most pay accounts consisting of a three-month subscription for $15.00, or $5.00 per month, a 12-month subscription for $39.00, or $3.25 per month, or a 24-month subscription for $59.00, or $2.46 per month. Pricing for our international social networking services and The Names Database is lower than Classmates. Advertising revenues from our social networking services consist primarily of fees generated from the display of third-party registration offers at the end of our pay account registration process, other display advertisements and referring members to third-party Web sites or services.

          All of our loyalty marketing revenues are derived from advertising fees, consisting primarily of fees generated when emails are transmitted to members, when members respond to emails and when members complete online transactions.

  Basis of Presentation

          We were incorporated in August 2007 and are a wholly-owned subsidiary of UOL. Classmates Online, Inc., or Classmates Online, was a privately held company prior to being acquired by UOL in November 2004. MyPoints.com, Inc., or MyPoints, was a subsidiary of an unrelated company prior to being acquired by UOL in April 2006. Prior to this offering, Classmates Online and MyPoints were operated as wholly-owned subsidiaries of UOL. UOL contributed the stock of Classmates Online and MyPoints to us in August 2007 and both are now our wholly-owned subsidiaries.

          For financial accounting purposes, Classmates Online is considered the predecessor of Classmates Media Corporation, because the acquisition of Classmates Online constituted substantially all of our business, and our own operations prior to the acquisition were insignificant relative to the operations acquired. As a result, our historical combined and consolidated results of operations reflect the operating results of Classmates Online and its subsidiaries from November 17, 2004 through April 9, 2006. As of April 10, 2006, the date of the acquisition of MyPoints, our historical combined and consolidated results of operations also reflect the operating results of MyPoints. Our historical combined and consolidated results of operations also reflect the acquisition of The Names Database in March 2006 and the acquisition of Trombi, an online social networking service for France, in August 2006. The results of The Names Database and Trombi are not material to our operations.

          UOL reports Classmates Online and MyPoints as part of its Content & Media segment. While Classmates Online and MyPoints constitute the vast majority of the revenues and expenses associated with UOL's Content & Media segment, there are differences between UOL's Content & Media segment results of operations and our results of operations for comparable periods. In particular, UOL's Web hosting and photo sharing businesses are part of the results of operations for UOL's Content & Media segment, and these businesses have not been transferred to us and are not included in our results of operations. In addition, UOL's Content & Media segment does not include unallocated corporate expenses.

          Our financial statements are presented on a "carve-out" basis from the accounts of UOL, and may not necessarily reflect our results of operations, financial position and cash flows as if we operated as a stand-alone company without the shared services of UOL during all periods presented. In particular, we historically have received from, and relied upon UOL to provide, management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management, and other services. Our financial statements include allocations of corporate expenses and costs from UOL relating to theses services.

          The expense and cost allocations have been determined on a basis that we and UOL consider to be a reasonable reflection of the utilization of services provided to, or the benefit received by, us during the periods presented. It is anticipated that we will remain a controlled subsidiary of UOL for a period of time subsequent to this offering. As such, we will continue to receive services from UOL pursuant to intercompany agreements and will be allocated our share of corporate expenses and costs under methods similar to those used in the preparation of our historical financial statements. The amounts recorded for these services are not necessarily representative of the amounts that would have been reflected in our financial statements had we been an entity that operated independent of UOL. We plan to expand our own administrative functions, including our finance and legal functions, which may be at higher costs than the comparable services currently provided by UOL. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." for a description of these intercompany agreements. In addition, we expect to incur significant additional costs associated with operating as an independent public company, including legal, accounting, insurance and SEC reporting and compliance costs and other expenses. These costs and expenses may be materially different than those reflected in our historical results of operations. Accordingly, our historical financial statements are not necessarily indicative of our future results of operations, financial position and cash flows.

  Key Business Metrics

          We review a number of key business metrics to help us monitor our performance and trends affecting our businesses, and to develop forecasts and budgets. These measures include:

          Pay Accounts.    Our social networking pay accounts generate the majority of our revenues and represent one of the most important drivers of our business model. A pay account is defined as a member who has subscribed to, and paid us for, our social networking services, and whose subscription has not expired. In general, the key metrics that drive revenue from our pay accounts base include the number of pay accounts and the average monthly revenue generated per pay account. In general, a pay account becomes a free account following the expiration or termination of the subscription.

          ARPU.    We monitor the average monthly revenue per pay account, or ARPU. ARPU is calculated by dividing billable services revenues for a period by the average number of pay accounts for that period, divided by the number of months in that period. The average number of pay accounts is the simple average of the number of pay accounts at the beginning and end of a period. ARPU may fluctuate from period to period as a result of a variety of factors including: changes in the mix of pay services and the related pricing plans; the use of promotional pricing to attract new or retain existing paying subscribers; increases or decreases in the price of our services; and the timing of pay accounts being added or removed during a period.

          Churn.    To evaluate the retention characteristics of our membership base, we also monitor the percentage of pay accounts that terminate or expire, which we refer to as our monthly churn rate. Our churn rate is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for the same period, divided by the number of months in that period. Our churn percentage may fluctuate from period to period due to our mix of subscription terms, which affects the timing of subscription expirations, and other factors.

          Active Accounts.    We monitor the number of active accounts among our membership base. Active accounts represent: all social networking pay accounts as of the date presented; the monthly average for the quarter ended as of the date presented of all free social networking accounts who have visited our domestic or international Web sites, excluding The Names Database, at least once during the period; and the monthly average for the period of all loyalty marketing members who have earned or redeemed points during such period. Active accounts are critical to generating advertising revenues. In addition, our social networking members with free accounts who contribute content to our Web sites, can attract other members to our Web sites. This activity, in turn, provides us with additional opportunities to convert free members to paying subscribers.

          The following table sets forth, for the dates or three-month periods presented, as applicable, our pay accounts (at the end of the period), ARPU (monthly average for the period), churn (monthly average for the period) and active accounts (at the end of the period).

	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006(1)
Pay accounts (in thousands)	2,433	2,169	2,079	2,029	1,945
ARPU	$3.22	$3.31	$3.34	$3.42	$3.43
Churn	4.5%	4.8%	5.2%	5.2%	5.0%
Active accounts(2) (in millions)	11.4	11.2	10.8	11.2	9.8

(1)
Excludes MyPoints because we acquired MyPoints on April 10, 2006.

(2)
For purposes of determining the number of active international accounts, we have divided the actual total number of visits by estimated user frequency.

          Adjusted EBITDA.    Our management uses adjusted earnings before interest, taxes, depreciation and amortization, which we refer to as adjusted EBITDA, to measure our performance. Adjusted EBITDA is defined as net income (loss) before interest income, interest expense, taxes, depreciation, amortization, stock-based compensation, restructuring charges, and impairment of goodwill, intangible assets and long-lived assets. We believe that because adjusted EBITDA excludes (1) certain non-cash expenses (such as depreciation, amortization, stock-based compensation and impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of our core operating results over time, this measure provides us with additional useful information to measure our performance on a consistent basis, particularly with respect to changes in performance from period to period. We use adjusted EBITDA in the preparation of our budgets and to measure and monitor our performance. We believe that adjusted EBITDA is useful in understanding our operating performance. Not every company in our industry defines this metric in precisely the same way that we do. Adjusted EBITDA is not determined in accordance with GAAP and is not a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted EBITDA is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. We evaluate the costs of such tangible and intangible assets through other financial measures such as capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses. We compensate for this limitation by providing supplemental information about stock-based compensation expense in the notes to the combined and consolidated financial statements included elsewhere in this prospectus. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring charges and impairment charges. We will compensate for this limitation by providing information about restructuring charges and impairment charges, when applicable. We do not believe any of these limitations are material, particularly when such measure is disclosed with its most comparable GAAP financial measure, net income. The following table sets forth (in thousands), for the periods presented, a reconciliation of adjusted EBITDA to net income (loss).

						November 17, 2004 (date of inception) through December 31, 2004
	Quarter Ended March 31,		Year Ended December 31,				January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)
					Combined Year Ended December 31, 2004(1)
	2007	2006	2006	2005
Net income (loss)	$(250)	$(703)	$(1,933)	$(8,191)	$1,332	$(1,686)	$3,018
Add (deduct):
Interest income	(24)	(5)	(16)	(57)	(130)	(130)	—
Interest expense	114	8	492	49	—	—	—
Depreciation	1,895	1,646	8,202	5,514	6,407	720	5,687
Amortization	2,848	3,020	12,731	16,388	3,326	3,256	70
Stock-based compensation	838	1,026	4,872	2,631	567	282	285
Bankruptcy restructuring	—	—	(1,719)	—	—	—	—
Provision (benefit) for income taxes	(282)	230	549	(3,339)	1,551	(621)	2,172

Adjusted EBITDA	$5,139	$5,222	$23,178	$12,995	$13,053	$1,821	$11,232

Critical Accounting Policies, Estimates and Assumptions

General

          The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The results of operations for interim or transition periods are not necessarily indicative of the results expected for any future periods.

          The following is a discussion of the accounting policies and related estimates that we believe are most critical to understanding our combined and consolidated financial statements, financial position and results of operations and which require complex management judgments, uncertainties and/or estimates.

Revenue Recognition

          Our revenues are comprised of billable services revenues, which are derived from paid subscription fees, and advertising revenues. We apply the provisions of SAB No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. We also apply the provisions of Emerging Issues Task Force, or EITF, Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

          Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the customer. Our paying subscribers generally pay in advance for their subscription by credit card, and revenue is then recognized ratably over the subscription period. Advance payments from subscribers are recorded on the balance sheet as deferred revenue.

          Advertising revenues from our social networking services consist primarily of fees generated from the display of third-party registration offers at the end of our pay account registration process, other display advertisements and referring members to third-party Web sites or services. We recognize advertising revenues in the period in which the advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, we ensure that a binding contract is in place, such as a standard insertion order or a fully executed customer-specific agreement. We assess whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of internally tracked performance data to the contractual performance obligation and, when available, to third-party or customer performance data.

          Advertising revenues for our loyalty marketing service consist primarily of fees generated when emails are transmitted to members, when members respond to emails and when members complete online transactions. Each of these activities is a discrete, independent activity, which generally is specified in the sales agreement for each advertising customer. As the earning activities take place, activity measurement data (examples include number of emails delivered and the number of responses received) is accumulated and the related revenue is recorded. Revenue from the sale of points to MyPoints advertisers is deferred and amortized to revenue over the estimated time frame that the points are expected to either be redeemed (with MyPoints providing a reward) or expire prior to redemption. This time frame is estimated to be approximately a fifteen-month period.

          Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. Deferred revenue also represents invoiced services that have not yet been performed.

Stock-Based Compensation

          Our employees participate in the stock-based compensation plans of UOL. Under these plans, certain employees have received grants of stock options and restricted stock units for UOL common stock. Additionally, all eligible Company employees are provided the opportunity to participate in UOL's employee stock purchase plan. As a result, the reported amounts for stock-based compensation reflected in the accompanying financial statements may not be reflective of the amounts that would have been reported if we were an independent company with our own compensation plans.

          On January 1, 2006, we adopted Statement of Financial Accounting Standards, or SFAS, No. 123 (revised 2004), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, restricted stock awards and employee stock purchases based on the grant-date fair values of the awards. SFAS No. 123R supersedes our previous accounting under Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees. In March 2005, the SEC issued SAB No. 107 relating to SFAS No. 123R. We have applied the provisions of SAB No. 107 in our adoption of SFAS No. 123R. Although the equity awards have been made in UOL's common stock, the compensation related to these equity awards has been pushed down and included as a component of our stockholder's equity.

          We adopted SFAS No. 123R using the modified prospective transition method, and our combined and consolidated financial statements at and for the year ended December 31, 2006 reflect the impact of SFAS No. 123R. In accordance with the modified prospective transition method, our combined and consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R. Stock-based compensation expense recognized under SFAS No. 123R for the year ended December 31, 2006 was $4.9 million, which was primarily related to stock options, restricted stock, restricted stock units and the discount on employee stock purchases. Stock-based compensation expense, recorded in accordance with APB Opinion No. 25, for the years ended December 31, 2005 and 2004 was $2.6 million and $0.3 million, respectively, which was primarily related to restricted stock, restricted stock units and charges for shares issued with grant prices below fair value for Classmates Online.

          SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the grant date using an option-pricing model. Under SFAS No. 123, Accounting for Stock-Based Compensation, we used the Black-Scholes option-pricing model for valuation of share-based awards for our pro forma information. Upon adoption of SFAS No. 123R, we elected to continue to use the Black-Scholes option-pricing model for valuing awards. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our combined and consolidated statements of operations. Prior to the adoption of SFAS No. 123R, we accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB Opinion No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, no stock-based compensation expense related to stock options had been recognized in our combined and consolidated statements of operations, other than as related to acquisitions, because the exercise price of stock options granted to our employees and directors equaled the fair value of the underlying stock at the grant date.

          Stock-based compensation expense recognized subsequent to the adoption of SFAS No. 123R on January 1, 2006 is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to calculate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates for UOL which we do not believe would be materially different for us. Stock-based compensation expense recognized in our combined and consolidated statement of operations for the year ended December 31, 2006 includes compensation expense for share-based payment awards granted prior to, but not vested at, December 31, 2005 based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. As stock-based compensation expense recognized in the combined and consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. For the periods prior to January 1, 2006, we accounted for forfeitures as they occurred. Accordingly, a pretax cumulative effect of accounting change adjustment totaling $0.3 million ($0.2 million, net of tax) was recorded upon adoption to adjust for awards granted prior to January 1, 2006 that are not ultimately expected to vest.

          Prior to the adoption of SFAS No. 123R, we recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of SFAS No. 123R, we treat such awards as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period.

Long-Lived Assets

          We account for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment and disposition of long-lived assets. We evaluate the recoverability of long-lived assets, other than indefinite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in our operating model or strategy and competitive forces.

          Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally two to three years for computer software and equipment and three to seven years for furniture, fixtures and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from our financial statements with the resulting gain or loss reflected in our results of operations. Repairs and maintenance costs are expensed as incurred.

          Definite-lived identifiable intangible assets are amortized over their estimated useful lives, ranging from two to ten years. Our intangible assets were acquired in connection with business combinations.

Goodwill

          Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. We account for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets. SFAS No. 142 requires goodwill to be carried at cost, prohibits the amortization of goodwill and requires us to test goodwill for impairment at least annually. We perform an impairment test of our goodwill annually during the fourth quarter of our fiscal year or when events and circumstances change that would more likely than not indicate that goodwill might be permanently impaired. Events or circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

          The testing for a potential impairment of goodwill involves a two-step process. The first step of the impairment test involves comparing the estimated fair values of our reporting units with their respective book values, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, then the carrying amount of the goodwill is compared with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as our pay account base, software, technology, patents and trademarks. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess. We have not recognized any impairment losses since the date of our inception.

Business Combinations

          Acquisitions are accounted for as purchase business combinations. Under the purchase method of accounting, the cost, including transaction costs, is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

          The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. Consequently, to the extent an indefinite-lived or a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period. Finite-lived identifiable intangible assets are amortized on either a straight-line basis or an accelerated basis. We determine the appropriate amortization method by performing an analysis of expected cash flows over the estimated useful life of the asset and match the amortization expense to the expected cash flows from the asset.

          Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. Two areas in particular that require significant judgment are estimating the fair value and related useful lives of identifiable intangible assets. To assist in this process, we may obtain appraisals from valuation specialists for certain intangible assets. While there are a number of different methods used in estimating the value of acquired intangibles, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; perpetual growth rate; subscriber churn and terminal value; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to comparables. Most of the above assumptions are made based on available historical information.

Member Redemption Liability for Loyalty Marketing Points

          Member redemption liability represents the estimated costs associated with MyPoints' obligation to redeem outstanding points accumulated by its loyalty marketing members, less an allowance for points expected to expire prior to redemption. MyPoints members may redeem points for third-party gift cards and other benefits. Members earn points when they respond to direct marketing offers delivered by MyPoints, purchase goods from advertisers or engage in other specified activities. MyPoints is liable for providing rewards when members seek to redeem accumulated points upon reaching required redemption thresholds. The member redemption liability is estimated based upon a weighted-average cost of points that may be redeemed in the future. The liability is based upon historical redemption costs and our management's estimate of future trends. We reserve the right to cancel or disable accounts and expire unredeemed points in accounts that are inactive for a period of twelve consecutive months. For purposes of member redemption liability, "inactive" means a lack of any of the following: Web site visit; email response; survey completion; profile update; or any point-earning or point-spending transaction. We base our estimate of points that will not be redeemed on an analysis of historical point earning trends, redemption activity and the number of individual member accounts. This analysis is updated quarterly.

Allocated Costs

          The combined and consolidated statements of operations include our direct expenses as well as allocated corporate expenses and costs of UOL relating to management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management and other services. These expenses and cost allocations have been determined on a basis that we and UOL consider to be a reasonable reflection of the utilization of services provided to, or benefits received by, us. The allocations were based on our proportionate revenues compared to total revenues of UOL and usage of services. Going forward, we expect these costs to be allocated in accordance with intercompany agreements between us and UOL. For a description of the agreements we will enter into with UOL, see "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc."

Income Taxes

          Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes, and have been prepared on the separate-return basis in our accompanying financial statements. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

          The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to realizability of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, we continually assess the carrying value of our net deferred tax assets. Going forward, we expect our tax assets and liabilities to be governed by the tax sharing agreement between us and UOL.

          We file income taxes as part of a consolidated group with UOL. For purposes of the accompanying financial statements, the provision for (or benefit from) income taxes has been computed as if we were a stand-alone corporate tax payer, in accordance with GAAP. Current income tax expense (or benefit) is settled with UOL through intercompany cash transfers. Deferred tax assets receivable from, or deferred tax liabilities payable to, UOL will be settled with UOL in a future period when current income taxes would be due on a stand-alone basis. Such amounts are reflected in the accompanying balance sheet as deferred tax assets and liabilities. We will enter into a tax sharing agreement with UOL to be effective upon consummation of this offering.

Transactions with United Online, Inc.

          In connection with this offering, we will enter into certain agreements with UOL governing the ongoing relationships between us and UOL. These agreements will include:

  •
  a master transaction agreement;

  •
  an administrative services agreement;

  •
  a tax sharing agreement;

  •
  an insurance matters agreement;

  •
  an employee matters agreement;

  •
  an intellectual property matters agreement;

  •
  an advertising sales representation agreement;

  •
  a technology services agreement; and

  •
  a real estate agreement.

          The agreements referred to above will be filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the full text of these material agreements. We will continue to receive services from UOL pursuant to intercompany agreements and will be allocated our share of corporate expenses and costs under methods similar to those used in the preparation of the accompanying financial statements. The amounts recorded for these services are not necessarily representative of the amounts that would have been reflected in our financial statements had we been an entity that operated independent of UOL.

Results of Operations

          The following table sets forth for the periods presented selected historical statements of operations data. The information contained in the table below should be read in conjunction with "—Liquidity and Capital Resources" and "—Critical Accounting Policies, Estimates and Assumptions" as well as our combined and consolidated financial statements and notes thereto.

Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006

	Quarter Ended March 31,
	2007	2006
	(unaudited)
Billable services	$22,227	$19,103
Advertising	20,207	6,068

Total revenues	42,434	25,171

Operating expenses:
Cost of revenues	9,394	3,443
Sales and marketing	20,465	11,351
Product development	3,703	2,289
General and administrative	6,466	5,686
Amortization of intangible assets	2,848	3,020

Total operating expenses	42,876	25,789

Loss from operations	(442)	(618)
Interest and other income (expense), net	24	(30)
Interest expense	(114)	(8)

Loss before income taxes	(532)	(656)
Provision (benefit) for income taxes	(282)	230

Loss before cumulative effect of accounting change	(250)	(886)
Cumulative effect of accounting change, net of tax	—	183

Net loss	$(250)	$(703)

Revenues

          Billable Services Revenues.    Billable services revenues consist of subscription fees charged for our social networking pay services. Billable services revenues are primarily dependent on the number of paying subscribers and the monthly price paid to us for our services, which pricing varies based on the term of our plans and the mix of our plans between domestic and international. Longer term plans and international plans are typically lower priced.

          Billable services revenues increased by $3.1 million, or 16%, to $22.2 million for the quarter ended March 31, 2007, compared to $19.1 million for the quarter ended March 31, 2006. The increase in billable services revenues was due to a 24% increase in our average number of pay accounts from 1,855,000 for the quarter ended March 31, 2006 to 2,301,000 for the quarter ended March 31, 2007. This increase in the number of pay accounts was primarily attributable to the introduction of a new pay feature by Classmates in the fourth quarter of 2006. The increase in billable services revenues was partially offset by a 6% decrease in ARPU from $3.43 for the quarter ended March 31, 2006 to $3.22 for the quarter ended March 31, 2007. The decrease in ARPU was attributable to a greater percentage of international pay accounts.

          Advertising Revenues.    Advertising revenues from our social networking services consist primarily of fees generated from the display of third-party registration offers at the end of our pay account registration process, other display advertisements and referring members to third-party Web sites or services. Advertising revenues from our loyalty marketing service consist primarily of fees generated when emails are transmitted to members, when members respond to emails and when members complete online transactions. Factors impacting our advertising revenues generally include fluctuations in revenues related to significant customers, the performance of our online advertising initiatives, the state of the online advertising markets, prevailing advertising rates, seasonality, increases or decreases in our active accounts and changes in their behavior on our services such as increased page views, and increases or decreases in advertising inventory available for sale.

          Advertising revenues increased by $14.1 million, or 233%, to $20.2 million for the quarter ended March 31, 2007, compared to $6.1 million for the quarter ended March 31, 2006. The increase was due to revenues from our loyalty marketing service, which we acquired in April 2006, partially offset by a decline in advertising revenues generated from our social networking services. As a result of our decision in the second quarter of 2006 to enhance the user experience by significantly decreasing the number of advertising placements on our Classmates Web site, advertising revenues for our social networking services were adversely impacted. This decrease in advertising revenues was partially offset by increased revenues from our post-transaction sales partner as a result of pay account growth in the quarter ended March 31, 2007.

Cost of Revenues

          Cost of revenues includes the cost of providing rewards to our loyalty marketing members; data center costs; personnel and overhead-related costs associated with the operation, licensing, support and maintenance of our internal networks, data centers, non-capitalized software and hardware; and depreciation of network computers and equipment. Cost of revenues also includes fees associated with the storage and processing of customer credit cards and associated bank fees as well as personnel-related expenses associated with creating, testing, delivering and monitoring our email and Web campaigns. Historically, the costs that comprise our costs of revenues were relatively fixed. However, as a result of our loyalty marketing service, these costs have become more variable and increased significantly as a percentage of revenues.

          Cost of revenues increased by $6.0 million, or 173%, to $9.4 million, or 22.1% of revenues, for the quarter ended March 31, 2007, compared to $3.4 million, or 13.7% of revenues, for the quarter ended March 31, 2006. The increase was primarily related to costs associated with our loyalty marketing service which was acquired in April 2006 and, to a lesser extent, increased costs associated with our social networking services. As a percentage of revenues, cost of revenues increased primarily due to our loyalty marketing service which has a higher cost of revenues as a percentage of revenues as compared to our social networking services.

Sales and Marketing

          Sales and marketing expenses include expenses associated with acquiring new free members and generating advertising revenues. Expenses associated with acquiring new free members include fees paid to third-party advertising networks and co-registration partners to acquire new accounts, online advertising expenses and personnel-related expenses for marketing personnel. Most of our sales and marketing expenses are fees paid to third parties for the successful registration of new free members.

Expenses associated with generating advertising revenues include sales commissions and personnel-related expenses for sales personnel.

          Sales and marketing expenses increased by $9.1 million, or 80%, to $20.5 million, or 48.2% of revenues, for the quarter ended March 31, 2007, compared to $11.4 million, or 45.1% of revenues, for the quarter ended March 31, 2006. The increase was primarily the result of costs associated with our loyalty marketing service which we acquired in April 2006, a $2.6 million increase in marketing costs related to acquiring new free social networking members and a $0.7 million increase in personnel and overhead-related expenses related to our social networking services.

Product Development

          Product development expenses include expenses for the maintenance of existing software and technology and the development of new or improved software and technology, including personnel-related expenses for the software engineering, quality assurance and product and project management departments. Costs incurred by us to manage, monitor and operate our services are generally expensed as incurred, except for certain costs relating to the acquisition and development of internal-use software, which are capitalized and depreciated over their estimated useful lives, generally three years or less.

          Product development expenses increased by $1.4 million, or 62%, to $3.7 million, or 8.7% of revenues, for the quarter ended March 31, 2007, compared to $2.3 million, or 9.1% of revenues, for the quarter ended March 31, 2006. The increase in expenses was primarily due to increases in personnel-related expenses due to increased headcount related to our social networking services and headcount associated with our loyalty marketing service which we acquired in April 2006.

General and Administrative

          General and administrative expenses include personnel-related expenses for executive, finance, legal, human resources, facilities and customer support. In addition, general and administrative expenses include professional fees for legal, accounting and financial services; recruiting; customer relationship management services; non-income taxes; insurance; bad-debt expense; occupancy; and other overhead-related costs.

          General and administrative expenses increased by $0.8 million, or 14%, to $6.5 million, or 15.2% of revenues, for the quarter ended March 31, 2007, compared to $5.7 million, or 22.6% of revenues, for the quarter ended March 31, 2006. The increase was primarily due to compensation costs, facilities costs and other overhead-related costs associated with our loyalty marketing service which we acquired in April 2006, partially offset by decreases in facilities and other overhead-related costs, consulting fees and compensation costs related to our social networking services and a $0.4 million decrease in stock-based compensation expense primarily related to forfeitures of previously expensed stock awards.

Amortization of Intangible Assets

          Amortization of intangible assets includes amortization of acquired pay accounts and free accounts, acquired trademarks and trade names, purchased technologies and other identifiable intangible assets. In accordance with the provisions of SFAS No. 142, goodwill is not being amortized but is tested for impairment at a reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would indicate the fair value of a reporting unit is below its carrying value amount. We determine the appropriate amortization method by performing an analysis of expected cash flows over the estimated useful life of the asset and matching the amortization expense to the expected economic benefit to be received from the asset.

          Amortization of intangible assets decreased by $0.2 million, or 6%, to $2.8 million for the quarter ended March 31, 2007, compared to $3.0 million for the quarter ended March 31, 2006. The decrease was primarily attributable to a higher level of amortization of intangible assets in the quarter ended March 31, 2006 associated with the Classmates Online acquisition, partially offset by increased amortization related to intangible assets acquired in connection with the MyPoints acquisition in April 2006. Certain of the acquired intangible assets were amortized on an accelerated basis to better match the patterns of economic benefits received.

Interest and Other Income (Expense), Net

          Interest income consists of earnings on our cash and cash equivalents. Other income and expense, net consists of equity earnings on investments in subsidiaries and exchange rate gains and losses.

          Interest and other income, net increased by $54,000 to $24,000 for the quarter ended March 31, 2007, compared to ($30,000) for the quarter ended March 31, 2006.

Interest Expense

          Interest expense consists of interest expense on capital leases and imputed interest on the acquired member redemption liability.

          Interest expense increased by $92,000 to $0.1 million for the quarter ended March 31, 2007, compared to $8,000 for the quarter ended March 31, 2006.

Provision for Income Taxes

          For the quarter ended March 31, 2007, we recorded a tax benefit of $0.3 million on pre-tax loss of $0.5 million, resulting in an effective tax rate of 53.0%. For the quarter ended March 31, 2006, we recorded a tax provision of $0.2 million on pre-tax loss of $0.7 million, resulting in a negative effective tax rate of 35.0%. The effective tax rates differ from the statutory rate primarily due to foreign losses, the benefit of which was not recognizable due to uncertainty regarding realization.

Cumulative Effect of Accounting Change, Net of Tax

          In the quarter ended March 31, 2006, we recorded a $0.3 million pretax benefit ($0.2 million, net of tax) as the cumulative effect of a change in accounting principle upon the adoption of SFAS No. 123R, to recognize the effect of estimating the number of stock-based awards granted prior to January 1, 2006 that are not ultimately expected to vest.

Years Ended December 31, 2006 and 2005 and Combined Year Ended December 31, 2004

          The following table sets forth for the periods presented selected historical statements of operations data. The information contained in the table below should be read in conjunction with "—Liquidity and Capital Resources" and "—Critical Accounting Policies, Estimates and Assumptions" as well as our combined and consolidated financial statements and notes thereto.

          Unless otherwise indicated, references to our 2004 operating results refer to the combined year ended December 31, 2004, as more fully explained in footnote 1 below.

					Period from January 1, 2004 (last date prior to acquisition by UOL) through November 16, 2004
				Period from November 17, 2004 (date of inception) through December 31, 2004
	Year Ended December 31,
			Combined Year Ended December 31, 2004(1)
	2006	2005
Billable services	$81,146	$63,550	$54,861	$6,471	$48,390
Advertising	58,300	21,342	18,404	2,159	16,245

Total revenues	139,446	84,892	73,265	8,630	64,635

Operating expenses:
Cost of revenues	29,853	13,035	14,638	1,620	13,018
Sales and marketing	60,782	43,184	32,886	3,604	29,282
Product development	11,857	6,883	8,511	771	7,740
General and administrative	25,217	16,907	11,223	1,686	9,537
Amortization of intangible assets	12,731	16,388	3,326	3,256	70

Total operating expenses	140,440	96,397	70,584	10,937	59,647

Income (loss) from operations	(994)	(11,505)	2,681	(2,307)	4,988
Interest and other income (expense), net	(81)	24	202	—	202
Interest expense	(492)	(49)	—	—	—

Income (loss) before income taxes	(1,567)	(11,530)	2,883	(2,307)	5,190
Provision (benefit) for income taxes	549	(3,339)	1,551	(621)	2,172

Income (loss) before cumulative effect of accounting change	(2,116)	(8,191)	1,332	(1,686)	3,018
Cumulative effect of accounting change, net of tax	183	—	—	—	—

Net income (loss)	$(1,933)	$(8,191)	$1,332	$(1,686)	$3,018

(1)
We combined our results of operations for the period from November 17, 2004 (date of inception) to December 31, 2004 with those of our predecessor for the period from January 1, 2004 to November 16, 2004 (last date prior to acquisition by UOL) by adding together results for both periods. We believe that this facilitates the comparison of our results of operations between the year ended December 31, 2005 and the combined year ended December 31, 2004. For the purpose outlined above, this does not purport to be a pro forma presentation in accordance with GAAP and does not reflect what our results of operations would have actually been in such period. There are differences between the accounting values of the underlying assets and liabilities of our business and those of our predecessor. In particular, the results of operations during the predecessor period do not reflect adjustments which affect the amortization of intangible assets, depreciation of fixed assets, amortization of deferred stock-based compensation, fair value adjustments for acquired deferred revenues and income taxes. We have included a discussion of the impact of these adjustments, to the extent they are significant to presenting the comparison of results of operations between 2005 and 2004.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

          Billable Services Revenues.    Billable services revenues increased by $17.6 million, or 28%, to $81.1 million for the year ended December 31, 2006, compared to $63.6 million for the year ended December 31, 2005. The increase in billable services revenues was due to a 22% increase in our average number of pay accounts from 1,616,000 for the year ended December 31, 2005 to 1,967,000 for the year ended December 31, 2006. The increase in pay accounts was primarily attributable to organic growth in our Classmates business and, to a lesser extent, the acquisition of pay accounts associated with the acquisition of The Names Database in March 2006, which had approximately 58,000 pay accounts at the time of the acquisition. Additionally, billable services revenues increased due to a 5% increase in ARPU from $3.28 for the year ended December 31, 2005 to $3.44 for the year ended December 31, 2006 due to a greater percentage of higher-priced, shorter-term pay subscription plans.

          Advertising Revenues.    Advertising revenues increased by $37.0 million, or 173%, to $58.3 million for the year ended December 31, 2006, compared to $21.3 million for the year ended December 31, 2005. The increase was due to revenues from our loyalty marketing service, which we acquired in April 2006, partially offset by a decline in advertising revenues generated from our social networking services. As a result of our decision in the second quarter of 2006 to enhance the user experience by significantly decreasing the number of advertising placements on our social networking Web sites, advertising revenues for our social networking services were adversely impacted.

Cost of Revenues

          Cost of revenues increased by $16.8 million, or 129%, to $29.9 million, or 21.4% of revenues, for the year ended December 31, 2006, compared to $13.0 million, or 15.4% of revenues, for the year ended December 31, 2005. The increase was primarily related to costs associated with our loyalty marketing service which was acquired in April 2006 and, to a lesser extent, increased costs associated with our social networking services and a $0.2 million increase in stock-based compensation in connection with the adoption of SFAS No. 123R in the quarter ended March 31, 2006. As a percentage of revenues, cost of revenues increased primarily due to our loyalty marketing service which has a higher cost of revenues as a percentage of revenues as compared to our social networking services.

Sales and Marketing

          Sales and marketing expenses increased by $17.6 million, or 41%, to $60.8 million, or 43.6% of revenues, for the year ended December 31, 2006, compared to $43.2 million, or 50.9% of revenues, for the year ended December 31, 2005. The increase was primarily related to costs associated with our loyalty marketing service which was acquired in April 2006, and, to a lesser extent, a $2.8 million increase in marketing costs related to acquiring new free social networking members, a $2.0 million increase in personnel and overhead-related expenses related to our social networking services and a $0.6 million increase in stock-based compensation in connection with the adoption of SFAS No. 123R in the quarter ended March 31, 2006.

Product Development

          Product development expenses increased by $5.0 million, or 72%, to $11.9 million, or 8.5% of revenues, for the year ended December 31, 2006, compared to $6.9 million, or 8.1% of revenues, for the year ended December 31, 2005. The increase in expenses was primarily due to a $2.5 million increase in personnel-related expenses due to increased headcount related to our social networking services, headcount associated with our loyalty marketing service which we acquired in April 2006, and a $0.5 million increase in stock-based compensation in connection with the adoption of SFAS No. 123R in the quarter ended March 31, 2006.

General and Administrative

          General and administrative expenses increased by $8.3 million, or 49%, to $25.2 million, or 18.1% of revenues, for the year ended December 31, 2006, compared to $16.9 million, or 19.9% of revenues, for the year ended December 31, 2005. The increase was primarily due to compensation costs, consulting fees, facilities costs and other overhead-related costs associated with our loyalty marketing service which we acquired in April 2006, a $1.6 million increase in depreciation of fixed assets and a $0.9 million increase in stock-based compensation expense in connection with the adoption of SFAS No. 123R in the quarter ended March 31, 2006. The increase was partially offset by a $0.9 million decrease in compensation costs associated with our social networking services.

Amortization of Intangible Assets

          Amortization of intangible assets decreased by $3.7 million, or 22%, to $12.7 million for the year ended December 31, 2006, compared to $16.4 million for the year ended December 31, 2005. The decrease was primarily attributable to a higher level of amortization of intangible assets in the year ended December 31, 2005 associated with the Classmates Online acquisition, partially offset by increased amortization related to intangible assets acquired in connection with the acquisitions of The Names Database in March 2006 and MyPoints in April 2006.

Interest and Other Income, Net

          Interest and other income, net decreased by $0.1 million to ($0.1 million) for the year ended December 31, 2006, compared to $24,000 for the year ended December 31, 2005.

Interest Expense

          Interest expense increased by $0.4 million to $0.5 million for the year ended December 31, 2006, compared to $49,000 for the year ended December 31, 2005. The increase was primarily the result of imputed interest on the acquired member redemption liability.

Provision for Income Taxes

          For the year ended December 31, 2006, we recorded a tax provision of $0.5 million on pre-tax loss of $1.6 million, resulting in a negative effective tax rate of 35.0%. The effective tax rate differs from the statutory rate primarily due to foreign losses, the benefit of which was not recognizable due to uncertainty regarding realization and to a lesser extent by the impact of stock-based compensation and the result of tax examinations concluded in 2006.

          For the year ended December 31, 2005, we recorded a tax benefit of $3.3 million on pre-tax loss of $11.5 million, resulting in an effective tax rate of 29.0%. The effective tax rate differs from the statutory rate primarily due to foreign losses, the benefit of which was not recognizable due to uncertainty regarding realization.

          At December 31, 2006, we had foreign net operating loss carryforwards of approximately $6.1 million.

Cumulative Effect of Accounting Change, Net of Tax

          In the year ended December 31, 2006, we recorded a $0.3 million pretax benefit ($0.2 million, net of tax) as the cumulative effect of a change in accounting principle upon the adoption of SFAS No. 123R to recognize the effect of estimating the number of awards granted prior to January 1, 2006 that are not ultimately expected to vest.

Year Ended December 31, 2005 Compared to Combined Year Ended December 31, 2004

          Information presented in the discussions below that relates to our 2004 operating results is presented for a combined twelve-month period ended December 31, 2004, which is the sum of the financial data for Classmates Online (predecessor) for the period from January 1, 2004 through November 16, 2004 and our financial data for the period from November 17, 2004 through December 31, 2004. These combined financial results are for informational purposes only and do not purport to be a presentation in accordance with GAAP or to represent what our results of operations would have actually been in such period.

  Revenues

          Billable Services Revenues.    Billable services revenues increased by $8.7 million, or 16%, to $63.6 million for the year ended December 31, 2005, compared to $54.9 million for the year ended December 31, 2004. The increase in billable services revenues was due to a 2% increase in our average number of pay accounts from 1,590,000 for the year ended December 31, 2004 to 1,616,000 for the year ended December 31, 2005. The increase was primarily due to an increase in pay accounts and an increase in ARPU due to a greater percentage of higher-priced, shorter-term pay subscription plans. Additionally, had the adjustments mentioned in footnote 1 to the table above been applied on a pro forma basis, there would have been a $2.0 million decrease in billable services revenue in the year ended December 31, 2004 related to a reduction in revenue related to a fair value adjustment to our acquired deferred revenue balance in connection with the Classmates Online acquisition.

          Advertising Revenues.    Advertising revenues increased by $2.9 million, or 16%, to $21.3 million for the year ended December 31, 2005, compared to $18.4 million for the year ended December 31, 2004. The increase was primarily due to an increase in post-transaction revenues.

  Cost of Revenues

          Cost of revenues decreased by $1.6 million, or 11%, to $13.0 million, or 15.4% of revenues, for the year ended December 31, 2005, compared to $14.6 million, or 20.0% of revenues, for the year ended December 31, 2004. The decrease was primarily related to a $1.6 million decrease in personnel-related expenses and a $1.0 million decrease in depreciation, partially offset by a $1.2 million increase in customer support and billing-related costs. Additionally, had the adjustments mentioned in footnote 1 to the table been applied on a pro forma basis, depreciation would have increased by $1.8 million for the year ended December 31, 2004.

  Sales and Marketing

          Sales and marketing expenses increased by $10.3 million, or 31%, to $43.2 million, or 50.9% of revenues, for the year ended December 31, 2005, compared to $32.9 million, or 44.9% of revenues, for the year ended December 31, 2004. The increase was primarily due to a $7.4 million increase in expenses related to marketing costs related to acquiring new free social networking members and a $2.8 million increase in personnel and overhead-related expenses.

  Product Development

          Product development expenses decreased by $1.6 million, or 19%, to $6.9 million, or 8.1% of revenues, for the year ended December 31, 2005, compared to $8.5 million, or 11.6% of revenues, for the year ended December 31, 2004. The decrease in expenses was primarily due to a $1.8 million decrease in personnel-related expenses, partially offset by a $0.3 million increase in depreciation.

  General and Administrative

          General and administrative expenses increased by $5.7 million, or 51%, to $16.9 million, or 19.9% of revenues, for the year ended December 31, 2005, compared to $11.2 million, or 15.3% of revenues, for the year ended December 31, 2004. The increase was primarily due to a $4.0 million increase in compensation costs, a $2.0 million increase in stock-based compensation expense in connection with the issuance of restricted stock units in 2005 and a $0.6 million increase in facilities costs and other overhead-related costs, partially offset by a $0.8 million decrease in consulting fees.

  Amortization of Intangible Assets

          Amortization of intangible assets increased by $13.1 million to $16.4 million for the year ended December 31, 2005, compared to $3.3 million for the year ended December 31, 2004. The increase was due to a higher level of amortization of intangible assets in the year ended December 31, 2004 associated with the acquisition of Classmates Online. Additionally, had the adjustments mentioned in footnote 1 to the table been applied on a pro forma basis, there would have been an additional $14.1 million of amortization of intangible assets recorded in the year ended December 31, 2004.

  Interest and Other Income, Net

          Interest and other income, net decreased by $0.2 million to $24,000 for the year ended December 31, 2005, compared to $0.2 million for the year ended December 31, 2004, as a result of significantly lower cash balances due to the transfer of the majority of our cash to UOL.

  Interest Expense

          Interest expense was $49,000 for the year ended December 31, 2005. There was no interest expense for the year ended December 31, 2004.

  Provision for Income Taxes

          For the year ended December 31, 2005, we recorded a tax benefit of $3.3 million on pre-tax loss of $11.5 million, resulting in an effective tax rate of 29.0%. For the year ended December 31, 2004, we recorded a tax provision of $1.6 million on pre-tax income of $2.9 million, resulting in an effective tax rate of 53.8%. The effective tax rates differ from the statutory rate primarily due to foreign losses, the benefit of which was not recognizable due to uncertainty regarding realization.

Liquidity and Capital Resources

          Our summary cash flows for the quarters ended March 31, 2007 and 2006, the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 were as follows (in thousands):

	Quarter Ended March 31,		Year Ended December 31,
					November 17, 2004 (date of inception) through December 31, 2004
	2007	2006	2006	2005
Net cash provided by (used for) operating activities	$10,389	$8,554	$25,135	$26,794	$(1,200)
Net cash used for investing activities	(891)	(12,117)	(69,948)	(4,848)	(98,315)
Net cash provided by (used for) financing activities	(8,590)	1,560	43,673	(18,718)	101,162

          Cash necessary for our initial capitalization and subsequent acquisitions was provided by us to UOL in the form of capital contributions. Cash generated by us, offset by costs for management and shared administrative services which were allocated to us from UOL, was transferred to UOL in accordance with UOL's centralized treasury practices. The net amount transferred from, or distributed to, UOL was accounted for as a contribution from, or distribution to, UOL. We intend to use a portion of the net proceeds of this offering to repay $50.0 million of notes payable to UOL. See "Use of Proceeds."

  Net Cash Provided by (Used for) Operating Activities

          Our working capital is affected by changes in the number of pay accounts in a period, changes in the mix of our billing plans, the timing of new pay accounts and renewals related to our online social networking services and the timing of cash receipts and payments at each period end relating to items such as receipts from customers and payments made to vendors, as well as the seasonality within our business.

          Net cash provided by operating activities increased by $1.8 million in the quarter ended March 31, 2007, compared to the quarter ended March 31, 2006 primarily as a result of an increase in working capital account changes.

          Net cash provided by operating activities decreased by $1.7 million in the year ended December 31, 2006, compared to the year ended December 31, 2005. A $12.3 million decrease in working capital in the year ended December 31, 2006 compared to the year ended December 31, 2005 was partially offset by a $6.3 million reduction in net loss and a $4.3 million increase in non-cash charges in 2006 compared to 2005. Working capital decreased in 2006 compared to 2005 primarily as a result of a smaller increase in deferred revenue, a reduction in accounts payable and accrued liabilities, an increase in accounts receivable due to increased revenues and an increase in other assets.

          Net cash provided by operating activities increased by $28.0 million for the year ended December 31, 2005, compared to the period from November 17, 2004 (date of inception) through December 31, 2004. The increase was primarily the result of a $16.6 million increase in working capital and a $17.9 million increase in non-cash expenses in 2005, partially offset by a $6.5 million decrease in net loss. Working capital increased primarily as a result of an increase in deferred revenue and accounts payable and accrued liabilities in 2005 compared to 2004.

  Net Cash Used for Investing Activities

          Net cash used for investing activities decreased by $11.2 million for the quarter ended March 31, 2007, compared to the quarter ended March 31, 2006. The decrease was primarily the result of $9.5 million, net of cash acquired, paid for the acquisition of The Names Database in March 2006 and a $1.7 million decrease in purchases of property and equipment in the quarter ended March 31, 2007, compared to the quarter ended March 31, 2006.

          Net cash used for investing activities increased by $65.1 million for the year ended December 31, 2006, compared to the year ended December 31, 2005. The increase was primarily the result of $9.5 million, net of cash acquired, paid for the acquisition of The Names Database in March 2006, $49.5 million, net of cash acquired, paid for the acquisition of MyPoints in April 2006, $0.6 million, net of cash acquired, paid for the acquisition of Trombi in August 2006 and a $5.4 million increase in purchases of property and equipment in the year ended December 31, 2006, compared to the year ended December 31, 2005.

          Net cash used for investing activities decreased by $93.5 million in the year ended December 31, 2005, compared to the period from November 17, 2004 (date of inception) through December 31, 2004 as a result of $98.2 million, net of cash acquired, paid for the acquisition of Classmates Online in November 2004, partially offset by an increase of $4.7 million in purchases of property and equipment in the year ended December 31, 2005, compared to the period from November 17, 2004 (date of inception) through December 31, 2004.

  Net Cash Provided by (Used for) Financing Activities

          Net cash used for financing activities was $8.6 million for the quarter ended March 31, 2007, compared to net cash provided by financing activities of $1.6 million for the quarter ended March 31, 2006. In the March 2007 quarter, we transferred cash to UOL to be centrally managed by UOL. In the March 2006 quarter, UOL contributed $9.5 million of capital to us for the acquisition of The Names Database, and we transferred $7.9 million to UOL to be centrally managed.

          Net cash provided by financing activities was $43.7 million for the year ended December 31, 2006, compared to net cash used for financing activities of $18.7 million for the year ended December 31, 2005. The difference of $62.4 million was due to $56.6 million in contributed capital from UOL related to the MyPoints acquisition in 2006 and a $5.8 million decrease in cash transferred to UOL to be centrally managed in 2006 compared to 2005.

          Net cash used for financing activities for the year ended December 31, 2005 was $18.7 million of which $18.1 million represented cash transferred to UOL to be centrally managed. In the period from November 17, 2004 (date of inception) through December 31, 2004, UOL contributed $98.2 million to us for the acquisition of Classmates Online and approximately $3.2 million for working capital purposes.

Contractual Obligations

          Our financial commitments were as follows at December 31, 2006 (in thousands):

		Year Ending December 31,
	Total	2007	2008	2009	2010	2011	Thereafter
Capital leases	$32	$18	$14	$—	$—	$—	$—
Operating leases	3,812	1,667	1,513	632	—	—	—

Total	$3,844	$1,685	$1,527	$632	$—	$—	$—

Seasonality

          Advertising revenues have been higher in the fourth quarter and, to a much lesser extent, in the second quarter when compared to the first and third quarters. Seasonality does not have a material affect on our billable services revenues.

Off-Balance Sheet Arrangements

          At March 31, 2007, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our combined and consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

Inflation

          Inflation did not have a material impact on our business during the quarter ended March 31, 2007 and the years ended December 31, 2006, 2005 and 2004, and we do not anticipate that inflation will have a material impact on our results of operations for fiscal year 2007.

Recent Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

          In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that we recognize, in our combined and consolidated financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 were effective for us at the beginning of the March 2007 quarter, with any cumulative effect of a change in accounting principle recorded as an adjustment to opening retained earnings. The implementation of FIN 48 did not have a material impact on our financial position, results of operations or cash flows.

Effects of Prior Year Misstatements

          In September 2006, the SEC issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, in order to address the observed diversity in quantification practices with respect to annual financial statements. There have been two widely-recognized methods for quantifying the effects of financial statement errors: the "roll-over" method and the "iron curtain" method. The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements, but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors based on the effects of the error on each of the company's financial statements and the related financial statement disclosures. This model is commonly referred to as a "dual approach" because it essentially requires quantification of errors under both the iron-curtain and the roll-over methods. The implementation of SAB No. 108 did not have a material impact on our financial position, results of operations or cash flows.

Fair Value Measurements

          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 157 on our financial position, results of operations and cash flows.

Fair Value Option

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for us on January 1, 2008. We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

          We are exposed to certain market risks arising from transactions in the normal course of business, principally risk associated with foreign currency fluctuations.

Foreign Currency Risk

          We transact business in different foreign currencies and may be exposed to financial market risk resulting from fluctuations in foreign currency exchange rates, particularly the Euro, which may result in a gain or loss of earnings to us. The volatility of the Euro (and all other applicable currencies) is monitored throughout the year. We face two risks related to foreign currency exchange: translation risk and transaction risk. Amounts invested in our foreign operations are translated into United States dollars using period-end exchange rates. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in stockholder's equity. Our foreign subsidiaries generally collect revenues and pay expenses in currencies other than the United States dollar. Since the functional currencies of our foreign operations are denominated in the local currency of our subsidiaries, the foreign currency translation adjustments are reflected as a component of stockholder's equity and do not impact operating results. Revenues and expenses in foreign currencies translate into higher or lower revenues and expenses in United States dollars as the United States dollar weakens or strengthens against other currencies. Therefore, changes in exchange rates may negatively affect our consolidated revenues and expenses (as expressed in United States dollars) from foreign operations. Currency transaction gains or losses arising from transactions in currencies other than the functional currency are included in operating expenses. While we have not engaged in foreign currency hedging, we may in the future use hedging programs, currency forward contracts, currency options and/or other derivative financial instruments commonly utilized to reduce financial market risks if it is determined that such hedging activities are appropriate to reduce risk.

OUR BUSINESS

Classmates Media Corporation Overview

          We operate leading online social networking and loyalty marketing services under our Classmates and MyPoints brands. Our success is driven by our expertise in growing and monetizing large online audiences in a cost-effective manner and enabling advertisers to reach relevant online consumers effectively. Revenues from our social networking services are derived from subscription and advertising fees, and revenues from our loyalty marketing services are derived from advertising fees.

          We have built our businesses on the unique characteristics of the Internet, which has transformed the way people express themselves and connect and interact with each other. As Internet usage grows and as new and extensive sources of consumer data become available, online advertising methods are evolving and improving, leading advertisers to increase total advertising spending on the Internet. As a result of these trends, we believe there is a growing opportunity to build and monetize online audiences.

          On our social networking Web sites, we enable users to locate and interact with acquaintances from school, work and the military. Led by our flagship Classmates Web site, our social networking properties are comprised of a large and diverse group of users, with over 50 million registered accounts as of June 30, 2007. Social networking pay accounts at December 31, 2005 and 2006, and at June 30, 2007, were 1.8 million, 2.2 million and 2.7 million, respectively. Using our interactive tools and features, our members have contributed to our social networking Web sites a substantial number of distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos. This valuable content is a key component in attracting and retaining members.

          MyPoints, our online loyalty marketing service, provides advertisers with an effective means to reach a large online audience with targeted marketing campaigns while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. During the last year, we marketed the products and services of over 400 advertisers to our MyPoints members, including NetQuote, Inc., Office Depot, Inc., VistaPrint Limited and Waterfront Media, Inc. As of June 30, 2007, over 8.4 million members were registered with MyPoints, over 5.7 million of whom had registered through a double opt-in process to receive email marketing messages from us.

Industry Background

  Online Social Networking

          Online social networking is rapidly growing and evolving to include a broad spectrum of Web sites and online services. From a category that attracted a relatively small number of users a few years ago, during June 2007, social networking Web sites attracted approximately 464.4 million unique visitors worldwide and an average of 155.4 million daily visitors according to comScore MediaMetrix, an Internet industry research company.

          People have a fundamental drive to connect with others, be part of a community, express themselves and maintain personal relationships. Core, life-long relationships are often based on enduring affiliations related to shared experiences such as family, school, workplace or military service. People seek to foster these relationships as well as other meaningful affiliations, such as those based on common interests, hobbies and trends.

          Some affiliations, such as those based on school, workplace and the military, encompass large numbers of individuals. According to the United States Census Bureau, as of 2006 there were approximately 186.2 million high school graduates in the United States, and approximately 116.7 million people in the United States had attended college. As of 2006, the United States military and armed forces included more than 24.7 million active members and veterans. As of 2004, there were 1.1 million workplaces with over 500 employees in the United States.

          Over time, people frequently lose touch with each other for a variety of reasons including geographic moves and job changes. According to the United States Census Bureau, approximately 39.9 million people relocate and nearly one-third of America's workforce changes jobs each year. In addition, it is estimated by the United States Department of Labor that the average American worker will hold more than 10 jobs by age 40. People looking to reconnect with past friends, colleagues and acquaintances have traditionally interacted through a variety of forums, including alumni associations, clubs, family and class reunions and professional organizations, as well as through various communication channels, including the telephone, postal mail and email. We believe there is a growing trend towards using new mediums of communication that facilitate social interaction and enable individuals to find and connect with friends, family and colleagues.

          The Internet has helped bridge boundaries as a new communications platform. Email was an early means by which people communicated on the Internet. However, email by itself does not help people find others with common interests or backgrounds or locate past friends and acquaintances. Online social networking Web sites were developed to facilitate the social interaction of large numbers of individuals and are becoming increasingly popular for socializing with friends, family and colleagues. Widespread adoption of broadband Internet access, digital photography and online video has also served as a catalyst for growth in online social networking, facilitating the sharing of content over the Internet.

          Social networking Web sites fulfill a number of different needs, allowing users to find and connect with individuals from their past and interact with new people based on shared interests, goals or other criteria. As such, we believe that social networking users generally choose to participate in and develop affiliations through more than one online social networking service. These Web sites and services are used by individuals to post content about themselves and to comment on the content posted by others. Users of social networking services may interact and communicate through email as well as through a variety of other online forums, including instant messaging, blogging, the posting of pictures and videos, voice chat and discussion groups. Many social networking Web sites and services provide users with tools that enable individuals to identify, build and maintain personal networks from their relevant affiliations.

          Many advertisers, recognizing that consumers spend an increasing amount of time online, view social networking Web sites as an attractive marketing medium for their products and services. According to eMarketer, an independent Internet industry research firm, advertising spending on social networking Web sites is expected to increase more than 600%, from $350 million in 2006 to $2.5 billion in 2011 in the United States.

          While social networking Web sites have attracted significant online audiences and, as a result, the attention of advertisers, certain aspects of many social networking Web sites pose challenges for advertisers. For example, many branded advertisers want the ability to deliver targeted advertisements to users with certain desirable demographics and demonstrated purchasing ability. However, not all social networking Web sites collect comprehensive demographic data on their members, and many enable users to create "alias" identities whose related profiles may contain incomplete or inaccurate information. In addition, members on social networking Web sites may post forms of user generated content with which advertisers may not want their products or services to be associated.

          Many social networking Web sites also face challenges in attracting, retaining and monetizing online audiences. While there is a wide range of online social networking Web sites available today, only a limited number have demonstrated an ability to build large-scale and sustainable audiences. Scale in a social network is required to create a "network effect," where members of the network benefit from the presence of other members, potentially accelerating growth in user activity and Web site visits. In addition, only a limited number of social networking Web sites have demonstrated that users are willing to pay for online social networking services.

  Online Loyalty Marketing

          The Internet is a growing channel for advertising and for consumers to find and purchase goods and services. According to IDC, a market research firm in the information technology industry, total advertising spending on the Internet is expected to almost double, from $16.9 billion in 2006 to $31.4 billion in 2011. In addition, more consumers are shopping online for goods and services. According to an April 2007 report by IDC, the number of unique buyers in the United States using the Internet to purchase goods or services is expected to grow from approximately 113.7 million in 2006 to approximately 170.0 million in 2010. As a result of this growth, advertisers are seeking effective ways to target and reach online consumers.

          Loyalty marketing programs are generally designed to reward consumers with points that accumulate based on activities and may be redeemed for products and services from participating vendors. These programs have long been popular with airlines, credit card vendors, hotels and retailers. According to Aite Group, an independent research and advisory firm, 84% of credit card purchases will be made on rewards cards in the United States during 2007, more than double the comparable percentage in 2001, underscoring the growth in popularity of loyalty marketing programs. In recent years, loyalty marketing programs have expanded into a comprehensive direct marketing and targeted advertising strategy. Consumer adoption of loyalty marketing programs, however, has traditionally been associated with a single type of activity, such as airline, hotel or credit card selection.

          Given the challenges faced by offline direct marketing, such as low response rates and rising costs of direct mail, advertisers are increasingly turning to the Internet to cost-effectively reach and target consumers. Online loyalty marketing enables advertisers to target consumers in ways that are generally impractical with traditional direct marketing channels. Online loyalty marketing services often have the ability to segment members based on personal interests, purchasing behavior and demographic profiles in order to create highly targeted advertising campaigns, thereby optimizing value to the advertiser. Online loyalty marketing services use points as an incentive for members to update their personal interest profile, helping advertisers reach consumers interested in purchasing their products and services. Online loyalty marketing services can also easily measure click-through rates on display advertising and response rates to email offers, providing rapid feedback for advertisers that can be used to identify potential customers and create new targeted offers.

          In addition, an online loyalty marketing program that has attracted a large, responsive and loyal member base helps maximize returns on the advertisers' marketing investments. Online loyalty marketing programs that are not explicitly sponsored by a single large consumer brand, such as an airline, hotel chain or department store, appeal to a potentially broader audience because of the breadth of offers and the ability of the consumer to earn rewards quickly and more often.

Our Competitive Strengths

          We believe that our success to date is principally attributed to the following factors:

          Market leadership position and strong brand recognition.    Classmates and MyPoints are leading brands in their respective industries, which has enhanced their ability to attract new users and build on their leadership positions. We register tens of thousands of new social networking free accounts and thousands of new loyalty marketing accounts every day.

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  Founded in 1995, Classmates is a pioneer in online social networking and a leading online service for helping people find and reconnect with their high school, college, work and military acquaintances. Our social networking Web sites have over 50 million registered accounts and over 2.7 million pay accounts.

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  Classmates has developed a high level of brand awareness among consumers through our long history, broad reach and extensive online advertising, all of which help us acquire new members cost-effectively.

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  Founded in 1996, MyPoints is an innovator within its industry, having launched one of the first online loyalty marketing Web sites. We have over 8.4 million registered loyalty marketing members, making us one of the largest online loyalty marketing services.

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  We believe that MyPoints has developed a reputation among advertisers as a leading provider of online direct marketing services. Our market position and brand awareness help MyPoints attract high-quality brand advertisers.

          Large audience and rich databases.    We believe our large membership bases and our databases of member information provide us with significant competitive advantages over existing and potential competitors.

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  As of June 30, 2007, we had over 50 million registered accounts across school, work and military communities. We believe the relevance of these communities, particularly our high school communities, to our members, which are based on their personal bonds and experiences from the past, encourages them to provide us with reliable and valuable profile and other personal information about themselves.

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  Our large base of social networking members and the extensive content they post on our Web sites help us attract new members, who in turn add their names and content to our Web site, making our user generated content richer and deeper and thereby attracting even more members.

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  As of June 30, 2007, over 5.7 million of our MyPoints members have opted to receive daily or weekly email marketing messages, many of whom provide us with extensive information about themselves and their interests.

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  We leverage our large audience and extensive database of member information, while protecting user privacy, to enhance the value of our services to our advertisers.

          Compelling services and sustainable consumer proposition.    We attract and retain members through differentiated services.

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  We are one of only a relatively small number of large online social networking services focused on reconnecting members with people from their past. We have built an extensive platform to allow our social networking members to easily affiliate with and participate in existing communities.

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  We believe that, in contrast to many online social networks, our networks of defined communities are trusted by our members, further encouraging Web site interaction and member communication.

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  We offer loyalty marketing members a way to easily and quickly earn rewards. Members can earn points not only by engaging in everyday activities such as shopping online, but also through a wide variety of other simple actions, such as responding to email offers, taking market research surveys, booking travel and engaging in other online activities.

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  Once a member is actively participating in our loyalty marketing service by earning points and redeeming rewards, we believe the member has a strong disposition to continue using our service to receive additional rewards.

          Attractive demographics.    The demographics of our user base are important to our business model.

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  Our social networking users represent a demographic capable of paying for subscription services, allowing us to generate revenues from both subscription fees and advertising fees.

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  We believe that advertisers identify females, persons over 35 years of age, persons who have attended college or another type of post-secondary educational institution, and persons who have income that is higher than the median U.S. income as attractive demographic categories for targeted advertising. A majority of our members satisfy one or more of these demographic categories.

          Proven business model.    We have demonstrated a long history of cost-effectively obtaining new members while generating strong revenue growth through subscription and advertising revenues.

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  Our pre-paid subscription services enhance our cash flows and provide us with a degree of predictability with respect to future revenues.

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  We leverage both our technology and marketing expertise to create personalized emails to encourage members to return to our Web sites, generate advertising revenues and persuade free social networking members to convert to paying subscribers.

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  Our ability to segment our members by personal interests, purchasing behavior and demographic profiles enables us to tailor advertisements based on member data and allows our advertisers to cost-effectively reach consumers interested in the advertisers' products and services.

Our Strategy

          Our objective is to continue to advance our position as a leader in online social networking and online loyalty marketing. Key elements of our business strategy include the following:

          Enhance member experience and engagement on our Web sites.    We intend to continue to increase and improve our service offerings through our social networking and loyalty marketing platforms.

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  The vast majority of social networking member activity is currently within our high school communities. We intend to leverage our platform and strong reputation for connecting our members with people from their pasts in order to broaden member engagement by allowing members to affiliate with more narrowly defined or meaningful groups within their college, work and military communities, such as those based on sorority, fraternity or similar life-long relationships.

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  We intend to allow people to create affiliations and communities beyond those associated with school, work and the military that we believe will have broad-based appeal to existing and new members, such as affiliations based on local geographic connections or shared interests.

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  We intend to enhance the functionality of our social networking services to provide our members with an easier and more entertaining way to interact and share a wider variety of content, such as video emails and enhanced profile functionality. We also intend to leverage third-party content from various eras, such as relevant sports, celebrity and other content, to foster nostalgia among our members.

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  We plan to provide additional ways for our loyalty marketing members to earn points for engaging in everyday online activities. To increase loyalty marketing member activity, we intend to add features designed to provide our members with a more personalized experience.

          Expand our membership base.    We plan to continue to increase consumer awareness of our brands and build upon our market leadership position in order to expand our membership base.

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  We intend to improve the registration process on each of our Web sites, with the goal of making them more user-friendly and effective.

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  In addition to continuing to market our services through our historical online channels, we intend to experiment with, and implement, a variety of marketing techniques, including co-registrations, referral programs and search engine optimization techniques, to generate new members, all with the goal of decreasing our member acquisition costs.

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  To grow our loyalty marketing membership base while enhancing the benefits to our social networking members, we intend to cross-market our services to our social networking members with the goal of providing all of our social networking members with the ability to earn points for posting content, upgrading to a pay account or otherwise interacting with our social networking services.

          Increase monetization of our Web sites.    We intend to increase both subscription and advertising revenues by enhancing the value of our services to our members as well as to advertisers.

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  We intend to drive additional social networking subscription revenues by leveraging our expertise in converting our free members to paying subscribers. Our expertise is founded on our proven ability to attract free members and to market compelling pay features to our free members in order to encourage them to upgrade to a pay account. We intend to continually expand our pay features to provide more reasons for our free members to convert to paying subscribers.

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  We believe our strategy of enhancing member experience and engagement on our social networking Web sites will increase the frequency of visits and the time spent on our Web sites, resulting in both increased advertising inventory and targeting opportunities. We intend to capitalize on this opportunity and increase our advertising revenues by working with brand advertisers seeking to reach relevant online consumers.

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  We intend to develop additional sophisticated methods for designing advertising campaigns for our loyalty marketing members that are specifically tailored to an individual's personal interests, purchasing behavior and demographic profile.

          Pursue strategic acquisitions and international expansion opportunities.

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  We intend to actively identify and assess a variety of strategic businesses, services and technologies that we believe may provide us with the opportunity to leverage our assets and core competencies, expand our geographic reach or that complement our existing businesses.

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  We plan to continue to evaluate opportunities to expand internationally. We believe that the fundamental consumer value propositions of our services are also applicable to a number of territories outside the United States, many of which are underdeveloped in terms of online social networking services and online loyalty marketing services.

Our Services

  Online Social Networking

          On our social networking Web sites, we enable users to locate and interact with acquaintances from school, work and the military. Led by our flagship Classmates Web site, our social networking properties comprise a large and diverse collection of users, with over 50 million registered accounts as of June 30, 2007.

          Using our interactive tools and features, our members have contributed to our social networking Web sites a substantial number of distinct, relevant pieces of content, such as names, school affiliations, profiles, biographies, interests and photos. Our large membership base and the extensive user generated content posted on our Web sites assist us in acquiring new members, and we receive tens of thousands of new free account registrations each day. This valuable content also brings existing members back to our Web sites, with a significant number of our members visiting our Web sites on a recurring basis over many years.

          Our social networking members can choose between free membership and a paid subscription offering additional features. Free accounts constitute the vast majority of our social networking accounts. Revenues from our social networking services are derived from subscription fees and advertising fees. As of June 30, 2007, we had 2.7 million pay accounts. During the quarter ended June 30, 2007, our average monthly revenue per pay account was $3.32 per month.

          Basic Membership.    Basic membership on our Classmates Web site is free and provides members with access to a number of interactive features. Visitors to Classmates can become free members by completing the registration process and providing their name, age, graduation year and a valid, confirmed email address. Free members are required to affiliate with at least one school, work or military community. In addition, free members can elect to provide information about their personal interests and post photos.

          Free members have free access to the following features:

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  Search.    Free members can use our search feature to locate individuals within communities of interest and to browse our member database which is currently differentiated by high school, college, work place or military unit. Our school communities are further subdivided into new members, teachers & staff, parents & friends and missing members.

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  Post profile information.    Free members can post information about themselves, including personal profiles, biography information, photos, affiliations and answers to our multiple choice questions about life, love, family and hobbies.

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  View editorial content.    Free members can view other members' posted information, including personal profiles, biography information, photo albums, affiliations and Q&As.

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  Email.    Free members have the ability to send double-blind emails through our Web site to other Classmates members and respond to email messages received from our paying subscribers. However, free members are not able to read and respond to emails from other free members.

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  Read message boards.    Free members have access to, and can read messages posted on, our interest group messages boards encompassing a range of topics, including college life, fraternities and sororities, sports, politics, travel, hobbies, current events and family life.

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  Newsletter.    Free members can subscribe to our weekly "Connections" newsletter that contains information on the various features available on Classmates, a listing of new members who joined their communities that week and announcements relating to new content posted by members within their communities.

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  Reunions.    Reunions and events can be organized and invitations can be sent through the Classmates Web site. Free members can read posted information regarding reunions and events on our Web site.

          Gold Membership.    Gold membership on our Classmates Web site is a paid subscription service that provides members with access to all of the features of a free membership as well as several additional features.

          Paying subscribers have access to the following additional features:

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  Digital guestbook.    Our digital guestbook feature serves as an "icebreaker" to initiate communication between acquaintances by alerting a Classmates member when another member visits his or her profile, if the visiting member chooses to leave his or her name. However, only a paying subscriber is able to see the name of the member that visited his or her profile.

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  Email.    Paying subscribers have the ability to send double-blind emails through our Web site to other Classmates members and respond to email messages from any other Classmates member, whether a free member or a paying subscriber. In addition, the recipient of an email from a paying subscriber can read the email and reply for free, even if the recipient is one of our free members.

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  Post to message boards.    In addition to reading information posted by members on our Classmates message boards, paying subscribers are able to directly post content on the message boards and post pictures in the photo albums devoted to their affiliated communities.

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  Classmates maps.    Paying subscribers have access to our Classmates maps feature which can generate a map, satellite or hybrid view showing the geographic locations, based on zip codes, of the individuals in a paying subscriber's affiliated communities.

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  Classmates dating.    Members who elect to participate in our online dating feature can view photos and profiles of singles in their geographic area and create a free dating profile on the Classmates Web site. However, only paying subscribers can contact other members participating in the dating feature.

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  Newsletter.    In addition to receiving our Connections newsletter, paying subscribers also receive our monthly "Gold Standard" newsletter, which highlights ways for our paying subscribers to get the most out of the subscription features accessible on our Classmates Web site.

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  Reunions.    Paying subscribers can track RSVPs to reunions, build surveys, exchange party ideas on private message boards and share pictures in photo albums devoted to the reunion event.

          We are currently developing several new free and pay features on our Classmates Web site that we believe will enhance the free member experience while providing an additional incentive for our free members to upgrade to a pay account. For example, we previously required a free member to upgrade to a pay account to view another member's photos, and we made this a free feature early in 2007. We expect the features available to free members and paying subscribers to change from time to time.

          Pricing for a Classmates pay account varies by term of membership, with most pay accounts consisting of a three-month subscription for $15.00, or $5.00 per month, a 12-month subscription for $39.00, or $3.25 per month, or a 24-month subscription for $59.00, or $2.46 per month. We continually review our pricing strategies and from time to time offer a variety of promotions. We currently offer a 7-day free trial promotion to encourage free members to upgrade to a pay account.

          International.    In addition to our flagship Classmates Web site, we operate three international social networking services. We operate Stayfriends (www.stayfriends.se) in Sweden, Trombi (www.trombi.com) in France and Stayfriends (www.stayfriends.de) in Germany. Each service is substantially similar to Classmates, although their affiliations are focused only on schools. Each service is offered in the local country's native language and is designed to appeal to the regional population. We offer free and pay accounts on all of our international Web sites, although the features of our international pay services differ from those of our Classmates pay services. Pricing for our international social networking services is lower than for Classmates.

          The Names Database.    The Names Database is a separate online social networking service that, while similar to our other social networking services, has more limited features and is largely used by its members as a registry to locate other members. We use The Names Database primarily as a co-registration partner for Classmates. We do not include free members of The Names Database in either our active or total account metrics, but we do include approximately 100,000 pay accounts in our pay account base. Pricing for The Names Database is lower than for Classmates.

  Online Loyalty Marketing

          MyPoints connects advertisers with our members by allowing members to earn rewards points for engaging in online activities. MyPoints is a free service and users need only provide their name, zip code, gender, date of birth, and a valid, confirmed email address to register. Members register through a double opt-in process to receive direct email marketing and other online loyalty promotions tailored to their personal interests, and earn points for responding to email offers, taking market research surveys, booking travel, shopping online and engaging in other online activities. Rewards points are redeemable in the form of third-party gift cards and other benefits from over 60 merchants, including retailers, theaters, restaurants, airlines and hotels. Members may also contribute points to charities through our Web site.

          MyPoints provides advertisers with an effective means to reach a large online audience with targeted marketing campaigns. We use a variety of criteria, including personal interests, purchasing behavior and demographic profiles, to create targeted promotions for advertisers. We tailor these marketing campaigns to meet the needs of the specific advertiser, which may include generating sales leads, soliciting information, registrations or the purchase of an advertiser's products, or increasing customer traffic on an advertiser's Web site.

          All of our loyalty marketing revenues are derived from advertising fees. Advertisers pay us when our emails are transmitted to members, when members respond to emails and when members complete online transactions. During the last year, we marketed the products and services of over 400 advertisers to our MyPoints members.

          MyPoints services include:

          Media Services.    Our primary services allow advertisers to directly market their products or services to MyPoints members through the following media services:

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  Bonusmail. We send personalized email marketing messages, called Bonusmail, directed specifically to individual MyPoints members, that showcase a single advertiser or offer. Generally, our members receive points for clicking through the media links in Bonusmail as well as for purchases or other actions taken within a limited time period.

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  Newsletters. We email monthly and other periodic newsletters to our MyPoints members on topics such as books, travel and seasonal themes. Each newsletter features offers from one to five advertising sponsors.

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  Exclusive member offers. Exclusive member offers, available on our MyPoints Web site, allow advertisers to offer multiple or bundled products and services to MyPoints members through our Web site and are regularly promoted to our members via email.

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  Web site placements. We offer sponsorship opportunities for advertisers to prominently display their products and services to our members directly on our MyPoints Web site. Display advertisements on our Web site provide an additional form of exposure for advertisers to market their products or services.

          This wide array of media services allows MyPoints to create targeted marketing campaigns for advertisers by selecting from more than 400 available demographic and behavioral parameters based on personal interests, purchasing behavior and demographic profiles of our MyPoints members.

          Shopping.    Our MyPoints Web site also serves as an online shopping portal where members can earn points for shopping through our Web site. We also have a comparative shopping feature that enables our members to identify point-earning opportunities for products they are looking to purchase online.

          Market Research and Online Surveys.    We deliver market research surveys, on behalf of market research companies, to a targeted online audience. Our member base facilitates high response rates and provides a strong likelihood that the desired number of qualified survey applicants will be available. We are paid on a cost-per-completion basis, which factors in the feasibility, number of potential respondents and number of completed surveys.

Advertising Sales

  Online Social Networking

          A portion of the revenue from our social networking services is derived from advertising fees, consisting primarily of fees generated from the display of third-party registration offers at the end of our pay account registration process, other display advertisements and referring members to third-party Web sites or services. Advertising inventory on our social networking Web sites includes text and graphic placements on the user home page, profile page, class list page and most other pages on the Web sites. We are able to target the advertising delivered to most of our members based on a wide variety of factors, including age, gender, demographic data, profile data and zip code. We have attracted a wide range of advertisers to our Web sites, and we engage in a variety of promotions and integrated offerings with advertisers. We also sell a portion of our advertising inventory through third-party advertising resellers.

          We derive a significant portion of our advertising revenues from a post-transaction sales agreement with Webloyalty, Inc. Under this agreement, we offer Webloyalty's services to our Classmates members upon completion of the pay account registration process, and we generate revenues based on the number of members who are presented with the Webloyalty offer.

          Classmates does not have its own advertising sales group or advertising delivery technologies, and UOL provides all of these services for Classmates. In connection with this offering, we will enter into an advertising sales representation agreement with UOL pursuant to which UOL will continue to provide advertising services to Classmates. UOL will work with our internal operations personnel dedicated to serving and monitoring the performance of our advertising initiatives. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." for more information on our advertising sales representation agreement.

  Online Loyalty Marketing

          All our loyalty marketing revenues are derived from advertising fees, consisting primarily of fees generated when emails are transmitted to members, when members respond to emails and when members complete online transactions. We sell direct marketing solutions to advertisers with both brand and direct response objectives through a full suite of display, email and other opportunities. We also use targeting technologies and Web site integrations in order to provide effective solutions for advertisers.

          MyPoints has its own advertising sales group, consisting of 14 account executives located throughout the United States, who are responsible for selling advertising for our loyalty marketing service. This advertising sales group focuses on developing and maintaining relationships with leading advertisers nationwide and works with our internal operations personnel dedicated to serving and monitoring the performance of our advertising initiatives and the pricing of the various media packages we offer.

Marketing

  Online Social Networking

          Our marketing efforts for our social networking services are focused primarily on attracting new free accounts and converting free members to paying subscribers. Our primary channel for acquiring free members is online advertising. A small number of third-party advertising networks currently account for the majority of our new free members, and we typically pay a fee for each member we acquire in this manner. We attempt to vary our marketing resources to take advantage of changes in the online market, increasing our spending when the cost to acquire a new member is lower. This strategy can cause our advertising expenses to vary significantly from period to period. We also engage in a variety of other marketing activities to build our brands as well as to acquire new free accounts, including online search initiatives, sponsorships and, from time to time, radio, television and print advertising. To drive more potential members to our social networking Web sites without incurring additional acquisition costs, we are also implementing and evaluating additional methods to increase the probability that our Web sites and our content will be represented in the search results of online search engines. In addition, we are evaluating a number of methods to enhance the network effect of our services to encourage members to invite friends and family to join our services. We intend to continue to evaluate and engage in a variety of marketing channels to cost effectively acquire new members and promote our brands.

          We devote a significant portion of our internal marketing resources and our own advertising inventory to encourage our members to return to our Web sites and to encourage free members to convert to paying subscribers. We strategically design placements on our Web sites to promote our 7-day free trial program and direct enrollment in our pay services. The majority of free members returning to our Web sites do so in response to our email initiatives. Our email initiatives are designed to inform members of the addition of new members within their communities, profile updates of members within their communities and new features on our Web sites. In addition, we email a Classmates member when another member visits his or her profile using our digital guestbook feature. We believe that by alerting our members of new user generated content through our regular email notifications, we are able to generate Web site traffic and provide a compelling reason for free members to upgrade to paying subscribers.

          No advertising customer accounted for more than 10% of our total revenues in 2006 or the three months ended March 31, 2007.

  Online Loyalty Marketing

          Our marketing efforts for our loyalty marketing service are primarily focused on new member acquisition. The vast majority of our new member accounts are derived from co-registration transactions with third-party online service providers on a cost-per-acquisition basis. New members are able to enroll in MyPoints through a co-registration process by registering with a third-party at which time they receive a "check the box" prompt to enroll in MyPoints. Once a user clicks to enroll in MyPoints, a confirmation email is automatically generated and sent to the email address provided upon initial enrollment. Even though a member can enroll in MyPoints through these third-party Web sites, MyPoints membership is not confirmed until the prospective member validates the email address provided upon initial enrollment. We refer to this two-step enrollment for new members as a "double opt-in process." We require that all of our members are enrolled through this double opt-in process in an effort to minimize inadvertent or short-term enrollment and curb inflated member enrollment statistics, which, in turn, allows us to provide our advertising customers with a willing and interested online audience for their products and services.

          We also have a refer-a-friend program whereby our members earn points for referring new members. In addition, we market our services with online advertising on third-party Web sites. We have also developed a limited number of integrated placements for MyPoints on Classmates. As part of our evaluation of potential new features to grow our loyalty marketing membership base, we intend to cross-market our services to our social networking members with the goal of providing all of our social networking members with the ability to earn points for posting content, upgrading to a pay account, or otherwise interacting with our social networking services.

Customer Service

          We believe that reliable customer service and support are important to retaining members. We continually monitor the quality of our customer service operations and seek feedback from members in order to improve these services.

  Online Social Networking

          We offer a variety of online self-help customer service tools on our social networking Web sites, including a self-guided "get acquainted" tutorial, advice, tips, an internal search engine, step-by-step solutions and answers to frequently asked questions. In addition, our Classmates members may directly submit a query or customer service request via email through the Classmates Web site. Our technology systems are designed for the efficient processing of customer requests, and we generate automated emails to all online questions submitted by our members. These online customer service tools are supplemented by our in-house, seven-days a week, customer service center at our Renton, Washington facility, with 30 full- and part-time employees. Our customer service center also provides telephone support as well as online chat to our social networking members.

  Online Loyalty Marketing

          We utilize a two-tiered customer care structure that enables us to rapidly identify and respond to our loyalty marketing members' inquiries submitted through our MyPoints Web site. We outsource the majority of our loyalty marketing customer service functions. However, email support for more complex issues are handled by a 5-person internal member care team located at our facility in San Francisco, California. In addition, our member care team continuously seeks to improve the training and effectiveness of our outsourced customer service functions.

Intellectual Property

          We rely upon a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements, invention assignment agreements and nondisclosure agreements with employees, contractors and suppliers, and others with whom we conduct business to protect the technology and intellectual property used in our businesses.

          We pursue the registration of our trademarks and service marks in the United States and other countries. We have 25 registered United States trademarks. We currently have three issued patents and 24 patent applications pending in the United States, and four issued patents in foreign countries, that each relate to our MyPoints business. We currently hold various domain name registrations relating to our brands, including Classmates.com and MyPoints.com.

          In connection with this offering, we will enter into an intellectual property matters agreement with UOL pursuant to which we will license to UOL and UOL will license to us certain patent and other intellectual property rights. In addition, the intellectual property matters agreement will provide that

UOL may use, at no charge, on a nonexclusive basis, our trademarks, subject to our approval. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc."

Competition

  Online Social Networking

          The social networking market is highly competitive and is characterized by numerous companies offering varying online services. Our market is rapidly evolving to respond to growing consumer demand for compelling social networking services and functionality. As our market continues to evolve, we believe that demand will be met by a number of large social networking companies. We believe the factors that drive long term success are the ability to build a large and active user base and the ability to monetize that user base through subscriptions or advertising. We believe the principal competitive factors for members are the size of the member base, volume and quality of user generated content and the scope of features. We believe that we compete favorably in each of these areas. However, many of our current competitors, as well as a number of our potential competitors, have more registered users and greater financial, technical and marketing resources than we do.

          Our social networking services compete with a wide variety of social networking Web sites, including broad social networking Web sites such as MySpace and Facebook; a number of specialty Web sites, including LinkedIn, Reunion.com and Monster.com's Military.com service, that offer similar online social networking services based on school, work or military communities; and an increasing number of schools, employers and associations that maintain their own Internet-based alumni information services. We also compete with a wide variety of Web sites that provide users with alternative networks and ways of locating and interacting with acquaintances from various affiliations, including Web portals such as Yahoo!, MSN and AOL, and online services designed to locate individuals such as White Pages and US Search. As Internet search engines continue to improve their technology and their ability to locate individuals, including by finding individuals through their profiles on social networking Web sites, these services will increasingly compete with our services. As a result of the growth of the social networking market, a number of companies are attempting to enter our market, either directly or indirectly, some of which may become significant competitors in the future. In addition, many existing social networking services are broadening their offerings to compete with our services. As we broaden our services and evolve into a service used for meeting new people with similar interests or affiliations, we may compete with the increasing number of social networking Web sites for special niches and areas of interest. For example, our recently launched dating feature competes with a number of online dating services.

  Online Loyalty Marketing

          The market for our loyalty marketing services is competitive, and we expect competition to significantly increase in the future as loyalty programs grow in popularity. We believe the primary competitive factors are the number, type and popularity of the participating merchants, the attractiveness of the rewards offered, the number of points awarded for various actions, the ease and speed of earning rewards, and the ability to offer members a robust, user-friendly shopping experience.

          Our MyPoints loyalty marketing business faces competition for members from several other loyalty programs that offer competitive online products and services, including Ebates, Upromise and ThankYou Network. We also face competition from offline loyalty rewards programs that have a significant online presence, such as those operated by credit card, airline and hotel companies.

  Online Advertising

          We are dependent upon advertising fees for a significant portion of our revenues. We believe the primary competitive factors for Internet advertising are size of user base, the amount of time users spend on a Web site, the ability to target advertisements to users and the demonstrated success of advertising campaigns. We believe we compete favorably in each of these areas, although certain competitors have larger user bases and their users spend more time on their Web sites.

          We compete for advertising revenues with portal companies, social networking Web sites, online direct marketing businesses, content providers, large Web publishers, Web search engine companies, content aggregation companies, major Internet service providers and various other companies that facilitate Internet advertising. We also compete with traditional offline advertising channels, such as radio, television and print advertising, because most companies currently spend only a small portion of their advertising budgets on Internet-based advertising. Internet advertising techniques are evolving, and if our technology and advertising serving techniques do not keep up with the needs of advertisers, we will not be able to compete effectively. If we fail to persuade companies to advertise on our Web sites, our advertising revenues will be adversely affected.

User Privacy and Trust

          General.    In the ordinary course of our business, members provide information and content, and we gather significant amounts of personal information from our members, all of which becomes part of our available databases. We understand how important the privacy of personal information is to our members and have adopted internal policies and practices relating to, among other things, content guidelines and member privacy.

          Privacy policies and controls.    The Classmates and MyPoints privacy policies are posted on their respective Web sites and inform members and potential members what information we collect about our members, where and how such information is collected, and about members' use of our Web sites and our services. Our privacy policies also explain the choices members have about how their personal information may be used, how we protect that information, and with whom we share that information. We assure our members that we will not sell personal information to third parties without permission.

          Privacy concerns of social networking and online loyalty marketing Web sites.    There are privacy concerns inherent in all online social networking and online loyalty marketing Web sites. Classmates is designed so that members can contact one another only through double blind-emails and are permitted to see only the content that each member has made public. We give our members a significant amount of control over their experience and over the information that is shared with other members and third parties. MyPoints shares personal information with third-party advertisers only when the member consents to such sharing by expressing an interest in a product or service.

          TRUSTe.    Each of Classmates and MyPoints is a licensee of the TRUSTe Privacy Program and their respective privacy policies have been approved by TRUSTe. TRUSTe is an independent, non-profit organization that promotes responsible online privacy practices and whose goal is to build users' trust and confidence in the Internet.

Government Regulations

          We are subject to state, federal and international laws and regulations applicable to online commerce, including user privacy policies, product pricing policies, Web site content and general consumer protection laws. Laws and regulations have been adopted, and may be adopted in the future, that address Internet-related issues, including online content, privacy, online marketing, unsolicited commercial email, taxation, pricing and quality of products and services. Some of these laws and regulations, particularly those that relate specifically to the Internet, were adopted relatively recently and their scope and application may still be subject to uncertainties. Interpretations of these laws, as well as any new or revised law or regulation, could decrease demand for our services, increase our cost of doing business, result in liabilities for us, restrict our operations or otherwise cause our business to suffer. Our failure, or the failure of our business partners, to accurately anticipate the application of these laws and regulations, or to comply with such laws and regulations, could create liability for us, result in adverse publicity and negatively affect our businesses.

          Privacy, Data and Consumer Protection.    The FTC and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of personal information and the presentation of Web site content. These regulations include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of certain types of information and provide users with the ability to access, correct and delete some of their personal information stored by us. These regulations also include enforcement and redress provisions. The specific limitations imposed by these regulations are subject to interpretation by courts and other governmental authorities. In addition, the FTC has conducted investigations into the privacy practices of companies that collect personal user information over the Internet and the use and disclosure of that information. We may become subject to the FTC's regulatory and enforcement efforts with respect to current or future regulations, or those of other governmental bodies, which may adversely affect our ability to collect demographic and personal information from members and our ability to use this information in our communications to members, which could adversely affect our marketing efforts. We believe that our information collection and disclosure policies comply with existing laws, but a determination by a state or federal agency or court that any of our practices do not meet these standards could result in liability and adversely affect our business. In addition, in the European Union member states and other foreign countries, data protection is even more highly regulated and rigidly enforced. To the extent that we further expand our business into these countries, we expect that compliance with these regulations will be more burdensome and costly for us.

          In June 2007, we received a letter from the FTC advising us that it was conducting an inquiry into Classmates Online's activities in the marketing and sale of subscriptions to consumers. We are in the process of providing the documents and information requested by the FTC which include documents and information related to our auto-renewal practices. We cannot assure that our services and business practices, or future changes to our services and business practices, will not subject us to claims and liability by governmental agencies or private parties. To the extent that our services and business practices change as a result of claims or actions by governmental agencies, such as the FTC, or private parties, any such changes could materially and adversely affect our business, financial position, results of operations and cash flows.

          The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, or the CAN-SPAM Act, regulates the distribution of commercial emails. Among other things, the CAN-SPAM Act provides a right on the part of an email recipient to request the sender to stop sending messages and establishes penalties for the sending of email messages which are intended to deceive the recipient as to source or content. At this time, we are applying the CAN-SPAM requirements to our email communications, and believe that our email practices comply with the requirements of the CAN-SPAM Act.

          Digital Millennium Copyright Act of 1998.    The Digital Millennium Copyright Act of 1998, or DMCA, among other things, creates limitations on the liability of online service providers for copyright infringement when users of a service post materials that infringe the copyrights of third-parties, as long as the service provider complies with the statutory requirements of the act (including taking down or blocking infringing material). The DMCA, however, does not eliminate potential service provider liability completely. To the extent we are held liable for content posted by our users, the DMCA notwithstanding, it could be potentially costly and harm our reputation or otherwise affect the growth of our business.

          Communications Decency Act.    The Communications Decency Act of 1996, or CDA, regulates content of material on the Internet, and provides immunity to providers of interactive computer services for claims based on content posted by third-parties. The CDA and the case law interpreting it provide that an interactive computer service provider is immune from liability for obscene, defamatory or other illegal content posted by users of its service unless such service provider engages in activities whereby it may be deemed itself to have been involved in creating or developing the content. If we are held liable for content posted by our users it could be potentially costly and harm our reputation or otherwise affect the growth of our business.

          The Child Online Protection Act and The Children's Online Privacy Protection Act.    The Child Online Protection Act and the Children's Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from children under 13. The failure to accurately apply or interpret either of these Acts could create liability for us, result in adverse publicity and negatively affect our business.

          We may also be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers. Compliance with these laws, or the adoption or modification of laws applicable to Internet advertising or marketing, could affect our ability to market our services, decrease the demand for our services, increase our costs or otherwise adversely affect our business.

Employees

          As of March 31, 2007, we had approximately 301 employees, of which 56 were in general administration, 34 were in sales, 54 were in marketing, 74 were in business development and 83 were in information technology. Approximately 13 of our employees are located in Europe. Of our 301 total employees, 188 were employees of Classmates Online and 113 were employees of MyPoints.

          None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we consider our relationships with our employees to be good.

Facilities

          We share our corporate headquarters in Woodland Hills, California, with UOL. We will enter into a real estate agreement with UOL to be effective upon consummation of this offering that will govern the terms under which we will continue to use this office space. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." for a description of this agreement. We lease office space in Renton, Washington, where Classmates Online is located. We lease additional office space for our international social networking services in Erlangen, Germany, and Berlin, Germany. We lease office space in San Francisco, California, where MyPoints is located. We lease sales office space for MyPoints in San Diego, California, and New York, New York, and also lease a facility in Schaumburg, Illinois, which serves as the MyPoints rewards points processing and distribution center.

          We believe that our existing facilities are adequate to meet our current requirements and that suitable additional or substitute space will be available as needed to accommodate any physical expansion of our corporate and operations facilities, customer support and technology centers or for any additional sales offices.

Legal Proceedings

          We are subject to various legal proceedings and claims that arise in the ordinary course of business. We believe the amount, and ultimate liability, if any, with respect to these actions will not materially affect our business, financial condition, results of operations or cash flows. We cannot assure you, however, that such actions will not be material and will not adversely affect our business, financial condition, results of operations or cash flows.

          We acquired MyPoints from UAL Corporation, an unrelated company, in April 2006. In December 2002, UAL Corporation and certain of its subsidiaries, including MyPoints, filed voluntary petitions to reorganize their businesses under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois. In January 2006, the Bankruptcy Court approved the plan of reorganization, and in February 2006, the plan of reorganization became effective and each of the debtors, including MyPoints, emerged from reorganization proceedings pursuant to the plan of reorganization.

MANAGEMENT

Executive Officers and Directors

          Set forth below is information concerning our executive officers and directors as of August 13, 2007.

Name	Age	Position
Mark R. Goldston	52	Chairman, President and Chief Executive Officer(1)
Neil P. Edwards	52	Interim Chief Financial Officer
Paul J. Pucino	47	Executive Vice President and Chief Financial Officer(2)
Frederic A. Randall, Jr.	50	Executive Vice President, General Counsel and Secretary(3)
Steven B. McArthur	40	President, Classmates Online(2)
John H. Fullmer	61	Co-President, MyPoints
Layton S. Han	41	Co-President, MyPoints

(1)
We expect to enter into an employment agreement with Mr. Goldston and that the agreement will provide that he will continue to serve as Chairman, President and Chief Executive Officer of UOL and us.

(2)
Appointment effective as of August 20, 2007.

(3)
Mr. Randall has served as Secretary since our inception. We expect to enter into an employment agreement with Mr. Randall and appoint him as our Executive Vice President and General Counsel effective upon consummation of this offering.

          Mark R. Goldston has served as our Chairman, President and Chief Executive Officer since our inception in August 2007. Mr. Goldston has served as Chairman and Chief Executive Officer of UOL since 2001. Prior to May 2006 and since June 2007, Mr. Goldston also served as President of UOL. Mr. Goldston served as Chairman and Chief Executive Officer of NetZero, Inc. from March 1999 until 2001. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President and Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled, The Turnaround Prescription, which was published in 1992 and is the named inventor on 13 separate U.S. patents on products such as inflatable pump athletic shoes, lighted footwear and a method for delivering electronic content over the Internet. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern University. He serves on the Dean's Advisory Board of the J.L. Kellogg School at Northwestern University and the Dean's Advisory Board of the Ohio State University Fisher School of Business.

          Neil P. Edwards has served as our interim Chief Financial Officer since August 2007. Mr. Edwards has served as the interim Chief Financial Officer of UOL since June 2007. Mr. Edwards has also served as UOL's Senior Vice President, Finance, Treasurer and Chief Accounting Officer since 2001. From December 1999 until September 2001, Mr. Edwards served as Vice President, Finance of NetZero, Inc. Prior to joining NetZero, Mr. Edwards was Chief Financial Officer of Patagonia, Inc. He also served as Corporate Controller of L.A. Gear, Inc., and as an audit senior manager at Price Waterhouse. He is a

Certified Public Accountant and a Member of the Institute of Chartered Accountants in England and Wales.

          Paul J. Pucino has been appointed to serve as our Executive Vice President and Chief Financial Officer as of August 20, 2007. From February 2005 to April 2007, Mr. Pucino served as Executive Vice President and Chief Financial Officer for Digital Insight. From May 2000 to January 2005, Mr. Pucino served as Senior Vice President and Chief Financial Officer for Tekelec. Previously, Mr. Pucino served as Chief Financial Officer for Scour.com and as Vice President of Finance, Strategy and New Ventures for Galileo International. Earlier in his career, Mr. Pucino served in accounting and financial analysis roles for KPMG, Dean Witter, Discover & Company and the Kemper Group. He received his Bachelor's degree in Accounting from the University of Tampa and his M.B.A. in Finance from the University of Chicago. Mr. Pucino is a Certified Public Accountant.

          Frederic A. Randall, Jr. has served as our Secretary since our inception, and we expect to appoint him as our Executive Vice President and General Counsel effective upon consummation of this offering. Mr. Randall has served as Executive Vice President, General Counsel and Secretary of UOL since September 2001. He served as Senior Vice President, General Counsel and Secretary of NetZero, Inc. from 1999 until September 2001. Prior to joining NetZero, Mr. Randall was a partner at the law firm Brobeck, Phleger & Harrison LLP from 1991 to 1999, and an associate from 1984 to 1990. Mr. Randall received his Bachelor's degree in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

          Steven B. McArthur has been appointed to serve as President of Classmates Online as of August 20, 2007. From July 2004 to March 2007, Mr. McArthur held a number of executive officer positions at Expedia, Inc., including serving as President of Expedia and Hotels.com North America. In addition, Mr. McArthur served as senior advisor to the Chief Executive Officer of Expedia from October 2006 to March 2007. From October 2002 to July 2004, Mr. McArthur served as Executive Vice President for AOL. From March 2000 to October 2002, Mr. McArthur served as President and Chief Executive Officer of AOL Canada. Mr. McArthur started his career as a strategy consultant with Bain & Company where he was one of the founders of Bain's Toronto office. Mr. McArthur earned his M.B.A. from the Harvard Business School and his Bachelor's degree from Queen's University, Belfast.

          John H. Fullmer has served as Co-President of MyPoints since April 2006, and he served as Chairman and Chief Executive Officer of MyPoints from February 2001 to January 2002. From January 2002 to April 2006, Mr. Fullmer served as Chief Executive Officer of King Ventures. Earlier in his career, Mr. Fullmer spent 20 years at Cendant Corporation, where he was Co-Chief Executive Officer of Cendant's Alliance Marketing Division from 1998 to 2000 and Chief Marketing Officer Worldwide from 1994 to 1998.

          Layton S. Han co-founded MyPoints in 1996. Since April 2006, Mr. Han has served as Co-President of MyPoints. Mr. Han served as President of MyPoints from 2000 to 2002, as Senior Vice President, Business and Corporate Development of MyPoints from 1999 to 2000, and as Vice President and Chief Financial Officer of MyPoints from 1996 to 1999. From January 2003 to April 2006, Mr. Han served as President of LSC, Inc. He earned his Bachelor's degree in Aeronautical and Mechanical Engineering from the University of California, Davis, and his M.B.A. from the Haas School of Business at the University of California, Berkeley.

Board of Directors

          Our board of directors is composed of            members. Upon the completion of this offering, our board of directors will be divided into three classes, with each class serving for a staggered three-year term. Our board of directors will consist of    class I directors,             and            ;     class II directors,            and            ; and    class III directors,             and            . At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose term is then expiring. The terms of the class I directors, class II directors and class III directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 2008, 2009 and 2010, respectively.

          A company of which more than 50% of the voting power is held by a single entity is considered a "controlled company" under the Nasdaq listing standards. A controlled company is exempt from the Nasdaq corporate governance requirement that its board of directors have a majority of independent directors and independent compensation and corporate governance and nominating committees. Because UOL will own more than 50% of the total voting power of our capital stock immediately following this offering, we will qualify as a "controlled company" under the Nasdaq corporate governance requirements. Immediately following this offering, we will avail ourselves of the controlled company exception provided under those rules. However, we plan to voluntarily comply with the requirements that we have independent compensation and corporate governance and nominating committees. We are, however, not required to maintain compliance with these requirements. In the event that we are no longer a controlled company, we will be required to have a majority of independent directors on our board of directors and to have compensation and corporate governance and nominating committees that are composed entirely of independent directors, subject to a phase-in period during the first year we cease to be a controlled company.

Committees of the Board of Directors

  Audit Committee

          Our audit committee consists of            ,                         and            .                         is the chairperson of the committee.                        is our audit committee financial expert. The Nasdaq corporate governance rules require that each issuer has an audit committee of at least three members, and that one independent director (as defined in those rules) be appointed to the audit committee at the time of listing, a majority within 90 days after listing and the entire committee within one year after listing.                        and                         are independent directors. We intend to modify the composition of the committee as needed to continue to comply with these rules.

          Our audit committee is responsible for the appointment, retention and termination of our independent registered public accounting firm, including overseeing their independence and evaluating their performance. In addition, our audit committee is responsible for reviewing and making recommendations regarding the annual audit, our financial statements, our interim financial statements and our internal controls over financial reporting, accounting practices and policies. Our audit committee will also perform other functions or duties as deemed appropriate by our board of directors. Our board of directors will adopt a written charter for our audit committee, which we will make available on our Web site.

  Compensation Committee

          Our compensation committee consists of            ,                         and            .                         is the chairperson of the committee.

          Our compensation committee is responsible for setting the compensation of our executive officers and determining the nature and amount of the various components of such compensation, including any adjustments to their annual base salary, establishing applicable performance targets under our incentive bonus program and bonus potential based on the attainment of those targets, and granting awards under our equity incentive plans. Our compensation committee will also administer our equity incentive plans and has the exclusive authority to make awards thereunder to our executive officers. Our compensation committee will also perform other functions or duties as deemed appropriate by our board of directors. Our board of directors will adopt a written charter for our compensation committee which we will make available on our Web site.

  Corporate Governance and Nominating Committee

          Our corporate governance and nominating committee consists of            ,                         and            .             is the chairperson of the committee.

          Our corporate governance and nominating committee will oversee and advise our board of directors with respect to corporate governance matters, assist our board of directors in identifying and recommending qualified candidates for nomination to our board of directors, make recommendations to our board of directors with respect to assignments to committees of our board of directors and oversee the evaluation of our board of directors. Our board of directors will adopt a written charter for our corporate governance and nominating committee which we will make available on our Web site.

Director Compensation

          We have not paid any compensation to members of our board of directors for their services as directors. After completion of this offering, each of our non-employee directors will receive annual compensation of $                  , as well as $                      for each board and committee meeting attended. The chairperson of our audit committee will receive additional annual compensation of $                      , and each audit committee member other than the committee chairperson will receive additional annual compensation of $                      . The chairpersons of our compensation committee and corporate governance and nominating committee will receive additional annual compensation of $                      . We will also reimburse our directors for reasonable expenses in connection with attendance at board and committee meetings.

          Under our 2007 Incentive Compensation Plan, we will grant each of our non-employee directors $                              of restricted stock units on the date of this offering. These restricted stock units will vest in three successive equal annual installments beginning February 15, 2008. Each individual who becomes a non-employee director at any time after the date of this offering will also receive a similar initial grant of restricted stock units. These restricted stock units will vest in three successive equal annual installments beginning on the non-employee director's completion of one year of board service. In addition, beginning in 2009, we will make annual grants of $                              of restricted stock units to each non-employee director, with a one year cliff vesting. See "Compensation Discussion and Analysis—Employee Benefits Plans" for a description of the automatic grant program pursuant to our 2007 Incentive Compensation Plan.

Compensation Committee Interlocks and Insider Participation

          None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee, except that our Chairman, President and Chief Executive Officer, Mark R. Goldston, is also the Chairman, President and Chief Executive Officer of UOL.

Code of Ethics

          Prior to the completion of this offering, we expect to adopt a code of ethics for our principal executive and senior financial officers applicable to our Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. In addition, we expect to adopt a code of business conduct and ethics for all of our employees, officers and directors. These codes will become effective as of the effective date of this offering and will be made available on our Web site.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

          Prior to this offering, Messrs. Goldston, Randall and Edwards were compensated by UOL and did not receive any separate compensation from us for the services they performed for the company. The UOL compensation arrangements for Messrs. Goldston and Randall are described in UOL's Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 23, 2007.

          As of August 13, 2007, we have not established a full board of directors with independent directors or a compensation committee of our board of directors. We anticipate that we will fill the vacancies on our board of directors and establish a compensation committee prior to the offering. The compensation committee of UOL approved employment agreements for Messrs. McArthur, Pucino, Fullmer and Han, as discussed herein and described under the section "—Employment Agreements with Executive Officers."

          We have entered into employment agreements with Messrs. McArthur, Pucino, Fullmer and Han. Those agreements are described in detail under the section "—Employment Agreements with Executive Officers." We intend to enter into employment agreements with Messrs. Goldston and Randall. We anticipate that the agreements will provide that Mr. Goldston will continue to serve as Chairman, President and Chief Executive Officer of both UOL and the company, and that Mr. Randall will serve as our Executive Vice President, General Counsel and Secretary.

Tax and Accounting Considerations

          Deductibility of Executive Compensation.    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to publicly held companies for compensation paid to its named executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The $1.0 million limitation applicable to compensation paid by us is separate from the $1.0 million limitation applicable to compensation paid by UOL. The limitation does not apply to equity grants or awards that vest only pursuant to performance-based milestones established under our 2007 Incentive Compensation Plan, to the extent any such awards are granted by our non-employee board members prior to the first meeting of our stockholders occurring more than one year after this offering. After that transitional period, our stockholders must approve the 2007 Incentive Compensation Plan in order for any subsequent awards to be excluded from the $1.0 million limitation. In all events, however, the deductibility of any compensation deemed paid by us in connection with any award of restricted stock or restricted stock units with a time-based vesting schedule under our 2007 Incentive Compensation Plan will be subject to the $1.0 million limitation per covered executive officer.

          Our compensation committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

          Accounting for Stock-Based Compensation.    To date we have not awarded equity compensation. However, pursuant to the accounting standards established by SFAS 123R we will be required to recognize, for financial accounting purposes, compensation expense for all share-based compensation, including any stock option grants, restricted stock unit awards and restricted stock issuances under our 2007 Incentive Compensation Plan. Stock option grants must be valued at fair value as of the grant date under an appropriate valuation formula, and that value must then be charged as a stock-based compensation expense against our reported GAAP earnings over the designated service period. For shares issuable upon the vesting of any restricted stock or restricted stock unit awards, we will be required to expense over the service period compensation cost equal to the fair market value of the underlying shares on the award date. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. Our 2007 Incentive Compensation Plan is described in greater detail under the heading "2007 Incentive Compensation Plan" in this prospectus.

Employment Agreements with Executive Officers

Messrs. Pucino and McArthur

          Messrs. Pucino and McArthur have entered into an employment agreement with the company and Classmates Online, respectively, which will become effective on August 20, 2007 and continue until August 20, 2011, unless sooner terminated by either party. Mr. Pucino will serve as our Executive Vice President and Chief Financial Officer and receive a base salary of $425,000 per year or such greater amount as may be determined from time to time by the compensation committee of our board of directors. Mr. McArthur will serve as the President of Classmates Online and receive a base salary of $500,000 per year or such greater amount as may be determined from time to time by the compensation committee of our board of directors. In addition, Messrs. Pucino and McArthur will be eligible for a cash bonus each year in an amount up to 100% of such executive's annual rate of base salary and contingent upon the attainment of performance criteria established by the compensation committee. However, for the fiscal year ending December 31, 2007, Messrs. Pucino and McArthur will be entitled to a guaranteed bonus of not less than $180,000 and $210,000, respectively, provided such executive remains employed through the bonus payment date. In addition, Messrs. Pucino and McArthur will be entitled to participate in all executive benefit plans and programs that we make available to our senior executives.

          On the effective date of this offering, Messrs. Pucino and McArthur will be awarded restricted stock units covering a number of shares of our Class A common stock with a value of $4,000,000 and $5,500,000, respectively, based on the initial offering price of our Class A common stock. The restricted stock units will vest, and the underlying shares will be issued as follows, subject to the executive's continued employment with us or UOL, as applicable: 20% will vest on August 15, 2008, 2009 and 2010, respectively, and the remaining 40% will vest on August 15, 2011. Each award is subject to accelerated vesting if the executive's employment is involuntarily terminated (or he resigns for good reason) under certain circumstances.

          If either executive's employment is terminated without cause, or he otherwise resigns for specified reasons prior to August 20, 2011, and such termination or resignation occurs in connection with, or within 24 months following, a change in control (as defined in each agreement) then, subject to his execution of a release of all claims against us, all of such executive's outstanding restricted stock units will become fully vested. If either executive's employment is terminated without cause, or he otherwise resigns for specified reasons prior to August 20, 2011 and such termination or resignation does not occur in connection with, or occurs more than 24 months following, a change in control (as defined in the agreement) then, subject to his execution of a release of all claims against us, the executive's outstanding restricted stock units will become vested as if he had completed an additional 12 months of service, calculated as if such units vest on a monthly basis.

          If either executive's employment is terminated without cause, or he otherwise resigns for specified reasons, then, upon his execution of a release of all claims against us, he will be entitled to a severance payment, payable over 24 months, in an amount equal to the sum of (i) 24 months of the executive's then-current base salary, (ii) the lesser of 100% of the executive's then-current annual base salary or the annual bonus paid to such executive for the preceding fiscal year, and (iii) the executive's annual bonus, pro rated through his termination date.

          If either executive's employment is terminated due to such executive's death or disability, a number of each executive's outstanding restricted stock units will accelerate in an amount equal to the number of units in which the executive would have been vested at the time of such termination had he completed an additional 12 months of employment, calculated as if such units vest on a monthly basis.

Messrs. Fullmer and Han

          Messrs. Fullmer and Han have each entered into an employment agreement with Mypoints which will become effective on August 20, 2007 and continue until August 20, 2010, unless sooner terminated by either party. Under these agreements, Messrs. Fullmer and Han will serve as the co-Presidents of Mypoints and each will receive a base salary of $288,750 per year or such greater amount as may be determined from time to time by the compensation committee of our board of directors. In addition, Messrs. Fullmer and Han will be eligible for a cash bonus each year in an amount up to 100% of such executive's annual base salary contingent upon the attainment of performance criteria established by the compensation committee. Messrs. Fullmer and Han will also be entitled to participate in all executive benefit plans and programs that Mypoints makes available to its senior executives.

          On the effective date of this offering, Messrs. Fullmer and Han will each be awarded restricted stock units covering a number of shares of our Class A common stock with a value of $1,250,000 based on the initial offering price of our Class A Common Stock. The restricted stock units will vest, and the underlying shares will be issued on August 20, 2010, subject to such executive's continued employment with Mypoints. Each award is subject to accelerated vesting if the executive's employment is involuntarily terminated (or he resigns for good reason) under certain circumstances.

          If either executive's employment is terminated without cause, or he otherwise resigns for specified reasons prior to August 20, 2010, and such termination or resignation occurs in connection with, or within 12 months following, a change in control (as defined in each agreement) then, subject to his execution of a release of all claims against us, a number of such executive's outstanding restricted stock units will accelerate in an amount equal to the number of units in which the executive would have been vested at the time of such termination or resignation had he completed an additional 12 months of employment or, if greater, an additional period of employment equal in duration to the actual period of the executive's service between August 15, 2007 (or, with respect to any restricted stock unit awards outstanding on August 20, 2007, the vesting commencement date of such award) and the date of such termination, with such amount to be calculated as if such units vest on a monthly basis. If either executive's employment is terminated without cause, or he otherwise resigns for specified reasons prior to August 20, 2010 and such termination or resignation does not occur in connection with, or occurs more than 12 months following, a change in control (as defined in each agreement) then, subject to his execution of a release of all claims against such, each executive's outstanding restricted stock units will become vested as if he had completed an additional 12 months of service, calculated as if such units vest on a monthly basis.

          If either executive's employment is terminated without cause, or he otherwise resigns for specified reasons, then, upon his execution of a release of all claims against us he will be entitled to a severance payment, payable over a 12 month period, in an amount equal to the sum of (i) 12 months of the executive's then-current base salary, (ii) the lesser of 100% of the executive's then-current annual base salary or the most recent annual bonus paid to the executive, (iii) the executive's annual bonus, pro rated through his termination date and (iv) in the event the executive's termination or resignation occurs between the end of a fiscal year and the date upon which he would have otherwise been entitled to his annual bonus for the preceding fiscal year, an amount equal to his annual bonus.

          If either executive's employment is terminated due to the executive's death or disability, a number of each executive's outstanding restricted stock units will accelerate in an amount equal to the number of units in which the executive would have been vested at the time of such termination had he completed an additional 12 months of employment, calculated as if such units vest on a monthly basis.

Employee Benefit Plans

  2007 Incentive Compensation Plan

          Our 2007 Incentive Compensation Plan, or the 2007 Plan, was adopted by our board of directors on            , 2007 and approved by UOL, as our sole stockholder, on            , 2007. Our 2007 Plan will become effective on the date of this offering and will terminate no later than            , 2017, unless extended with stockholder approval. Plan amendments will be subject to stockholder approval to the extent required by applicable law or regulation or the listing standards of the stock exchange on which our common stock is at the time primarily traded.

          The 2007 Plan is divided into four separate incentive compensation components:

  •
  the discretionary grant program under which eligible individuals in our employ or service may be granted options to purchase shares of our Class A common stock or stock appreciation rights tied to the value of such common stock;

  •
  the stock issuance program under which eligible individuals may be issued shares of our Class A common stock pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the attainment of pre-established performance milestones and/or the completion of a designated service period;

  •
  the incentive bonus program under which eligible individuals may earn cash bonus awards tied to the attainment of pre-established performance milestones; and

  •
  the automatic grant program under which restricted stock units will automatically be awarded at periodic intervals to our non-employee directors.

          Share Reserve.    We have initially reserved                        shares of our Class A common stock for issuance under the 2007 Plan. The share reserve will automatically increase on the first trading day of January in each calendar year during the term of the 2007 Plan, beginning with calendar year 2009, by an amount equal to    % of the total number of shares of our Class A common stock outstanding on the last trading day in December of the immediately preceding calendar year.

          Limitations.    The maximum number of shares for which a participant may receive awards denominated in shares of our Class A common stock will be limited to                        shares in the aggregate per calendar year. The maximum dollar amount for which a participant may receive awards denominated in dollars will be limited to $                              in the aggregate per calendar year.

          Eligibility.    Officers and employees, as well as independent consultants, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary grant, stock issuance and incentive bonus programs. The non-employee members of our board of directors will also be eligible to participate in those three programs as well as the automatic grant program.

          Performance Goals.    The performance goals to which the vesting of one or more awards under the 2007 Plan may be tied include: return on total stockholder equity; net income or operating income; earnings per share of our Class A common stock; earnings or operating income before one or more of the following: interest, taxes, depreciation, amortization and stock-based compensation; sales or revenue targets; return on assets, capital or investment; cash flow; market share; cost reduction goals; and budget comparisons.

          Administration.    The compensation committee of our board of directors will have the exclusive authority to administer the discretionary grant, stock issuance and incentive bonus programs with respect to awards made to our executive officers and non-employee directors and will also have the authority to make awards under those programs to all other eligible individuals. However, our board of directors may at any time appoint a secondary committee of one or more directors to have separate but concurrent authority with the compensation committee to make awards under those programs to individuals other than executive officers and non-employee directors.

          The plan administrator will determine which eligible individuals are to receive awards under the discretionary grant, stock issuance and incentive bonus programs, the time or times when those awards are to be made, the number of shares subject to each such award, the applicable vesting, exercise and issuance schedules for each such award, the maximum term for which such award is to remain outstanding and the cash consideration (if any) payable per share under the stock issuance program. All awards under the automatic grant program for the non-employee directors will be made in accordance with the terms of that program, except that our compensation committee will have the limited discretion to determine the applicable dollar value to be used to determine the specific number of shares subject to each award, up to a maximum permissible dollar amount per award.

          Discretionary Grant Program.    Under the discretionary grant program, eligible individuals in our employ or service may be granted options to purchase shares of our Class A common stock or stock appreciation rights tied to the value of such common stock. The exercise price for options and stock appreciation rights will not be less than one hundred percent (100%) of the fair market value per share of our Class A common stock on the grant date. No stock option or stock appreciation right will have a term in excess of ten years, and each grant will be subject to earlier termination following the recipient's cessation of service with us. The grants will generally vest and become exercisable in installments over the recipient's period of continued service. However, one or more awards may be structured so that those awards will vest and become exercisable only after the achievement of pre-established corporate performance objectives.

          Two types of stock appreciation rights may be granted:

  •
  Tandem rights which provide the holders with the election between the exercise of their underlying options for shares of Class A common stock or the surrender of their outstanding options for an appreciation distribution from us equal to the excess of the fair market value (on the option surrender date) of the vested shares subject to the surrendered option over the aggregate exercise price payable for those shares; and

  •
  Stand-alone rights which allow the holders to exercise those rights as to a specific number of shares of our Class A common stock and receive in exchange a distribution from us in an amount equal to the excess of the fair market value (on the exercise date) of the shares as to which those rights are exercised over the aggregate exercise price in effect for those shares.

          The appreciation distribution on any exercised tandem or stand-alone stock appreciation right may be paid in cash or shares or a combination thereof of our Class A common stock.

          Stock Issuance Program.    Under the stock issuance program, eligible individuals may be issued shares of our Class A common stock, either vested or unvested, pursuant to restricted stock awards, restricted stock units, performance shares or other stock-based awards which vest upon the attainment of pre-established performance milestones and/or the completion of a designated service period. Under the stock issuance program, shares may be issued as a stock bonus without any cash payment required of the recipient. Shares may also be issued pursuant to performance share awards, restricted stock or restricted stock unit awards which entitle the recipients to receive the underlying shares, without payment of any cash consideration, upon the attainment of designated performance goals and/or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting event.

          Incentive Bonus Program.    Under the incentive bonus program, eligible individuals may earn cash bonus awards and/or performance unit awards tied to the attainment of pre-established performance milestones. Eligible individuals may also earn dividend equivalent right awards. Cash bonuses may be structured to vest and become payable upon the attainment of pre-established performance goals and/or the completion of a designated service period. A performance unit will represent a participating interest in a special bonus pool tied to the attainment of pre-established corporate performance objectives.

          Automatic Grant Program.    Under the automatic grant program, restricted stock units will automatically be awarded at periodic intervals to our non-employee directors. Participation in the automatic option grant program is limited to each individual serving as a non-employee director the date on which public trading of our common stock commences and any individual who first becomes a non-employee director on or after such date.

          Awards under the automatic grant program will be made as follows:

  •
  Each individual who is serving as a non-employee director on the date on which public trading of our Class A common stock commences pursuant to this offering will automatically be granted at that time restricted stock units covering that number of shares of Class A common stock determined by dividing $                              by the closing price per share of our Class A common stock on that initial trading date. We refer to this as the IPO Grant.

  •
  Each individual who first becomes a non-employee director at any time after the date of the IPO Grant will, on the date such individual joins the board, automatically be granted restricted stock units covering that number of shares of our Class A common stock determined by dividing the applicable dollar amount by the fair market value per share of the common stock on such date, provided that individual has not previously been in our employ. We refer to this as the Initial Grant. The applicable dollar amount will be determined by the plan administrator at the time of each such grant, but in no event will exceed $                        dollars.

  •
  On February 15 each year, beginning with the 2009 calendar year, each individual serving at that time as a non-employee director will automatically be awarded restricted stock units covering that number of shares of our Class A common stock determined by dividing the applicable annual amount by the fair market value per share of the common stock on such date, provided that such individual has served as an eligible director for a period of at least six months. We refer to this as the Annual Grant. The applicable annual amount will be determined by the plan administrator on or before the date of the Annual Grant, but in no event will exceed $                        dollars.

          One-third of the shares subject to each IPO Grant will vest upon the non-employee director's continuation in board service through February 15, 2008, and the remaining shares will vest in two successive equal annual installments upon his or her completion of each year of board service over the two-year period measured from February 15, 2008. The shares subject to each Initial Grant will vest in three successive equal annual installments upon the non-employee director's completion of each year of board service over the three-year period measured from the fifteenth day of the second calendar month in the calendar quarter in which the grant is made. The shares subject to each Annual Grant will vest upon the non-employee director's completion of one year of board service measured from the grant date. However, the shares underlying each IPO Grant, Initial Grant or Annual Grant will immediately vest in full in the event of the non-employee director's death or disability while a director or the occurrence of certain changes in ownership or control. Should the non-employee director resign from the board other than by reason of disability, then each of such director's outstanding grants under the program will vest as to that number of shares in which such director would have at that time been vested had the shares subject to such grant vested in a series of successive equal monthly installments over the normal vesting period applicable to that grant.

          The shares underlying each restricted unit award made under the program will be issued as those shares vest. However one or more non-employee directors may be allowed to defer, in accordance with applicable laws and regulations, the issuance of the vested shares to a designated date or until cessation of board service or an earlier change in control.

          Each restricted stock unit will include a dividend equivalent right pursuant to which the non-employee director will receive, with respect to the shares of Class A common stock underlying that unit, a payment equal to each dividend or other distribution which is paid per issued and outstanding share of our Class A common stock during the period that restricted stock unit remains outstanding. In the case of dividends payable in shares of Class A common stock, dividend equivalent payments or shares may be payable with respect to outstanding restricted stock units as determined by the administrator. The payment will be made to the non-employee director within thirty days after the dividend or distribution payment date and will be in the same form of cash, securities or other property as the actual dividend or distribution.

          Dividend Equivalents.    Dividend equivalent rights may be issued as stand-alone awards or in tandem with other awards made under the 2007 Plan. Each dividend equivalent right award will represent the right to receive the economic equivalent of each dividend or distribution, whether in cash, securities or other property (other than shares of our Class A common stock) which is made per issued and outstanding share of Class A common stock during the term the dividend equivalent right remains outstanding. Payment of the amounts attributable to such dividend equivalent rights may be made either concurrently with the actual dividend or distribution or may be deferred to a later date. Payment may be made in cash or shares of our Class A common stock.

          Change of Control.    The 2007 Plan includes the following change in control provisions that may result in the accelerated vesting of outstanding awards:

  •
  In the event of a change in control of the company, each outstanding award under the discretionary grant program that is not to be assumed by the successor corporation or otherwise continued in effect will automatically vest in full on an accelerated basis. However, the plan administrator will have the authority to grant awards that will, immediately prior to the effective date of an actual change in control transaction, vest and become exercisable, even if those awards are to be assumed by the successor corporation or otherwise continued in effect.

  •
  Each award outstanding under the automatic grant program at the time of a change in control will automatically vest in full on an accelerated basis.

  •
  The plan administrator will also have complete discretion to structure one or more awards under the discretionary grant program so those awards will vest and become exercisable as to all the underlying shares in the event those awards are assumed or otherwise continued in effect but the individual's service with us or the acquiring entity is subsequently terminated by reason of an involuntary termination within a designated period following the change in control event.

  •
  Outstanding awards under the stock issuance or incentive bonus program may be structured so that those awards will vest immediately upon the occurrence of a change in control event or upon a subsequent termination of the individual's service by reason of an involuntary termination with us or the acquiring entity.

          A change in control transaction will be deemed to occur should any of the following events occur: we are acquired by merger or asset sale; any person or group of related persons (other than UOL) becomes the beneficial owner of securities possessing more than                        % of the total combined voting power of all our outstanding securities; or there occurs certain changes in the composition of our board of directors. In no event, however, will a change in control be deemed to occur as a result of a spin-off distribution by UOL of all or any portion of its holdings of our securities to its existing stockholders in proportion to their holdings of UOL capital stock.

          Adjustments.    In the event any change is made to the outstanding shares of our Class A common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without our receipt of consideration or should the value of the outstanding shares of our Class A common stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution, equitable adjustments will be made to: the maximum number and/or class of securities issuable under the 2007 Plan; the maximum number and/or class of securities by which the share reserve may increase by which the share reserve under the 2007 Plan may increase automatically each calendar year; the maximum number and/or class of securities for which any one person may be granted common stock-denominated awards under the 2007 Plan per calendar year; the number and/or class of securities and the exercise price per share in effect for outstanding awards under the discretionary grant program; the number and/or class of securities subject to each outstanding award under the stock issuance and automatic grant programs and the cash consideration (if any) payable per share; the number and/or class of securities for which awards may subsequently be made to new and continuing non-employee directors under the automatic grant program; the number and/or class of securities subject to each outstanding award under the incentive bonus program denominated in shares of our Class A common stock; and the number and/or class of securities subject to our outstanding repurchase rights under the 2007 Plan and the repurchase price payable per share. Such adjustments will be made in such manner as the plan administrator deems appropriate in order to preclude any dilution or enlargement of benefits under the 2007 Plan or the outstanding awards thereunder. In the event of a change in control, however, the adjustments (if any) will be made solely in accordance with the applicable provisions of the 2007 Plan governing change in control transactions as described above.

          Tax Withholding.    The plan administrator may provide one or more individuals holding awards under the 2007 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or vesting of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our Class A common stock in payment of such withholding tax liability.

          Deferred Compensation.    Subject to applicable law and regulations, the plan administrator may structure one or more awards under the stock issuance, automatic grant or incentive bonus programs so that the participants may be provided with an election to defer the compensation associated with those awards for federal income tax purposes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with United Online, Inc.

          Prior to this offering, we were a wholly-owned subsidiary of UOL. Immediately following this offering, UOL will continue to be our controlling stockholder, owning 100% of the shares of our Class B common stock, representing approximately    % of our total outstanding shares of common stock and approximately    % of the combined voting power of our outstanding shares of common stock. If the underwriters' option to purchase additional shares is exercised in full, UOL will own approximately    % of our total outstanding shares of common stock and approximately    % of the combined voting power of our outstanding shares of common stock. Following this offering, UOL will continue to have the power, acting alone, to approve any action requiring a vote of the majority of our voting shares and to elect all of our directors. In addition, until the first date on which UOL ceases to beneficially own a majority of the total voting power of our outstanding voting stock and at least 33 1/3% of the outstanding shares of our common stock, the prior affirmative vote or written consent of UOL as the holder of our Class B common stock will be required for us to authorize a number of significant actions, as set forth below under "Description of Capital Stock—Approval Rights of Holders of Class B Common Stock."

          UOL has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., subject to certain exceptions. See "Underwriting." However, there can be no assurance concerning the period of time during which UOL will maintain its ownership of our common stock following this offering.

          Beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for UOL to effect a tax-free spin-off of us or certain other tax-free transactions. As of the date of this prospectus, UOL does not intend or plan to undertake a spin-off of us or another tax-free transaction involving us.

          In connection with this offering, we will enter into certain agreements with UOL governing the ongoing relationships between us and UOL. These agreements will include:

  •
  a master transaction agreement;

  •
  an administrative services agreement;

  •
  a tax sharing agreement;

  •
  an insurance matters agreement;

  •
  an employee matters agreement;

  •
  an intellectual property matters agreement;

  •
  an advertising sales representation agreement;

  •
  a technology services agreement; and

  •
  a real estate agreement.

          The agreements summarized below will be filed as exhibits to the registration statement of which this prospectus is a part. We will enter into these agreements with UOL in the context of our relationship as a wholly-owned subsidiary of UOL.

  Master Transaction Agreement

          The master transaction agreement contains key provisions relating to our ongoing relationship with UOL. The master transaction agreement also contains provisions relating to the conduct of this offering and future transactions and will govern the relationship between UOL and us subsequent to this offering. Except in specified circumstances, the master transaction agreement will terminate              years after the first date on which UOL ceases to own shares representing a majority of the total voting power of our outstanding common stock and at least 33 1/3% of the outstanding shares of our common stock. The provisions of the master transaction agreement related to our cooperation with UOL in connection with future litigation will survive             years after the termination of the agreement, and provisions related to indemnification by us and UOL will survive indefinitely.

          This Offering.    The master transaction agreement requires us to use our reasonable best efforts to satisfy certain conditions to the completion of this offering. UOL may, in its sole and absolute discretion, choose to proceed with or abandon this offering. We will pay all costs and expenses incurred by UOL and us relating to this offering.

          Registration Rights.    Under the master transaction agreement, we will provide UOL with certain registration rights because the shares of our Class B common stock held by UOL after this offering will be deemed "restricted securities" as defined in Rule 144 under the Securities Act. Accordingly, UOL may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of UOL, we will use our reasonable best efforts to register shares of our common stock that are held by UOL after the closing of this offering, or subsequently acquired, for public sale under the Securities Act. UOL will be able to request up to             registrations in any calendar year. We will also provide UOL with "piggy-back" rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these "piggy-back" registrations in which UOL may request its shares be included.

          UOL will not be able to transfer its registration rights relating to our common stock, other than to an affiliate. UOL's registration rights will terminate on the earlier of the date on which UOL has sold or transferred all of its shares of our common stock deemed "restricted securities," or the date that our common stock held by UOL may be sold without restriction pursuant to Rule 144(k) of the Securities Act.

          We will agree to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by UOL, except that UOL will pay all of its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock.

          Future Distributions.    We will agree to cooperate, at our expense, with UOL to accomplish a distribution by UOL of our common stock, and we have agreed to promptly take any and all actions necessary or desirable to effect any such distribution. UOL will determine, in its sole discretion, whether such distribution shall occur, the date of the distribution and the form, structure and all other terms of any transaction to effect the distribution. A distribution may not occur at all. At any time prior to completion of the distribution, UOL will have the right to abandon the distribution, or modify or change the terms of the distribution, which could have the effect of accelerating or delaying the timing of the distribution.

          Anti-Dilution Option.    Under the master transaction agreement, we will grant UOL a continuing right to purchase from us shares of Class B common stock to maintain UOL's percentage ownership interest in our common stock following the completion of this offering. This option may be exercised by UOL in connection with any issuance by us of common stock other than pursuant to this offering (including the exercise of the underwriters' option to purchase additional shares) or any stock option or executive or employee compensation plan, except where the issuance under such an option or plan would cause UOL's percentage ownership of our common stock to fall below 80.1%. If we issue our common stock for cash consideration as permitted in the foregoing sentence whether pursuant to a stock option or executive compensation plan that causes UOL's percentage ownership of common stock to fall below 80.1%, upon the exercise of the option, UOL will pay a price per share for such Class B common stock equal to its fair market value as determined by our board of directors. If we issue our common stock for non-cash consideration or pursuant to a stock option or executive compensation plan that causes UOL's percentage ownership of common stock to fall below 80.1%, upon exercise of the option to purchase additional shares of Class B common stock, UOL will pay a price per share for such Class B common stock equal to the fair market value thereof as determined by our board of directors.

          If UOL chooses not to exercise its option, or exercises its option for a number of shares less than the total number permissible, in connection with any particular future common stock issuance by us, UOL's right to exercise the option in connection with any subsequent issuance by us will not be affected. However, in such case, UOL's ownership percentage will be recalculated to account for any prior decision not to exercise the option in full or at all, as appropriate. UOL's option to maintain its ownership percentage in us will terminate on the earliest of the date of a tax-free distribution, the date upon which UOL beneficially owns shares of common stock representing less than 80% of the aggregate voting power of shares of common stock then outstanding and the date on which, if the option has been transferred to a subsidiary of UOL, that subsidiary ceases to be a subsidiary of UOL.

          Restrictive Covenants.    So long as UOL owns at least a majority of the total voting power of our outstanding common stock and at least 33 1/3% of the outstanding shares of our common stock, we will have to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including:

  •
  incur aggregate outstanding indebtedness in excess of $150 million;

  •
  issuing capital stock that would result in UOL owning less than a majority of our outstanding shares of our common stock or less than 80% of the total voting power of our outstanding common stock;

  •
  consolidating or merging with any other entity;

  •
  selling all or substantially all of our assets; or

  •
  taking any actions to dissolve, liquidate or wind-up our company.

          Indemnification.    The master transaction agreement will provide for cross-indemnities that will generally place the financial responsibility on us and our subsidiaries for all liabilities associated with our current and historical business and operations and will generally place on UOL the financial responsibility for liabilities associated with all of UOL's other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and UOL each indemnify the other for any breaches of the master transaction agreement or any ancillary agreement.

          In addition to our general indemnification obligations described above relating to our current and historical business and operations, we will agree to indemnify UOL against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that UOL provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. We will also agree to indemnify UOL for any misstatements or omissions in our subsequent SEC filings and for information we provide to UOL specifically for inclusion in UOL's annual or quarterly reports following the completion of this offering.

          In addition to UOL's general indemnification obligations described above relating to the current and historical UOL business and operations, UOL will indemnify us for liabilities under litigation matters related to UOL's business and for liabilities arising from misstatements or omissions relating to information that UOL provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part.

          For liabilities arising from events occurring on or before the time of this offering, the master transaction agreement contains a general release. Under this provision, we will release UOL and its subsidiaries, successors and assigns, and UOL will release us and our subsidiaries, successors and assigns, from any liabilities arising from events between us on the one hand, and UOL on the other hand, occurring on or before the time of this offering, including in connection with the activities to implement this offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or other intercompany agreements or to specified ongoing contractual arrangements.

          Accounting Matters; Legal Policies.    Under the master transaction agreement, we will agree to use our reasonable best efforts to use the same independent registered public accounting firm selected by UOL and to maintain the same fiscal year as UOL until such time as UOL is no longer required to consolidate our results of operations and financial position as determined in accordance with generally accepted accounting principles consistently applied. We will also agree to use our reasonable best efforts to complete our audit and provide UOL with all financial and other information on a timely basis to enable UOL to meet its deadlines for its filing annual and quarterly financial statements.

          Additionally, for as long as UOL is providing us with legal services under the administrative services agreement, the master transaction agreement will require us to comply with all UOL policies and directives identified by UOL as critical to legal and regulatory compliance and to not adopt legal or regulatory policies or directives inconsistent with the policies identified by UOL.

  Administrative Services Agreement

          We will enter into an administrative services agreement with UOL to be effective upon the consummation of this offering. Under the administrative services agreement, UOL will provide us with services, including tax, finance and accounting, legal, human resources and facilities management services. During the term of the administrative services agreement, we and UOL may agree on additional services to be included in the administrative services agreement. UOL will provide services to us with substantially the same degree of care as such services are performed within UOL. We will pay fees to UOL for the services rendered based on the number and total cost of the UOL employees required to provide services, or as we may otherwise agree.

          We anticipate that the initial term of the administrative services agreement will expire in December 2008 and will be extended automatically for additional one-year terms unless terminated by one of the parties upon six months prior notice. As of the date of this prospectus, we expect that UOL will provide us with most of these services for a period longer than the initial term.

          Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify UOL with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of UOL.

  Tax Sharing Agreement

          We will enter into a tax sharing agreement with UOL to be effective upon consummation of this offering. The tax sharing agreement will govern the respective rights, responsibilities and obligations between UOL and us relating to tax liabilities, benefits, attributes, contests and similar tax matters. Under the tax sharing agreement, we will join with UOL in the filing of a consolidated federal income tax return for each taxable year for which UOL determines to file on a consolidated basis. UOL will have the authority and responsibility to take any necessary actions and make any elections or other determinations in connection such filing.

          For each consolidated taxable year, UOL will agree to pay timely the consolidated federal income tax liability of the UOL consolidated group and we will agree to pay timely to UOL our equitable share of such liability. Under the tax sharing agreement, we will make payments to UOL, or UOL will make payments to us, as the case may be, such that, with respect to tax returns for any taxable period in which we are included in UOL's consolidated group, the amount of taxes to be paid by us will be determined, subject to certain adjustments, as if we were not part of any consolidated, combined or unitary tax group of UOL and/or its subsidiaries. Such determination will also take into account any tax asset of UOL and any affiliate in a consolidated, combined or return and the effect such inclusion has on the calculation of any tax item. In addition, UOL will reimburse us, or we reimburse UOL, as the case may be, for any further federal income tax liability or benefit arising from the final resolution of any federal income tax audit or other proceeding for any taxable year (including any tax audit in respect of our business, operations, or assets for any taxable year preceding the effective date of the tax sharing agreement). The tax sharing agreement will also provide that UOL indemnify us for any federal income tax liability of the UOL consolidated group, other than the portion of such liability that we will assume financial responsibility for under the terms of the tax sharing agreement.

          The foregoing description will generally apply to the tax liabilities and tax return filings in respect of any state, local, or foreign jurisdiction in which UOL determines, or is required, to declare or file with us on a combined, unitary, or similar basis.

          As of the date of this prospectus, UOL does not intend or plan to undertake a distribution of our Class B common stock. Nevertheless, the tax sharing agreement will set forth our respective rights, responsibilities, and obligations relating to any possible distribution. If UOL were to decide to pursue a possible distribution of our shares, we have agreed to cooperate with UOL and to take any actions reasonably requested by UOL in connection with such a transaction. We have also agreed not to knowingly take or fail to take any actions that could reasonably be expected to preclude UOL's ability to undertake a tax-free distribution of our shares. In the event UOL completes a distribution of our shares, we have agreed not to take certain actions, such as certain asset sales or contributions, mergers, stock issuances or stock sales, within the two years following the spin-off without first obtaining the opinion of tax counsel or an Internal Revenue Service ruling to the effect that such actions will not result in the distribution failing to qualify as a tax-free spin-off. In addition, we would generally be responsible for, among other things, any taxes resulting from the failure of such spin-off to qualify as a tax-free transaction to the extent such taxes are attributable to, or result from, any action or failure to act by us or certain transactions involving us following a spin-off.

  Insurance Matters Agreement

          We will enter into an insurance matters agreement with UOL to be effective upon consummation of this offering. Under the insurance matters agreement, insurance policies maintained by UOL covering and for the benefit of us and our directors, officers and employees will be comparable to those maintained by UOL and covering us prior to the offering. Except to the extent that UOL allocates a portion of its insurance costs to us and our subsidiaries, we will pay or reimburse UOL, as the case may be, for premium expenses, deductibles or retention amounts, and all other costs and expenses that UOL may incur in connection with the insurance coverage UOL maintains for us. We will be responsible for any action against us in connection with UOL's maintenance of insurance coverage for us, including as a result of the level or scope of any insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to an insurance carrier in connection with a claim or potential claim or otherwise, during the term of the insurance matters agreement, except to the extent that such action arises out of or is related to the recklessness, gross negligence, bad faith or willful misconduct of UOL in connection with the insurance matters agreement.

          We anticipate that the initial term of the insurance matters agreement will expire in December 2008 and will be extended automatically for additional one-year terms unless terminated by one of the parties upon six months prior notice.

  Employee Matters Agreement

          We will enter into an employee matters agreement with UOL to be effective upon consummation of this offering. The employee matters agreement will allocate liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters, including the treatment of outstanding UOL equity awards which may be held by our employees following this offering and the allocation of certain retirement plan assets and liabilities and the ownership of work product developed for our benefit. The employee matters agreement will also generally provide that we are assuming employment-related liabilities relating to employees employed by us for periods of time prior to the offering.

  Intellectual Property Matters Agreement

          We will enter into an intellectual property matters agreement with UOL to be effective upon consummation of this offering. Under the intellectual property matters agreement, we will license to UOL, and UOL will license to us, certain intellectual property rights to enable both parties to continue to conduct their businesses in the same manner conducted to date. In addition, the intellectual property matters agreement provides that UOL may use, at no charge, on a nonexclusive basis, our trademarks, subject to our approval.

  Advertising Sales Representation Agreement

          We will enter into an advertising sales representation agreement with UOL to be effective upon consummation of this offering. Under the advertising sales representation agreement, UOL will provide advertising sales and advertising delivery technologies for Classmates Online. UOL will agree to provide services to Classmates Online with substantially the same degree of care as such services are performed within UOL and will work with our internal operations personnel dedicated to serving and monitoring the performance of our advertising initiatives. In exchange for these services, Classmates will pay UOL 35% of its advertising revenue, excluding revenue from the Webloyalty agreement. We anticipate that the initial term of the advertising sales representation agreement will expire in June 2008 and will be extended automatically for additional six-month terms unless terminated by one of the parties upon six months prior notice. As of the date of this prospectus, we expect that UOL will provide Classmates with these services for a period longer than the initial term.

  Technology Services Agreement

          We will enter into a technology services agreement with UOL to be effective upon consummation of this offering. Under the technology services agreement, UOL will provide technology operations services, including data center services, systems and network administration and data storage, and applications services for all of our administrative systems. In addition, UOL will provide us with technology development services.

          The charges for these services are generally intended to allow UOL to recover the cost of providing such services, without profit. We anticipate that the initial term of the technology services agreement will expire in December 2008 and will be extended automatically for additional one-year terms unless terminated by one of the parties upon six months prior notice. As of the date of this prospectus, we expect that UOL will provide us with these services for a period longer than the initial term.

  Real Estate Agreement

          We will enter into a real estate agreement with UOL to be effective upon consummation of this offering. The real estate agreement will govern the terms under which we may use the office space we share, and will continue to share, with UOL at our headquarters facility in Woodland Hills, California. We do not currently expect that the real estate agreement will materially change the current arrangements we have with UOL related to shared space or the amounts we are charged for the use of such space. We anticipate that the initial term of the real estate agreement will expire in December 2008 and will be extended automatically for additional one-year terms unless terminated by one of the parties upon six months prior notice. As of the date of this prospectus, we expect to share office space with UOL for a period longer than the initial term.

PRINCIPAL STOCKHOLDER

          Prior to this offering, all of our outstanding common stock was beneficially owned by UOL. Immediately following this offering, UOL will own 100% of the shares of our Class B common stock, representing approximately    % of our outstanding common stock and    % of the combined voting power of our outstanding common stock (approximately    % of our outstanding common stock and    % of the combined voting power of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares). UOL will not own any of our outstanding shares of Class A common stock. However, under our amended and restated certificate of incorporation, UOL has the right at any time to convert any of the Class B common stock it holds into Class A common stock prior to any tax-free distribution. After completion of this offering, UOL will continue to control us and will be able to exercise control over all matters requiring stockholder approval, including the election of our directors and approval of significant corporate transactions. Except for UOL, we are not aware of any person or group that will beneficially own more than 5% of our outstanding shares of common stock following this offering. None of our executive officers, directors or director nominees currently owns any shares of our common stock. See "Management" for a description of the ownership of UOL stock by our directors and executive officers.

DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect as of the date of this prospectus, are summaries thereof and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

General

          Upon completion of this offering, our authorized capital stock will consist of:

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                          shares of Class A common stock, par value $0.0001 per share,

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                          shares of Class B common stock, par value $0.0001 per share, and

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                          shares of undesignated preferred stock, par value $0.0001 per share.

          As of the date of this prospectus, no shares of Class A common stock are outstanding and                        shares of Class B common stock are outstanding. Upon completion of this offering, there will be                        shares of Class A common stock outstanding and            shares of Class B common stock outstanding. As of the date of this prospectus, no preferred stock has been designated or is outstanding.

Common Stock

          The rights of our Class A common stock and our Class B common stock are identical, except with respect to voting, conversion and protective voting provisions as set forth in this prospectus.

  Dividend Rights

          Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time. Dividends payable in shares of common stock may be paid only as follows: shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

  Conversion

          Each share of Class B common stock is convertible while held by UOL or any of its subsidiaries at the option of the holder thereof into one share of Class A common stock. If our Class B common stock is distributed to security holders of UOL in a transaction (including any distribution in exchange for shares of UOL's common stock or other securities) intended to qualify as a distribution under Section 355 of the Internal Revenue Code, or any corresponding provision of any successor statute, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any such distribution, all shares of Class B common stock will automatically convert into shares of Class A common stock (i) upon the transfer of such shares of Class B common stock to a person other than UOL or any of its subsidiaries (excluding us) or (ii) at such time as UOL and its subsidiaries (excluding us) own (a) less than a majority of the total voting power of our outstanding common stock or (b) less than 33 1/3% of the outstanding shares of our common stock. Following any such distribution, we may submit to our stockholders a proposal to convert all outstanding shares of our Class B common stock into shares of our Class A common stock, provided that we have received a favorable private letter ruling from the Internal Revenue Service satisfactory to UOL to the effect that the conversion will not affect the intended tax treatment of the distribution. In a meeting of our stockholders called for this purpose, the holders of our Class A common stock and our Class B common stock will be entitled to one vote per share and, subject to applicable law, will vote together as a single class and neither class of common stock will be entitled to a separate class vote. All conversions will be effected on a one-for-one basis.

  Voting Rights

          Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders except as described above under "—Conversion". Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

  No Preemptive or Redemption Rights

          Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions. However, pursuant to the master transaction agreement that we will enter into with UOL in connection with this offering, UOL has the right to maintain its percentage ownership in us through the purchase of additional shares of Class B common stock in the event that we issue additional shares of common stock.

  Right to Receive Liquidation Distributions

          Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Preferred Stock

          No shares of our preferred stock are outstanding as of the date of this prospectus. However, our board of directors is empowered, subject to the approval of our Class B stockholders as set forth below under "Approval Rights of Class B Common Stock," and subject to any requirements of the Nasdaq Global Market, to cause up to             shares of our preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designations, preferences and relative, participating, optional, dividend and other special rights of the shares of each such series and the qualifications, limitations, restrictions, conditions and other characteristics thereof as fixed by our board of directors. Among the specific matters that may be determined by our board of directors are:

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  the designation of each series;

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  the number of shares of each series;

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  the rate of dividends, if any;

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  whether dividends, if any, will be cumulative or noncumulative;

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  the terms of redemption, if any;

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  the rights of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

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  rights and terms of conversion or exchange, if any;

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  restrictions on the issuance of shares of the same series or any other series, if any; and

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  voting rights, if any.

          We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management.

Registration Rights

          We will enter into a master transaction agreement with UOL which, among other things, provides for specified registration and other rights relating to the shares of our common stock owned by UOL. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc." Other than UOL, there are no other holders of registration rights relating to our capital stock.

Approval Rights of United Online, Inc.

          In addition to any other vote required by law or by our amended and restated certificate of incorporation, as long as UOL and its subsidiaries (excluding us) own at least a majority of the total voting power of our outstanding common stock and at least 33 1/3% of the outstanding shares of our common stock, the prior affirmative vote or written consent of UOL is required in order to authorize us to:

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  incur aggregate outstanding indebtedness in excess of $150 million;

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  issue capital stock that would result in UOL owning less than a majority of the outstanding shares of our common stock or less than 80% of the total voting power of our outstanding common stock;

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  consolidate or merge with any other entity;

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  sell all or substantially all of our assets; or

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  take any actions to dissolve, liquidate or wind-up our company.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

          The provisions of our amended and restated certificate of incorporation and our amended and restated bylaws described below, together with our rights plan described below under "Rights Plan," may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

  Election and Removal of Directors

          Our amended and restated certificate of incorporation provides that our board of directors will be classified into three classes with staggered three-year terms. As a result, only one-third of our board of directors will be elected at each annual meeting. Each class will consist, as nearly possible, of one-third of the total number of directors. The initial term of the class I directors expires at our 2008 annual meeting of stockholders, the initial term of the class II directors expires at our 2009 annual meeting of stockholders and the initial term of the class III directors expires at our 2010 annual meeting of stockholders.

          As long as UOL and it subsidiaries (excluding us) own at least a majority of the total voting power of our outstanding common stock and at least 33 1/3% of the outstanding shares of our common stock, directors may be removed with or without cause upon the affirmative vote or written consent of the holders of a majority of the total voting power of our outstanding common stock. At such time as UOL and its subsidiaries (excluding us) own less than a majority of the total voting power of our outstanding common stock or less than 33 1/3% of the outstanding shares of our common stock, no director may be removed except for cause and only upon the affirmative vote of not less than 66 2/3% of the total voting power of our outstanding common stock, voting together as a single class.

  Size of Board and Vacancies

          Our amended and restated bylaws provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office; provided, however, that as long as UOL and its subsidiaries (excluding us) own at least a majority of the total voting power of our outstanding common stock and at least 33 1/3% of the outstanding shares of our common stock, and such vacancy was caused by the action of stockholders, then such vacancy may only be filled by the affirmative vote of shares representing at least a majority of the votes entitled to be cast by the outstanding common stock in the election of our board of directors.

  Stockholder Action by Written Consent; Special Meetings

          Our amended and restated certificate of incorporation permits our stockholders to act by written consent without a meeting as long as UOL and its subsidiaries (excluding us) own shares representing at least a majority of the total voting power of our outstanding common stock. At such time as UOL and its subsidiaries (excluding us) own less than a majority of the total voting power of our outstanding common stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent by stockholders in lieu of such a meeting.

          Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may only be called by UOL, as long as UOL and its subsidiaries (excluding us) own shares representing at least a majority of the total voting power of our outstanding common stock, or the chairman of our board of directors or our board of directors. No business other than that stated in the notice of a special meeting may be transacted at such special meeting.

  Cumulative Voting

          Our stockholders do not have cumulative voting rights.

Amendment of Our Certificate of Incorporation and Bylaws

          Our amended and restated certificate of incorporation provides that the affirmative vote of a majority of our board of directors or the affirmative vote of at least 66 2/3% of the total voting power of our outstanding common stock is required to adopt, amend or repeal any provision of our amended and restated bylaws or our amended and restated certificate of incorporation relating to our classified board structure, the election and removal of directors, limitations on liability and indemnification, conflicts of interests or corporate opportunities, approval rights of UOL as the holder of our Class B common stock, stockholder meetings and stockholder action.

Rights Plan

          We expect that our board of directors will adopt a rights plan prior to the completion of this offering. Under the rights plan, we will issue one preferred share purchase right for each outstanding share of our Class A common stock and Class B common stock. These rights to purchase our Class A and Class B common stock will be subject to the terms of a rights agreement between us and            , as rights agent.

          Our board of directors believes that the rights plan will protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty upon any person or group that, without the approval of our board of directors, acquires 15% or more of all of our outstanding Class A common stock, 15% or more of our outstanding Class B common stock, or any combination of our Class A and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors.

          The Rights.    The rights will trade with, and will be inseparable from, our common stock. Our Class A rights and Class B rights will be evidenced only by shares of our Class A or Class B common stock. New rights will accompany any new shares of common stock we issue after the date this offering is completed. Until the date the rights become exercisable, any transfer of shares of our common stock constitutes a transfer of the related rights. If the rights become exercisable, they will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock.

          Exercise Price.    Each of our rights will allow its holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock for $            , once the rights become exercisable. Prior to exercise, a right does not give its holder any dividend, voting or liquidation rights.

          Exercisability.    The rights will not be exercisable until the earlier to occur of:

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  the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons, which we refer to as an "acquiring person," has acquired beneficial ownership of 15% or more of our outstanding Class A common stock or 15% or more of all of our outstanding Class B common stock, or any combination of our Class A common stock and Class B common stock representing 15% or more of the votes of all shares entitled to vote in the election of directors; or

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  ten business days, or such later date as may be determined by our board of directors before any person or group becomes an acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the bidder becoming an acquiring person.

          Any of our rights held by an acquiring person are void and may not be exercised. In light of UOL's substantial ownership position, our rights agreement will contain provisions excluding UOL and its affiliates from the operation of the adverse terms of our rights agreement.

  Consequences of a Person or Group Becoming an Acquiring Person.

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  Flip In. If a person or group becomes an acquiring person, all holders of our Class A rights except the acquiring person may, for the then applicable exercise price, purchase shares of our Class A common stock with a market value of twice the then applicable exercise price, based on the market price of our Class A common stock prior to such acquisition, and all holders of our Class B rights except the acquiring person may, for the then applicable exercise price, purchase shares of our Class B common stock with a market value of twice the then applicable exercise price, based on the market price of our Class B common stock prior to such acquisition.

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  Flip Over. If we are later acquired in a merger or similar transaction after the date our rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation's stock prior to such merger.

          Our Preferred Share Provisions.    Each one one-hundredth of a share of our preferred stock, if issued:

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  will not be redeemable;

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  will entitle holders to quarterly dividend payments of $0.0001 per share, or an amount equal to the dividend paid on one share of our Class A or Class B common stock, as applicable, whichever is greater;

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  will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of our common stock, whichever is greater;

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  will have the same voting power as one share of our Class A common stock; and

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  if shares of our Class A common stock or Class B common stock are exchanged via merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of our Class A common stock or Class B common stock, as applicable.

          The value of one one-hundredth interest in a share of our preferred stock purchasable upon exercise of each right should approximate the value of one share of our Class A common stock.

          Expiration.    The rights will expire on the tenth anniversary of the completion of this offering unless the expiration date is extended or unless the rights are earlier redeemed or exchanged.

          Redemption.    Our board of directors may redeem our rights for $0.0001 per right at any time before any person or group becomes an acquiring person. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of $0.0001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

          Exchange.    After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish our rights by exchanging one share of our Class A common stock or Class B common stock, as applicable, or an equivalent security for each right, other than rights held by the acquiring person.

          Anti-Dilution Provisions.    Our board of directors may adjust the purchase price of our preferred stock, the number of shares of our preferred stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of our preferred stock of less than 1% will be made.

          Amendments.    The terms of our rights agreement may be amended by our board of directors without the consent of the holders of our rights. After a person or group becomes an acquiring person, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.

Anti-Takeover Legislation

          As a Delaware corporation, by an express provision in our amended and restated certificate of incorporation, we have elected to "opt out" of the restrictions under Section 203 of the Delaware General Corporation Law regulating corporate takeovers until such time as UOL is no longer an "interested stockholder." In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

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  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

          In this context, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status owned, 15% or more of a corporation's outstanding voting securities.

Corporate Opportunities and Interested Directors

          In order to address potential conflicts of interest between UOL and us, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve UOL and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with UOL. In general, these provisions recognize that we and UOL may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors or both of UOL serving as our officers or directors or both.

          Our amended and restated certificate of incorporation provides that, subject to any written agreement to the contrary, UOL will have no duty to refrain from engaging in the same or similar business activities or lines of business as us or doing business with any of our clients, customers or vendors or employing or otherwise engaging or soliciting any of our officers, directors or employees.

          Our amended and restated certificate of incorporation provides that if UOL acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both UOL and us, we will have renounced our interest in such corporate opportunity. UOL will, to the fullest extent permitted by law, have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that it acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.

          If one of our directors or officers, who also serves as a director or officer of UOL, learns of a potential transaction or matter that may be a corporate opportunity for both UOL and us, our amended and restated certificate of incorporation provides that we will have renounced our interest in the corporate opportunity unless that opportunity was expressly offered to that person solely in his or her capacity as our director or officer.

          If one of our officers or directors, who also serves as a director or officer of UOL, learns of a potential transaction or matter that may be a corporate opportunity for both UOL and us, our amended and restated certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of UOL's actions with respect to that corporate opportunity, unless that opportunity was expressly offered to that person solely in his or her capacity as our director or officer.

          The corporate opportunity provisions in our amended and restated certificate of incorporation will expire on the date that (a) UOL and its subsidiaries (excluding us) own (i) less than a majority of the total voting power of our outstanding common stock or (ii) less than 33 1/3% of the outstanding shares of our common stock and (b) no person who is a director or officer of us is also a director or officer of UOL.

          In addition, no contract, agreement, arrangement or other transaction between us and UOL will be void or voidable solely because UOL is a party thereto, and so long as the material facts as to such transaction are disclosed or known to the board of directors or the committee thereof that authorizes that transaction, and the board or such committee (which may, for quorum purposes, include directors who are directors or officers of UOL) in good faith authorizes the transaction by an affirmative vote of a majority of the disinterested directors, then UOL will have fulfilled its fiduciary duties to us and our stockholders, will not be liable to us or our stockholders for any breach of fiduciary duty by entering into or executing such transaction, will be deemed to have acted in good faith and in a manner it reasonably believes to be in and not opposed to our best interests and will be deemed not to have breached its duties of loyalty to us and our stockholders or to have received an improper personal gain therefrom.

          By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to corporate opportunities and transactions with UOL that are described above.

Limitation of Liability and Indemnification Matters

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, that are incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

          Our amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person in connection therewith. Our amended and restated certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of our amended and restated certificate of incorporation or amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of these provisions will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us under our amended and restated certificate of incorporation in respect of any occurrence or matter arising prior to any such repeal or modification. Our amended and restated certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

          Our amended and restated certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent required by the Delaware General Corporation Law, for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

          Neither the amendment nor repeal of this provision will eliminate or reduce the effect of the provision in respect to any matter occurring, or any cause of action, suit or claim that, but for the provision, would accrue or arise, prior to the amendment or repeal of this provision.

          The master transaction agreement also provides for indemnification by us of UOL and its directors, officers and employees for specified liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended.

          In addition, we maintain liability insurance for our directors and officers. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Stock Exchange Listing Symbol

          We expect that our Class A common stock will be listed on the Nasdaq Global Market under the symbol "CLAS."

Transfer Agent and Registrar

          The transfer agent and registrar for our Class A common stock is                        .

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no market for shares of our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This could adversely affect prevailing market prices and our ability to raise equity capital in the future.

          Upon completion of this offering, there will be               shares of Class A common stock and               shares of Class B common stock outstanding, which are convertible into shares of our Class A common stock. Of these shares, all               shares of Class A common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining               shares of Class A common stock and all               shares of Class B common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

          As a result of lock-up agreements with us or the underwriters as described below and subject to the provisions of Rules 144 and 701 described below and assuming no exercise by the underwriters of their option to purchase additional shares of common stock from the selling stockholder, these securities will be available for sale in the public market as follows:

  •
  shares will be eligible for sale on the date of this prospectus; and

  •
  shares will be eligible for sale immediately upon the expiration of the 180-day lock-up agreements.

Rule 144

          In general, under Rule 144 of the Securities Act as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell, upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately               shares immediately after the offering, or

  •
  the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Rule 144(k)

          Under Rule 144(k) of the Securities Act as currently in effect, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

          In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, will be eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

          The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirement.

Lock-Up Agreements

          In connection with this offering, we and all of our directors and officers, UOL and the other holders of shares of common stock outstanding immediately prior to this offering have agreed that, without the prior written consent of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock,

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exceptions, and is also subject to extension for up to an additional 34 days, as set forth in "Underwriters."

Registration Rights

          Upon the completion of this offering, UOL, will be entitled to various rights with respect to the registration under the Securities Act of its                shares of Class B common stock, which are convertible into shares of our Class A common stock. Registration of these shares would result in the shares becoming freely tradeable in the public market without restriction immediately upon the effectiveness of the registration statement. See "Certain Relationships and Related Party Transactions—Relationship with United Online, Inc."

Restricted Stock Units and Stock Options

          As of              , a total of               shares of Class A common stock are reserved for future issuance under our 2007 Incentive Compensation, or 2007 Plan,               shares of which will be issuable upon the vesting of restricted stock units to be granted on the date of this offering and              shares of which will be subject to options to be granted on the date of this offering at an exercise price equal to the initial public offering price.

          We intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock subject to restricted stock units outstanding or reserved for issuance under our 2007 Plan. We expect to file this Form S-8 as soon as practicable after this offering. However, none of the shares registered on the Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS

          The following is a discussion of the material United States federal income tax consequences of an investment in our Class A common stock by a holder that, for United States federal income tax purposes, is not a "United States person" (as defined below) (a "Non-United States Holder"). This discussion is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as Class A common stock held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships, and tax-exempt organizations) or to persons that will hold our Class A common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any (i) United States federal income tax consequences to a Non-United States Holder that (A) is engaged in the conduct of a United States trade or business and acquires our Class A common stock in connection therewith, or (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, and (ii) state, local, or foreign tax considerations. This discussion assumes that an investor will hold our Class A common stock as a "capital asset" (generally, property held for investment) under the Internal Revenue Code. Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and foreign income tax considerations of an investment in our Class A common stock.

          For purposes of this discussion, a "United States person" is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Internal Revenue Code.

          If a partnership is a beneficial owner of our Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Dividends

          Dividends paid in cash to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30%. Non-United States Holders should consult any applicable income tax treaties that may provide for a reduction in, or exemption from, withholding taxes. A Non-United States Holder may be required to satisfy certain certification requirements in order to claim such treaty benefits.

Gain on Sale of Common Class A Common Stock

          A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale of our Class A common stock.

Backup Withholding and Information Reporting

          In general, backup withholding will not apply to dividends on our Class A common stock paid by us or our paying agents, in their capacities as such, to a Non-United States Holder if the holder has provided the required certification that such holder is a Non-United States Holder and neither we nor our paying agents have actual knowledge or reason to know otherwise. In addition, backup withholding will generally not apply to proceeds derived from the sale of Class A common stock paid to a Non-United States Holder if the holder has provided the required certification that such holder is a Non-United States Holder and the paying agent does not have actual knowledge or reason to know otherwise.

          Generally, we must report to the Internal Revenue Service the amount of dividends paid, the name and the address of the recipient, and the amount, if any, of tax withheld. This information reporting requirement will apply even if no tax was required to be withheld.

          Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder may be refunded, or credited against the holder's United States federal income tax liability, provided that certain required information is provided to the Internal Revenue Service.

UNDERWRITING

          We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are acting as joint book-running managers for this offering and are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.

Total

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional            shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase            additional shares.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

          We and our officers, directors, and UOL have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through and including the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          An application will be made to list the common stock on the Nasdaq Global Market under the symbol "CLAS".

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Market, in the over-the-counter market or otherwise.

          Each of the underwriters has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            million.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and UOL, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

          Selected legal matters with respect to the validity of the Class A common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The underwriters are represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

          The financial statements of (i) Classmates Media Corporation (a wholly-owned subsidiary of United Online, Inc.) as of December 31, 2006 and 2005, for the years ended December 31, 2006 and 2005, and for the period from November 17, 2004 (date of inception) through December 31, 2004; (ii) Classmates Online, Inc. for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by United Online, Inc.); and (iii) MyPoints.com, Inc. as of December 31, 2005, for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by United Online, Inc.), and for the year ended December 31, 2005, all included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the Class A common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's Web site at www.sec.gov.

          Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act, and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the Web site of the SEC referred to above. We expect to make our periodic reports and other information filed with the SEC available, free of charge, through our Web site, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INDEX TO FINANCIAL STATEMENTS

Page
Classmates Media Corporation (a Wholly-Owned Subsidiary of United Online, Inc.)
Unaudited Condensed Combined and Consolidated Financial Statements:
Condensed Combined and Consolidated Balance Sheets at March 31, 2007 and December 31, 2006	F-3
Condensed Combined and Consolidated Statements of Operations and Comprehensive Loss for the Quarters Ended March 31, 2007 and 2006	F-4
Condensed Combined and Consolidated Statements of Cash Flows for the Quarters Ended March 31, 2007 and 2006	F-5
Notes to Condensed Combined and Consolidated Financial Statements	F-6
Classmates Media Corporation (a Wholly-Owned Subsidiary of United Online, Inc.)
Audited Combined and Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-14
Combined and Consolidated Balance Sheets at December 31, 2006 and 2005	F-15
Combined and Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2006 and 2005 and period from November 17, 2004 (date of inception) through December 31, 2004	F-16
Combined and Consolidated Statements of Stockholder's Equity for the Years Ended December 31, 2006 and 2005 and period from November 17, 2004 (date of inception) through December 31, 2004	F-17
Combined and Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2005 and period from November 17, 2004 (date of inception) through December 31, 2004	F-18
Notes to Combined and Consolidated Financial Statements	F-19
Classmates Online, Inc. (Predecessor of Classmates Media Corporation)(1)
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-48
Consolidated Statement of Operations and Comprehensive Income for the Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by United Online, Inc.)	F-49
Consolidated Statement of Stockholder's Equity for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by United Online, Inc.)	F-50
Consolidated Statement of Cash Flows for the Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by United Online, Inc.)	F-51
Notes to Consolidated Financial Statements	F-52

(1)
United Online, Inc. ("UOL") acquired Classmates Online, Inc. ("Classmates Online") on November 17, 2004. Classmates Online is considered the predecessor of Classmates Media Corporation (the "Company"), because the acquisition of Classmates Online constituted substantially all of the business of the Company, and the Company's own operations prior to the acquisition were insignificant relative to the operations acquired. Rule 3-02 of Regulation S-X requires audited financial statements for a registrant, and for its predecessors, for each of the three fiscal years preceding the date of the most recent audited balance sheet being filed. Accordingly, the financial statements of Classmates Online for the 2004 period preceding the November 17, 2004 acquisition of Classmates Online have been included herein, in compliance with the rules and regulations of the Securities and Exchange Commission (the "SEC").

Page
MyPoints.com, Inc. (Previously a Wholly-Owned Subsidiary of UAL Corporation)(2)
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-60
Consolidated Balance Sheet at December 31, 2005	F-61
Consolidated Statements of Operations and Accumulated Deficit for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by United Online, Inc.) and for the Year Ended December 31, 2005	F-62
Consolidated Statements of Cash Flows for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by United Online, Inc.) and for the Year Ended December 31, 2005	F-63
Notes to Consolidated Financial Statements	F-64

(2)
UOL completed the acquisition of MyPoints.com, Inc. ("MyPoints") from UAL Corporation (an unrelated company) on April 10, 2006. Rule 3-05 of Regulation S-X requires the registrant to assess the significance of the acquired business to determine whether the historical financial statements of the acquired business must be included in any subsequent registration statements of the acquirer. The acquisition of MyPoints was significant to the Company. Accordingly, the financial statements of MyPoints for the year ended December 31, 2005 and for the 2006 period preceding the April 10, 2006 acquisition of MyPoints are included in this prospectus in order to comply with Rule 3-05 of Regulation S-X.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

		March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents		$4,458	$3,552
Accounts receivable, net		14,998	17,615
Deferred tax assets		2,442	2,569
Other current assets		5,712	5,734

	Total current assets	27,610	29,470
Property and equipment, net		12,078	13,082
Goodwill		124,200	124,200
Intangible assets, net		44,524	47,367
Other assets		1,995	750

	Total assets	$210,407	$214,869

Liabilities and Stockholder's Equity
	Pro Forma March 31, 2007
	(unaudited-Note 2)
Current liabilities:
Accounts payable	$10,355	$10,355	$10,687
Accrued liabilities	6,945	6,945	9,177
Member redemption liability	16,832	16,832	15,864
Notes payable for dividend to UOL	50,000	—	—
Deferred revenue	37,768	37,768	33,473
Current portion of capital leases	17	17	17

Total current liabilities	121,917	71,917	69,218
Member redemption liability	4,378	4,378	4,154
Deferred revenue	3,865	3,865	3,214
Deferred tax liabilities	11,186	11,186	11,261
Capital leases	9	9	13
Other liabilities	218	218	236

Total liabilities	141,573	91,573	88,096

Commitments and contingencies
Stockholder's equity:
Common stock, $0.0001 par value; 10 shares authorized and outstanding	—	—	—
Additional paid-in capital	81,008	131,008	138,700
Accumulated other comprehensive loss	(115)	(115)	(117)
Accumulated deficit	(12,059)	(12,059)	(11,810)

Total stockholder's equity	68,834	118,834	126,773

Total liabilities and stockholder's equity	$210,407	$210,407	$214,869

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	Quarter Ended March 31,
	2007		2006
Billable services		$22,227	$19,103
Advertising		20,207	6,068

Total revenues		42,434	25,171

Operating expenses:
Cost of revenues (including allocated expenses and stock-based compensation from UOL—see Notes 3 and 7)		9,394	3,443
Sales and marketing (including allocated expenses and stock-based compensation from UOL—see Notes 3 and 7)		20,465	11,351
Product development (including allocated expenses and stock-based compensation from UOL—see Notes 3 and 7)		3,703	2,289
General and administrative (including allocated expenses and stock-based compensation from UOL—see Notes 3 and 7)		6,466	5,686
Amortization of intangible assets		2,848	3,020

Total operating expenses		42,876	25,789

Loss from operations		(442)	(618)
Interest and other income (expense), net		24	(30)
Interest expense		(114)	(8)

Loss before income taxes		(532)	(656)
Provision (benefit) for income taxes		(282)	230

Loss before cumulative effect of accounting change		(250)	(886)
Cumulative effect of accounting change, net of tax		—	183

Net loss		$(250)	$(703)

Foreign currency translation		2	27

Comprehensive loss		$(248)	$(676)

Net loss per share:
Loss before cumulative effect of accounting change		$(25.00)	$(88.60)
Cumulative effect of accounting change, net of tax		—	18.30

Net loss per share		$(25.00)	$(70.30)

Shares used to calculate net loss per share		10	10

Supplemental pro forma net loss per share	$

Shares used to calculate supplemental pro forma net loss per share

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Quarter Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(250)	$(703)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,743	4,666
Stock-based compensation	838	1,026
Provision for doubtful accounts	46	571
Deferred taxes	52	(301)
Tax benefits from stock options	104	312
Excess tax benefits from stock-based compensation	(48)	(41)
Loss on sale of property & equipment	—	8
Cumulative effect of accounting change, net of tax	—	(183)
Changes in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	2,571	736
Other assets	(1,224)	(665)
Accounts payable and accrued liabilities	(2,564)	1,701
Member redemption liability	1,193	—
Deferred revenue	4,946	1,437
Other liabilities	(18)	(10)

Net cash provided by operating activities	10,389	8,554

Cash flows from investing activities:
Purchases of property and equipment	(891)	(2,627)
Cash paid for acquisitions, net of cash acquired	—	(9,490)

Net cash used for investing activities	(891)	(12,117)

Cash flows from financing activities:
Payments on capital leases	(4)	(50)
Net (distributions to) contributions from United Online, Inc.	(8,634)	1,569
Excess tax benefits from stock-based compensation	48	41

Net cash provided by (used for) financing activities	(8,590)	1,560

Effect of exchange rate changes on cash and cash equivalents	(2)	27
Change in cash and cash equivalents	906	(1,976)
Cash and cash equivalents, beginning of period	3,552	4,746

Cash and cash equivalents, end of period	$4,458	$2,770

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

NOTES TO THE CONDENSED UNAUDITED COMBINED AND
CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION AND ORGANIZATION OF BUSINESS, BASIS OF PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

Description and Organization of Business

          Classmates Media Corporation (the "Company") is a wholly-owned subsidiary of United Online, Inc. ("UOL"), a publicly-traded corporation. The Company was formed in August 2007 for the purpose of consolidating the following business units of UOL and to initiate a public offering ("IPO").

  •
  Classmates Online, Inc. ("Classmates Online"), previously an independent company, was acquired by UOL in November 2004. This entity operates Classmates, an online social networking Web site, as well as three international online social networking services. These social networking Web sites generate revenues principally through subscription fees (described herein as billable services) and advertising fees.

  •
  Opobox, Inc., previously an independent company, was acquired by Classmates Online in March 2006. This entity operates The Names Database, an online social networking service, and generates revenues principally through subscription fees (described herein as billable services).

  •
  MyPoints.com, Inc. ("MyPoints"), previously a subsidiary of an unrelated company, was acquired by UOL in April 2006. This entity operates an online loyalty marketing service and generates revenues through advertising fees.

          Each of the above business units (collectively, the "contributed businesses") historically operated as part of UOL, and not as a standalone company. UOL reports the above business units as part of its Content & Media segment. The businesses were contributed to the Company by UOL on August 9, 2007. It is anticipated that the Company will remain a controlled subsidiary of UOL by virtue of UOL's continued voting interests in the Company's common stock subsequent to the IPO.

Basis of Presentation

          The accompanying condensed combined and consolidated financial statements for the quarters ended March 31, 2007 and 2006 include the operations of the contributed businesses, as described above, and are unaudited except for the balance sheet information at December 31, 2006, which is derived from the audited consolidated financial statements included in this prospectus but does not include all disclosures required by accounting principles generally accepted in the United States of America ("GAAP"). The Company's interim financial statements have been prepared pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and note disclosures required by GAAP for complete financial statements. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation. The condensed combined and consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for any future periods.

          The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. These unaudited condensed combined and consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and related notes for the years ended December 31, 2006 and 2005 and the period from November 17, 2004 (date of inception) through December 31, 2004 included in this prospectus.

          The formation of the Company and the subsequent contribution of the contributed businesses is considered to be a reorganization of entities under common control in accordance with GAAP. The reorganization does not change the historical basis of the underlying assets and liabilities. Accordingly, the accompanying financial statements reflect the Company's current organizational structure starting from November 17, 2004 (date of inception), and use the historical basis of assets and liabilities of the affected business units from the point at which they were acquired by UOL.

          The accompanying financial statements are presented on a "carve-out" basis from the accounts of UOL and may not necessarily reflect the Company's results of operations, financial position and cash flows as if it operated as a stand-alone company during all periods presented. In particular, the Company historically has received from, and relied upon UOL to provide, management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management, and other services. The Company's financial statements include allocations of corporate expenses and costs of UOL relating to these services.

          The expense and cost allocations have been determined on a basis that the Company and UOL consider to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company during the periods presented. It is anticipated that the Company will remain a controlled subsidiary of UOL subsequent to this offering. As such, the Company will continue to receive services from UOL pursuant to intercompany agreements and will be allocated its share of corporate expenses and costs under methods similar to those used in the preparation of the accompanying financial statements. The amounts recorded for these services are not necessarily representative of the amounts that would have been reflected in the Company's financial statements had it been an entity that operated independent of UOL. The Company plans to expand its own administrative functions, including its finance and legal functions, which may be at higher costs than the comparable services currently provided by UOL. In addition, the Company expects to incur significant additional costs associated with operating as an independent public company, including legal, accounting, insurance and SEC reporting and compliance costs and other expenses. These costs and expenses may be materially different than those reflected in the Company's historical results of operations. Accordingly, the accompanying financial statements are not necessarily indicative of the Company's future results of operations, financial position and cash flows.

          Cash necessary to initially capitalize the Company and to subsequently acquire businesses has been provided by UOL in the form of capital contributions. Cash flows generated by the Company during the quarters ended March 31, 2007 and 2006 have been transferred to UOL in accordance with UOL's centralized treasury practices, offset by costs for management and shared administrative services which have been allocated to the Company from UOL, which are settled through reductions in amounts due from UOL. The Company has concluded that the net amounts due from UOL as of

March 31, 2007 and December 31, 2006 are unlikely to be repaid in cash, and has classified the amounts due as a reduction of stockholder's equity in the accompanying financial statements.

Dividend and Related Notes Payable

          On August 8, 2007, Classmates Online and MyPoints declared dividends to UOL, which were evidenced by unsecured notes payable in the aggregate principal amount of $50.0 million. The notes bear interest at an annual rate of 9 5/8%, payable quarterly in arrears. No principal is due on the notes until maturity on August 31, 2013, but the notes may be repaid in whole or in part at any time prior to maturity without penalty. The Company intends to retire the notes with the proceeds from the IPO.

Recent Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

          In July 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that the Company recognize, in the consolidated financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 were effective for the Company at the beginning of the March 2007 quarter, with any cumulative effect of a change in accounting principle recorded as an adjustment to opening retained earnings. The implementation of FIN 48 did not have a material impact on the Company's financial position, results of operations or cash flows.

Fair Value Measurements

          In September 2006, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 157, Fair Value Measurements, which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position, results of operations and cash flows.

Fair Value Option

          In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 159 on its financial position, results of operations and cash flows.

2. PRO FORMA INFORMATION AND SUPPLEMENTAL PRO FORMA LOSS PER SHARE

Pro forma consolidated liabilities and stockholder's equity

          The pro forma liabilities and stockholder's equity information as of March 31, 2007, presented on the face of the Company's Combined and Consolidated Balance Sheets, reflects the issuance in August 2007 of notes payable to UOL. The notes were issued in connection with a dividend declared by the Company, through its subsidiaries, as more fully explained in Note 1. The declaration of the dividend and issuance of the related notes payable to UOL are not reflected on the historical balance sheet as of March 31, 2007, but would be significant relative to reported stockholder's equity, and thus pro forma presentation has been provided.

Supplemental pro forma net income (loss) per share

          Supplemental pro forma loss per share has been presented in accordance with Staff Accounting Bulletin Topic 1:B:3 of the SEC (the "SAB") to reflect the planned repayment of the notes payable to UOL. As outlined in the SAB, the planned repayment of $50.0 million principal amount of notes payable to UOL is deemed to be funded from the net proceeds from the Company's pending IPO, to the extent that the repayment exceeds the Company's earnings during the previous twelve months. The Company incurred a net loss of approximately $1.5 million for the twelve month period ended March 31, 2007. Accordingly, under the SAB, the Company will be deemed to have utilized $50.0 million of net proceeds from the pending IPO to pay the entire balance of the notes payable. The shares use to calculate supplemental pro forma net income per share include      additional shares. These represent the number of shares deemed for accounting purposes to be sold in the IPO in order to raise $50.0 million. To compute the number of shares, the Company utilized the assumed offering price of $      per share (the midpoint of the range set forth on the cover page of the prospectus for the IPO) and after deducting the estimated underwriting discounts and offering expenses payable by the Company.

3. TRANSACTIONS WITH UNITED ONLINE, INC.

        Allocated expenses and costs from UOL for management, sales, marketing, product development and administrative services and included in the accompanying consolidated statements of operations are as follows (in thousands):

	Quarter Ended March 31,
	2007	2006
Cost of revenues	$18	$—
Sales and marketing	982	697
Product development	155	—
General and administrative	2,236	2,024

Total allocated costs	$3,391	$2,721

          Allocated expenses and costs from UOL include stock-based compensation expense of $520,000 and $363,000 respectively, for the quarters ended March 31, 2007 and 2006 for the UOL employees whose cost of services are allocated to the Company.

          On August 8, 2007, Classmates Online and MyPoints declared dividends to UOL, which were evidenced by unsecured notes payable in the aggregate principal amount of $50.0 million. The notes bear interest at an annual rate of 9 5/8%, payable quarterly in arrears. No principal is due on the notes until maturity on August 31, 2013, but the notes may be repaid in whole or in part at any time prior to maturity without penalty. The Company intends to repay the notes with the proceeds from the IPO.

4. ACQUISITION

        On April 10, 2006, UOL acquired MyPoints for approximately $56.5 million in cash, including acquisition costs. MyPoints is an online loyalty marketing service, providing advertisers with an effective means to reach a large online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141. The primary reason for the acquisition was to expand the Company's business offerings. MyPoints' results of operations are included in the Company's combined and consolidated financial statements from the date of acquisition.

          The following summarized unaudited pro forma information assumes that the acquisition of MyPoints had occurred as of January 1, 2006 (in thousands, except per share amounts):

Quarter Ended March 31, 2006
Revenues	$36,820
Income before cumulative effect of accounting change	$1,327
Net income	$1,510
Income before cumulative effect of accounting change per share	$132.70
Net income per share	$151.00

5. BALANCE SHEET COMPONENTS

Accounts Receivable

          At March 31, 2007 and December 31, 2006, no individual customers comprised more than 10% of the consolidated accounts receivable balance. For the quarters ended March 31, 2007 and 2006, the Company had no individual customers that comprised more than 10% of consolidated total revenues.

Other Current Assets

          Other current assets consist of the following (in thousands):

	March 31, 2007	December 31, 2006
Prepaid gift cards used to satisfy member redemption liabilities	$2,059	$2,644
Prepaid expenses	2,836	2,490
Restricted cash	237	236
Other	580	364

Total	$5,712	$5,734

Property and Equipment

          Property and equipment consists of the following (in thousands):

	March 31, 2007	December 31, 2006
Computer software and equipment	$25,656	$24,764
Furniture and fixtures	2,086	2,081

	27,742	26,845
Less: accumulated depreciation	(15,664)	(13,763)

Total	$12,078	$13,082

Intangible Assets

          Intangible assets consist of the following (in thousands):

	March 31, 2007
	Cost	Accumulated Amortization	Net
Pay accounts and free accounts	$52,708	$(24,638)	$28,070
Trademarks and trade names	17,634	(3,658)	13,976
Advertising contracts and related relationships	7,229	(6,404)	825
Software and technology	367	(90)	277
Patents, domain names and other	1,824	(448)	1,376

Total	$79,762	$(35,238)	$44,524

	December 31, 2006
	Cost	Accumulated Amortization	Net
Pay accounts and free accounts	$52,703	$(22,604)	$30,099
Trademarks and trade names	17,634	(3,215)	14,419
Advertising contracts and related relationships	7,229	(6,130)	1,099
Software and technology	368	(74)	294
Patents, domain names and other	1,823	(367)	1,456

Total	$79,757	$(32,390)	$47,367

          Amortization expense for the three months ended March 31, 2007 and 2006 was $2.8 million and $3.0 million, respectively.

Accrued Liabilities

          Accrued liabilities consist of the following (in thousands):

	March 31, 2007	December 31, 2006
Employee compensation and related expenses	$4,794	$7,027
Income taxes payable	—	353
Other	2,151	1,797

Total	$6,945	$9,177

6. COMMON STOCK AND ANTICIPATED CHANGES TO CAPITAL STRUCTURE

        The Company has one class of common stock of which 10,000 shares are authorized and issued. Prior to completion of the IPO, the Company intends to modify its capital structure to have two classes of authorized common stock: Class A common stock and Class B common stock. The Company also anticipates authorizing preferred stock, although the terms are expected to be undesignated and there is currently no plan to issue preferred stock in connection with the IPO.

          Under expected terms of the modifications, UOL will own all of the shares of the Company's Class B common stock. UOL, as the holder of Class B common stock, will be entitled to 10 votes per share and the holders of Class A common stock will be entitled to one vote per share. UOL will not own any outstanding shares of Class A common stock, which shares will be offered in connection with the IPO. However, under the expected terms of an amended and restated certificate of incorporation, UOL will have the right at any time to convert any of the Class B common stock it holds into Class A common stock prior to any tax-free distribution.

          The rights of the holders of Class A and Class B common stock are anticipated to be identical, except with respect to voting, conversion and protective voting provisions. For purposes of computing earnings per share, it is anticipated the Company will utilize the two-class method. Because both classes will share the same rights in dividends, reported basic and diluted earnings per share will be the same for both classes.

          Final terms of the modification to the Company's capital structure are dependent on multiple factors, including market conditions, and are subject to the approval of the Board of Directors of UOL. No adjustments to the Company's capital structure or earnings per share information has been reflected in the accompanying financial statements.

7. STOCK-BASED COMPENSATION

        The following table summarizes the stock-based compensation that has been included in the following captions for each of the periods presented (in thousands):

	Quarter Ended March 31,
	2007	2006
Operating expenses:
Cost of revenues	$73	$46
Sales and marketing	275	168
Product development	220	165
General and administrative	(250)	284

Total stock-based compensation	$318	$663

          Allocated expenses and costs from UOL include stock-based compensation of $520,000 and $363,000, respectively, for the quarters ended March 31, 2007 and 2006 for the UOL employees whose cost of services are allocated to the Company. These costs are not reflected in the table above.

8. INCOME TAXES

        In the quarter ended March 31, 2007, the Company recorded a tax benefit of $0.3 million on pre-tax losses of $0.5 million. In the quarter ended March 31, 2006, the Company recorded a tax provision of $0.2 million on pre-tax losses of $0.7 million.

          The Company files income taxes as part of a consolidated group with UOL. For purposes of the accompanying financial statements, the provision for (or benefit from) income taxes has been computed as if the Company were a stand-alone corporate tax payer. Current income tax expense (or benefit) is settled with UOL through intercompany cash transfers.

          The Company adopted FIN 48 on January 1, 2007. At the adoption date and at March 31, 2007, the Company had no unrecognized tax benefits.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
of Classmates Media Corporation:

          In our opinion, the accompanying combined and consolidated balance sheets and the related combined and consolidated statements of operations and comprehensive loss, stockholder's equity and cash flows present fairly, in all material respects, the financial position of Classmates Media Corporation (a wholly-owned subsidiary of United Online, Inc.) and its subsidiaries (the "Company") at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005 and the period from November 17, 2004 (date of inception) through December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As discussed in Note 1 to the combined and consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
August 12, 2007

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

COMBINED AND CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$3,552	$4,746
Accounts receivable, net of allowance for doubtful accounts of $245 and $846 at December 31, 2006 and 2005, respectively	17,615	4,376
Deferred tax assets	2,569	7,547
Other current assets	5,734	1,302

Total current assets	29,470	17,971
Property and equipment, net	13,082	8,358
Goodwill	124,200	65,434
Intangible assets, net	47,367	45,092
Other assets	750	606

Total assets	$214,869	$137,461

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$10,687	$5,964
Accrued liabilities	9,177	3,668
Member redemption liability	15,864	—
Deferred revenue	33,473	28,510
Current portion of capital leases	17	374

Total current liabilities	69,218	38,516
Member redemption liability	4,154	—
Deferred revenue	3,214	3,435
Deferred tax liabilities	11,261	15,871
Capital leases	13	325
Other liabilities	236	277

Total liabilities	88,096	58,424

Commitments and contingencies (see Note 11)
Stockholder's equity:
Common stock, $0.0001 par value; 10 shares authorized and outstanding	—	—
Additional paid-in capital	138,700	93,337
Deferred stock-based compensation	—	(4,313)
Accumulated other comprehensive loss	(117)	(110)
Accumulated deficit	(11,810)	(9,877)

Total stockholder's equity	126,773	79,037

Total liabilities and stockholder's equity	$214,869	$137,461

The accompanying notes are an integral part of these combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	Year Ended December 31,			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006		2005
Billable services		$81,146	$63,550	$6,471
Advertising		58,300	21,342	2,159

Total revenues		139,446	84,892	8,630

Operating expenses:
Cost of revenues (including allocated expenses and stock-based compensation from UOL—see Note 3 and Note 7)		29,853	13,035	1,620
Sales and marketing (including allocated expenses and stock-based compensation from UOL—see Note 3 and Note 7)		60,782	43,184	3,604
Product development (including stock-based compensation from UOL—see Note 3 and Note 7)		11,857	6,883	771
General and administrative (including allocated expenses and stock-based compensation from UOL—see Note 3 and Note 7)		25,217	16,907	1,686
Amortization of intangible assets		12,731	16,388	3,256

Total operating expenses		140,440	96,397	10,937

Loss from operations		(994)	(11,505)	(2,307)
Interest and other income (expense), net		(81)	24	—
Interest expense		(492)	(49)	—

Loss before income taxes		(1,567)	(11,530)	(2,307)
Provision (benefit) for income taxes		549	(3,339)	(621)

Loss before cumulative effect of accounting change		(2,116)	(8,191)	(1,686)
Cumulative effect of accounting change, net of tax (see Note 1)		183	—	—

Net loss		$(1,933)	$(8,191)	$(1,686)

Foreign currency translation		(7)	(118)	8

Comprehensive loss		$(1,940)	$(8,309)	$(1,678)

Net loss per share:
Loss before cumulative effect of accounting change		$(211.60)	$(819.10)	$(168.60)
Cumulative effect of accounting change, net of tax		18.30	—	—

Net loss per share		$(193.30)	$(819.10)	$(168.60)

Shares used to calculate net loss per share		10	10	10

Supplemental pro forma net loss per share (unaudited)	$

Shares used to calculate supplemental pro forma net loss per share (unaudited)

The accompanying notes are an integral part of these combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)
COMBINED AND CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
(in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Deferred Stock- Based Compensation		Accumulated Deficit	Total Stockholder's Equity
	Shares	Amount
Net contribution of capital from UOL	10	$—	$104,208	$—	$—	$—	$104,208
Options assumed in connection with acquisition	—	—	1,469	(1,469)	—	—	—
Stock-based compensation	—	—	—	282	—	—	282
Foreign currency translation	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(1,686)	(1,686)

Balance at December 31, 2004	10	—	105,677	(1,187)	8	(1,686)	102,812
Allocation of restricted stock	—	—	1,902	(1,902)	—	—	—
Allocation of restricted stock units	—	—	4,646	(4,646)	—	—	—
Cancellation of restricted stock units	—	—	(127)	127	—	—	—
Cancellation of options assumed in connection with acquisition	—	—	(668)	668	—	—	—
Stock-based compensation	—	—	4	2,627	—	—	2,631
Foreign currency translation	—	—	—	—	(118)	—	(118)
Net distributions to UOL	—	—	(18,097)	—	—	—	(18,097)
Net loss	—	—	—	—	—	(8,191)	(8,191)

Balance at December 31, 2005	10	—	93,337	(4,313)	(110)	(9,877)	79,037
Cumulative effect of accounting change, net of tax	—	—	(183)	—	—	—	(183)

Balance at January 1, 2006	10	—	93,154	(4,313)	(110)	(9,877)	78,854
Reclassification of deferred stock-based compensation	—	—	(4,313)	4,313	—	—	—
Net contribution of capital from UOL	—	—	44,244	—	—	—	44,244
Stock-based compensation	—	—	4,872	—	—	—	4,872
Foreign currency translation	—	—	—	—	(7)	—	(7)
Tax benefits from stock options	—	—	743	—	—	—	743
Net loss	—	—	—	—	—	(1,933)	(1,933)

Balance at December 31, 2006	10	$—	$138,700	$—	$(117)	$(11,810)	$126,773

The accompanying notes are an integral part of these combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Period from November 17, (date of inception) through December 31, 2004
	2006	2005
Cash flows from operating activities:
Net loss	$(1,933)	$(8,191)	$(1,686)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	20,933	21,902	3,976
Stock-based compensation	4,872	2,631	282
Provision for doubtful accounts	157	261	71
Deferred taxes	(686)	(3,339)	(621)
Tax benefits from stock options	743	—	—
Excess tax benefits from stock-based compensation	(97)	—	—
Loss on sale of property & equipment	200	123	—
Cumulative effect of accounting change, net of tax	(183)	—	—
Changes in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	(3,666)	(1,240)	(71)
Other assets	(2,176)	148	168
Accounts payable and accrued liabilities	988	4,853	(1,935)
Member redemption liability	2,344	—	—
Deferred revenue	3,680	9,656	(1,385)
Other liabilities	(41)	(10)	1

Net cash provided by (used for) operating activities	25,135	26,794	(1,200)

Cash flows from investing activities:
Purchases of property and equipment	(10,293)	(4,848)	(147)
Cash paid for acquisitions, net of cash acquired	(59,655)	—	(98,168)

Net cash used for investing activities	(69,948)	(4,848)	(98,315)

Cash flows from financing activities:
Payments on capital leases	(668)	(621)	(166)
Net (distributions to) contributions from United Online, Inc.	44,244	(18,097)	101,328
Excess tax benefits from stock-based compensation	97	—	—

Net cash provided by (used for) financing activities	43,673	(18,718)	101,162

Effect of exchange rate changes on cash and cash equivalents	(54)	(130)	1
Change in cash and cash equivalents	(1,194)	3,098	1,648
Cash and cash equivalents, beginning of period	4,746	1,648	—

Cash and cash equivalents, end of period	$3,552	$4,746	$1,648

Supplemental disclosure of cash flows:
Cash paid for interest	$28	$48	$10
Cash paid for income taxes	—	—	—
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock and options assumed for acquisitions	—	—	2,880

The accompanying notes are an integral part of these combined and consolidated financial statements.

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION AND ORGANIZATION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Description and Organization of Business

          Classmates Media Corporation (the "Company") is a wholly-owned subsidiary of United Online, Inc. ("UOL"), a publicly-traded corporation. The Company was formed in August 2007 for the purposes of consolidating the following business units of UOL and to initiate a public offering ("IPO").

  •
  Classmates Online, Inc. ("Classmates Online"), previously an independent company, was acquired by UOL in November 2004. This entity operates Classmates, an online social networking service, as well as three international online social networking services. These social networking Web sites generate revenues principally through subscription fees (described herein as billable services) and advertising fees.

  •
  Opobox, Inc., previously an independent company, was acquired by Classmates Online in March 2006. This entity operates The Names Database an online social networking service, and generates revenues principally through subscription fees (described herein as billable services).

  •
  MyPoints.com, Inc. ("MyPoints"), previously a subsidiary of an unrelated company, was acquired by UOL in April 2006. This entity operates an online loyalty marketing service and generates revenues through advertising fees.

          Each of the above business units (collectively, the "contributed businesses") historically operated as part of UOL, and not as a standalone company. UOL reports the above business units as part of its Content & Media segment. The businesses were contributed to the Company by UOL on August 9, 2007. It is anticipated that the Company will remain a controlled subsidiary of UOL by virtue of UOL's continued voting interests in the Company's common stock subsequent to the IPO.

Basis of Presentation

          The accompanying combined and consolidated financial statements for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 include the operations of the contributed businesses, as described above. All significant intercompany accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

          The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

          The formation of the Company and the subsequent contribution of the contributed businesses is considered to be a reorganization of entities under common control in accordance with GAAP. The reorganization does not change the historical basis of the underlying assets and liabilities. Accordingly, the accompanying financial statements reflect the Company's current organizational structure starting from November 17, 2004 (date of inception), and use the historical basis of assets and liabilities of the affected business units from the point at which they were acquired by UOL.

          The accompanying financial statements are presented on a "carve-out basis" from the accounts of UOL and may not necessarily reflect the Company's results of operations, financial position and cash flows as if it operated as a stand-alone company during all periods presented. In particular, the Company historically has received from, and relied upon UOL to provide, management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management, and other services. The Company's financial statements include allocations of corporate expenses and costs of UOL relating to these services.

          The expense and cost allocations have been determined on a basis that the Company and UOL consider to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company during the periods presented. It is anticipated that the Company will remain a controlled subsidiary of UOL subsequent to this offering. As such, the Company will continue to receive services from UOL pursuant to intercompany agreements and will be allocated its share of corporate expenses and costs under methods similar to those used in the preparation of the accompanying financial statements. The amounts recorded for these services are not necessarily representative of the amounts that would have been reflected in the Company's financial statements had it been an entity that operated independent of UOL. The Company plans to expand its own administrative functions, including its finance and legal functions, which may be at higher costs than the comparable services currently provided by UOL. In addition, the Company expects to incur significant additional costs associated with operating as an independent public company, including legal, accounting, insurance and SEC reporting and compliance costs and other expenses. These costs and expenses may be materially different than those reflected in the Company's historical results of operations. Accordingly, the accompanying financial statements are not necessarily indicative of the Company's future results of operations, financial position and cash flows.

          Cash necessary to initially capitalize the Company and to subsequently acquire businesses has been provided by UOL in the form of capital contributions. Cash flows generated by the Company during the periods presented in the accompanying financial statements have been transferred to UOL in accordance with UOL's centralized treasury practices, offset by costs for management and shared administrative services which have been allocated to the Company from UOL. The net amount transferred has been accounted for as a contribution from or distribution to UOL for each period presented in the accompanying financial statements.

Dividend and Related Notes Payable

          On August 8, 2007, the Company, through its subsidiaries, declared a dividend to UOL, which was evidenced by unsecured notes payable in the aggregate principal amount of $50.0 million. The notes bear interest at an annual rate of 9 5/8%, payable quarterly in arrears. No principal is due on the notes until maturity on August 31, 2013, but the notes may be repaid in whole or in part at any time prior to maturity without penalty. The Company intends to retire the notes with the proceeds from the IPO.

Accounting Policies

          Allocated Costs—The combined and consolidated statements of operations include the Company's direct expenses as well as allocated corporate expenses and costs of UOL relating to management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management and other services. These expense and cost allocations have been determined on a basis that the Company and UOL consider to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company. The allocations were based on our proportionate revenues compared to total revenues of UOL and usage of services. Going forward, the Company expects these costs to be allocated in accordance with intercompany agreements between the Company and UOL. See Note 3.

          Cash and Cash Equivalents—The Company considers cash equivalents to be only those investments which are highly liquid, readily convertible to cash and which have a maturity date within 90 days from the date of purchase. Cash equivalents are carried at cost, which approximates market value.

          Concentrations of Credit and Business Risk—Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company's accounts receivable are derived primarily from revenue earned from advertising customers located in the United States. The Company extends credit based upon an evaluation of the customer's financial condition and, generally, collateral is not required. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable, and, to date, such losses have been within management's expectations.

          The Company evaluates specific accounts where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on the best available facts and circumstances, a specific reserve is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Also, a general reserve is established for all customers based on the aging of the receivables. If circumstances change (e.g. higher than expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted.

          At December 31, 2006, no individual customers comprised more than 10% of the consolidated accounts receivable balance. At December 31, 2005, two individual customers comprised approximately 41% and 12% of the consolidated accounts receivable balance. For the year ended December 31, 2006, no individual customers comprised more than 10% of consolidated total revenues. For the year ended December 31, 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004, respectively, one customer comprised 10% and 13% of consolidated total revenues.

          Long-Lived Assets—The Company accounts for long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment and disposition of long-lived assets. The Company evaluates the recoverability of long-lived assets, other than indefinite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company's operating model or strategy and competitive forces.

          Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally two to three years for computer software and equipment and three to seven years for furniture, fixtures and office equipment. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization is removed from the Company's financial statements with the resulting gain or loss reflected in the Company's results of operations. Repairs and maintenance costs are expensed as incurred.

          Finite-lived identifiable intangible assets are amortized over their estimated useful lives, ranging from two to ten years. The Company's intangible assets were acquired in connection with business combinations.

          Goodwill—Goodwill represents the excess of the cost of an acquired entity over the fair value of the acquired net assets. The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets. SFAS No. 142 requires goodwill to be carried at cost, prohibits the amortization of goodwill and requires the Company to test goodwill for impairment at least annually. The Company performs an impairment test of its goodwill annually during the fourth quarter of its fiscal year or when events and circumstances change that would indicate that goodwill might be permanently impaired. Events or circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

          The testing for a potential impairment of goodwill involves a two-step process. The first step of the impairment test involves comparing the estimated fair values of the Company's reporting units with their respective book values, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, then the carrying amount of the goodwill is compared with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as the Company's pay account base, software, technology, patents and trademarks. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. The Company has not recognized any impairment losses since the date of its inception.

          Business Combinations—Acquisitions have been accounted for as purchase business combinations. Under the purchase method of accounting, the cost, including transaction costs, is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

          The judgments made in determining the estimated fair value and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. Consequently, to the extent an indefinite-lived or a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period. Finite-lived identifiable intangible assets are amortized on either a straight-line basis or an accelerated basis. The Company determines the appropriate amortization method by performing an analysis of expected cash flows over the estimated useful life of the asset and matches the amortization expense to the expected economic benefits to be received from those assets.

          Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. Two areas in particular that require significant judgment are estimating the fair value and related useful lives of identifiable intangible assets. To assist in this process, the Company may obtain appraisals from valuation specialists for certain intangible assets. While there are a number of different methods used in estimating the value of acquired intangibles, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; perpetual growth rate; subscriber churn and terminal value; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to comparables. Most of the above assumptions are made based on available historical information.

          Member Redemption Liability for Loyalty Marketing Points—Member redemption liability represents the estimated costs associated with MyPoints' obligation to redeem outstanding points accumulated by its loyalty marketing members, less an allowance for points expected to expire prior to redemption. MyPoints members may redeem points for third-party gift cards and other benefits. Members earn points when they respond to direct marketing offers delivered by MyPoints, purchase goods from advertisers or engage in other specified activities. MyPoints is liable for providing the rewards when members seek to redeem accumulated points upon reaching required redemption thresholds. The member redemption liability is estimated based upon a weighted-average cost of points that may be redeemed in the future. The liability is based upon historical redemption costs and management's estimate of future trends. The Company reserves the right to cancel or disable accounts and expire unredeemed points in accounts that are inactive for a period of twelve consecutive months. For purposes of member redemption liability, "inactive" means a lack of one of the following: Web site visit; email response; survey completion; profile update; or any point-earning or point-spending transaction. The Company bases its estimate of points that will not be redeemed on an analysis of historical point earning trends, redemption activity and individual member accounts. This analysis is updated quarterly.

          Revenue Recognition—The Company's revenues are comprised of billable services revenues, which are derived from paid subscription fees, and advertising revenues. The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company also applies the provisions of Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

          Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the customer. The Company's paying subscribers generally pay in advance for their subscription by credit card, and revenue is then recognized ratably over the subscription period. Advance payments from subscribers are recorded on the balance sheet as deferred revenue.

          Advertising revenues from the Company's social networking services consist primarily of fees generated from the display of third-party registration offers at the end of the Company's pay account registration process, other display advertisements and referring members to third-party Web sites or services. The Company recognizes advertising revenues in the period in which the advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, the Company ensures that a binding contract is in place, such as a standard insertion order or a fully executed customer-specific agreement. The Company assesses whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of internally tracked performance data to the contractual performance obligation and, when available, to third-party or customer performance data.

          Advertising revenues for the Company's loyalty marketing service consist primarily of fees generated when emails are transmitted to members, when members respond to emails and when members complete online transactions. Each of these activities is a discrete, independent activity, which generally is specified in the sales agreement for each advertising customer. As the earning activities take place, activity measurement data (examples include number of emails delivered and the number of responses received) is accumulated and the related revenue is recorded. Revenue from the sale of points to MyPoints advertisers is deferred and amortized to revenue over the estimated time frame that the points are expected to either be redeemed (with MyPoints providing a reward) or expire prior to redemption. This time frame is currently estimated to be approximately a fifteen-month period.

          Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. Deferred revenue represents invoiced services that have not yet been performed.

          Cost of Revenues — Cost of revenues includes the cost of providing rewards to members of the Company's loyalty marketing service; data center costs; personnel and overhead-related costs associated with the operation, licensing, support and maintenance of the Company's internal networks, data centers, non-capitalized software and hardware; and depreciation of network computers and equipment. Costs of revenues also includes fees associated with the storage and processing of customer credit cards and associated bank fees, as well as personnel-related expenses associated with creating, testing, delivering and monitoring the Company's email and Web campaigns. Historically, the costs that comprise the Company's costs of revenues were relatively fixed. However, as a result of the Company's loyalty marketing service, these costs have become more variable and increased significantly as a percentage of revenues.

          Sales and Marketing — Sales and marketing expenses include expenses associated with acquiring new free members and generating advertising revenues. Expenses associated with acquiring new free members include fees paid to third-party advertising networks and co-registration partners to acquire new accounts, online advertising expenses and personnel-related expenses for marketing personnel. Most of the Company's sales and marketing expenses are fees paid to third parties for the successful registration of new free members. Expenses associated with generating advertising revenues include sales commissions and personnel-related expenses for sales personnel.

          Advertising and promotion expense for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 was $39.8 million, $31.4 million and $2.8 million, respectively. At December 31, 2006 and 2005, $0.1 million and $2,000, respectively, of prepaid advertising and promotion expense was included in other current assets.

          Product Development — Product development expenses include expenses for the maintenance of existing software and technology and the development of new or improved software and technology, including personnel-related expenses for the software engineering, quality assurance and product and project management departments. Costs incurred by the Company to manage, monitor and operate the Company's services are generally expensed as incurred, except for certain costs relating to the acquisition and development of internal-use software, that are capitalized and depreciated over their estimated useful lives, generally three years or less.

          Software Development Costs — The Company accounts for costs incurred to develop software for internal use in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, which requires such costs be capitalized and amortized over the estimated useful life of the software. The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the application. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point at which the project is substantially complete and ready for its intended purpose. The Company capitalized costs associated with internal-use software of $0.7 million and $0.4 million in the years ended December 31, 2006 and 2005, respectively, which are being depreciated on a straight-line basis over each project's estimated useful life which is generally three years. Capitalized internal use software is included within the computer software and equipment category within property and equipment, net.

          General and Administrative — General and administrative expenses include personnel-related expenses for executive, finance, legal, human resources, facilities and customer support. In addition, general and administrative expenses include professional fees for legal, accounting and financial services; recruiting; hosting for customer relationship management related services; non-income taxes; insurance; bad-debt expense; occupancy; and other overhead-related costs.

          Stock-Based Compensation — The Company's employees participate in the stock-based compensation plans of UOL. Under these plans, certain employees have received grants of stock options and restricted stock units for UOL common stock. Additionally, all eligible Company employees are provided the opportunity to participate in UOL's employee stock purchase plan. As a result, the reported amounts for stock-based compensation reflected in these financial statements may not be reflective of the amounts that would have been reported if the Company were an independent company with its own compensation plans.

          On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, restricted stock awards and employee stock purchases based on the grant-date fair values of the awards. SFAS No. 123R supersedes the Company's previous accounting under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. In March 2005, the SEC issued SAB No. 107 relating to SFAS No. 123R. The Company has applied the provisions of SAB No. 107 in its adoption of SFAS No. 123R (see Note 5 for additional information). Although the equity awards provided to the Company's employees have been made in UOL's common stock, for purposes of presentation within these financial statements the estimated fair value of the Company's compensation related to these equity awards has been pushed down and included as a component of stockholder's equity.

          The Company adopted SFAS No. 123R using the modified prospective transition method, and the Company's consolidated financial statements at and for the year ended December 31, 2006 reflect the impact of SFAS No. 123R. In accordance with the modified prospective transition method, the Company's consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS No. 123R.

          SFAS No. 123R requires companies to estimate the fair value of share-based payment awards on the grant date using an option-pricing model. Under SFAS No. 123, the Company used the Black-Scholes option-pricing model for valuation of share-based awards for its pro forma information. Upon adoption of SFAS No. 123R, the Company elected to continue to use the Black-Scholes option-pricing model for valuing awards. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's consolidated statements of operations. Prior to the adoption of SFAS No. 123R, the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, Accounting for Stock-Based Compensation. Under the intrinsic value method, no stock-based compensation expense related to stock options had been recognized in the Company's consolidated statements of operations, other than as related to acquisitions, because the exercise price of the stock options granted to the Company's employees and directors equaled the fair market value of the underlying stock at the grant date.

          Stock-based compensation expense recognized during the period presented is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to calculate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates for UOL which the Company does not believe would be materially different for the Company. Stock-based compensation expense recognized in the Company's combined and consolidated statement of operations for the year ended December 31, 2006 includes compensation expense for share-based payment awards granted prior to, but not vested at, December 31, 2005 based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. As stock-based compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. For the periods prior to 2006, the Company accounted for forfeitures as they occurred. Accordingly, a pretax cumulative effect of accounting change adjustment totaling $0.3 million ($0.2 million, net of tax) was recorded upon adoption to adjust for awards granted prior to January 1, 2006 that are not ultimately expected to vest.

          Prior to the adoption of SFAS No. 123R, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of SFAS No. 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period.

          In November 2005, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position ("FSP") No. SFAS 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS No. 123R. In the June 2006 quarter, the Company adopted the provisions of FSP No. SFAS 123(R)-3.

          As a result of the adoption SFAS No. 123R, the Company's loss before income taxes and net loss for the year ended December 31, 2006 would have been $1.4 million and $0.9 million lower, respectively, than if the Company had continued to account for stock-based compensation under APB No. 25. Net loss per share for the year ended December 31, 2006 would have been $88.60 lower if the Company had not adopted SFAS No. 123R.

          The following table illustrates (in thousands, except per share amounts) the effect on net loss and net loss per share in the prior periods as if the Company had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

	Year Ended December 31, 2005	Period from November 17, 2004 (date of inception) through December 31, 2004
Net loss, as reported	$(8,191)	$(1,686)
Add: Stock-based compensation included in net loss, net of tax	1,710	183
Deduct: Total stock-based compensation determined under fair value-based method for all awards, net of tax	(3,423)	(184)

Pro forma net loss	$(9,904)	$(1,687)

Net loss per share, as reported	$(819.10)	$(168.60)

Net loss per share, pro forma	$(990.40)	$(168.70)

          Comprehensive Loss — SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. For the Company, comprehensive loss consists of its reported net loss and foreign currency translation.

          Foreign Currency — The functional currency of the Company's international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of stockholder's equity. Net gains and losses resulting from foreign exchange transactions that were recognized in results of operations were not significant during the periods presented.

          Income Taxes — Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes, and have been prepared on the separate-return basis in these financial statements. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

          The computation of limitations relating to the amount of such tax assets, and the determination of appropriate valuation allowances relating to realizability of such assets, are inherently complex and require the exercise of judgment. As additional information becomes available, the Company continually assesses the carrying value of its net deferred tax assets. Going forward, the Company expects its tax assets and liabilities to be governed by the tax sharing agreement between the Company and UOL.

          The Company files income taxes as part of a consolidated group with UOL. For purposes of these financial statements, the provision for (or benefit from) income taxes has been computed as if the Company was a stand-alone corporate tax payer, in accordance with GAAP. Current income tax expense (or benefit) is settled with UOL through intercompany cash transfers. Deferred tax assets receivable from, or deferred tax liabilities payable to, UOL will be settled with UOL in a future period when current income taxes would be due on a stand-alone basis. Such amounts are reflected in the accompanying balance sheet as deferred tax assets and liabilities. The Company will enter into a tax sharing agreement with UOL to be effective upon consummation of this offering.

          Earnings Per Share — Basic and diluted income (loss) per common share are presented in accordance with SFAS No. 128, Earnings Per Share. In accordance with SFAS No. 128, basic income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods presented. Diluted income (loss) per common share has been computed using the weighted-average number of shares of common stock outstanding during the periods, increased to give effect to potentially dilutive securities. There is no difference between basic and diluted income (loss) per share as there were no outstanding options to purchase shares of the Company's common stock or other potentially dilutive securities outstanding during the periods presented.

          Legal Contingencies — The Company records liabilities related to litigation when an unfavorable outcome is probable and management can reasonably estimate the amount of loss.

          Segments — In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company operates in one principal operating segment, providing social networking and loyalty marketing services. The vast majority of the Company's revenues and related results of operations and identifiable assets are in the United States, and no other country represents more than 10% of revenues.

          Operating Leases — The Company leases office space, data centers and certain office equipment under operating lease agreements with original lease periods of up to 10 years. Certain of the lease agreements contain rent holidays and rent escalation provisions. Rent holidays and rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term.

Recent Accounting Pronouncements

Accounting for Uncertainty in Income Taxes

          In July 2006, the FASB issued FASB Interpretation No. ("FIN") 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that the Company recognize, in its consolidated financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 were effective for the Company at the beginning of the March 2007 quarter, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The implementation of FIN 48 did not have a material impact on the Company's financial position, results of operations or cash flows.

Effects of Prior Year Misstatements

          In September 2006, the SEC issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements ("SAB 108"), in order to address the observed diversity in quantification practices with respect to annual financial statements. There have been two widely-recognized methods for quantifying the effects of financial statement errors: the "roll-over" method and the "iron curtain" method. The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements, but its use can lead to the accumulation of misstatements in the balance sheet. The iron-curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. In SAB 108, the SEC staff establishes an approach that requires quantification of financial statement errors based on the effects of the error on each of the company's financial statements and the related financial statement disclosures. This model is commonly referred to as a "dual approach" because it essentially requires quantification of errors under both the iron-curtain and the roll-over methods. The implementation of SAB 108 did not have a material impact on the Company's financial position, results of operations or cash flows.

Fair Value Measurements

          In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("SFAS No. 157"), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position, results of operations and cash flows.

Fair Value Option

          In February 2007, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("SFAS No. 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 159 on its financial position, results of operations and cash flows.

2. SUPPLEMENTAL PRO FORMA NET INCOME (LOSS) PER SHARE (UNAUDITED)

        Supplemental pro forma net income (loss) per share is unaudited and has been presented in accordance with Staff Accounting Bulletin Topic 1:B:3 of the SEC (the "SAB") to reflect the planned repayment of the notes payable to UOL. As outlined in the SAB, the planned repayment of $50.0 million principal amount of notes payable to UOL (which were issued in August 2007—see Note 3) is deemed to be funded from the net proceeds from the Company's IPO, to the extent that the repayment exceeds the Company's earnings during the previous twelve months. The Company incurred a net loss of approximately $1.9 million for the year ended December 31, 2006. Accordingly, under the SAB, the Company will be deemed to have utilized $50.0 million of net proceeds from the IPO to pay the entire balance of notes payable. The shares use to calculate supplemental pro forma net income per share include             additional shares. These represent the number of shares deemed for accounting purposes to be sold in the IPO in order to raise $50.0 million. To compute the number of shares, the Company utilized the assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of the prospectus for the IPO) and after deducting the estimated underwriting discounts and offering expenses.

3. TRANSACTIONS WITH UNITED ONLINE, INC.

        Allocated expenses and costs from UOL for management, sales, marketing, product development and administrative services and included in the accompanying consolidated statements of operations are as follows (in thousands):

	Year Ended December 31,
			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006	2005
Cost of revenues	$9	$—	$—
Sales and marketing	2,837	1,954	—
Product development	—	—	—
General and administrative	7,849	6,108	397

Total allocated costs	$10,695	$8,062	$397

          Allocated expenses and costs from UOL include stock-based compensation of $1,678,000, $1,763,000 and $0, respectively, for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 for the UOL employees whose cost of services are allocated to the Company.

          On August 8, 2007, Classmates Online and MyPoints declared dividends to UOL, which were evidenced by unsecured notes payable in the aggregate principal amount of $50.0 million. The notes bear interest at an annual rate of 9 5/8%, payable quarterly in arrears. No principal is due on the notes until maturity on August 31, 2013, but the notes may be repaid in whole or in part at any time prior to maturity without penalty. The Company intends to retire the notes with the proceeds from the IPO.

4. ACQUISITIONS

Classmates Online, Inc.

          On November 17, 2004, UOL acquired Classmates Online, Inc. ("Classmates"), which operates Classmates (www.classmates.com), connecting millions of members throughout the U.S. and Canada with friends and acquaintances from school, work and the military. Its Classmates International subsidiary also operates leading community-based networking Web sites in Sweden (www.klasstraffen.com), and in Germany (www.stayfriends.de). The acquisition was accounted for under the purchase method in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations ("SFAS No. 141"). The primary reason for the acquisition was to acquire Classmates' services and account base to continue to expand UOL's subscription offerings. Classmates' results of operations are included in the consolidated financial statements from the date of acquisition.

          The purchase price of approximately $131.4 million, including acquisition costs of $3.1 million for professional, accounting, legal and administrative fees, was allocated to Classmates' net assets based on their fair values. The excess of the purchase price over the estimated fair values of the net assets acquired, including identifiable intangible assets, was recorded as goodwill. UOL assumed 0.5 million unvested options as of the acquisition date, and the fair value of the options assumed was determined based on the Black-Scholes option pricing model using a weighted-average expected life of five years, 0% dividend, volatility of 99%, and a risk-free interest rate of 3%. The following table summarizes the purchase price (in thousands):

Cash	$125,453
Fair value of options assumed	4,349
Intrinsic value of unvested options	(1,469)
Acquisition costs	3,065

Total purchase price	$131,398

          The following table summarizes the net liabilities assumed and goodwill and intangible assets acquired in connection with the acquisition of Classmates (in thousands):

Description	Estimated Fair Value	Estimated Useful Life
Net liabilities assumed:
Cash	$30,350
Accounts receivable	3,396
Property and equipment	9,700
Other assets	2,252
Accounts payable and accrued liabilities	(6,712)
Deferred revenue	(23,673)
Deferred income taxes	(12,727)
Capital leases	(1,485)
Other long-term liabilities	(286)

Total net assets acquired	815

Intangible assets acquired:
Trademark and trade name	13,800	10 years
Advertising contracts and related relationships	7,200	3.5 years
Pay accounts	21,700	4 years
Free accounts	21,500	10 years
Other intangible assets	536	7 years

Total intangible assets acquired	64,736

Goodwill	65,847

Total purchase price	$131,398

          The weighted-average useful life of acquired finite-lived intangible assets is 7.2 years. The goodwill is not deductible for tax purposes.

MyPoints.com, Inc.

          On April 10, 2006, UOL acquired MyPoints.com, Inc. for approximately $56.6 million in cash, including acquisition costs. MyPoints is an online loyalty marketing service, providing advertisers with an effective means to reach a large online audience with targeted marketing campaigns, while also enabling consumers to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141. The primary reason for the acquisition was to expand the Company's business offerings. MyPoints' results of operations are included in the Company's combined and consolidated financial statements from the date of acquisition.

          The purchase price was allocated based on the estimated fair values of assets and liabilities, including identifiable intangible assets. The following table summarizes the net liabilities assumed and the intangible assets and goodwill acquired in connection with the MyPoints acquisition (in thousands):

Description	Estimated Fair Value	Estimated Useful Life
Net liabilities assumed:
Cash	$7,137
Accounts receivable	9,667
Other current assets	1,905
Property and equipment	2,833
Other assets	496
Accounts payable and accrued liabilities	(9,376)
Deferred revenue	(471)
Member redemption liability	(17,673)

Total net liabilities assumed	(5,482)

Intangible assets acquired:
Customer contracts	9,230	5 years
Proprietary rights	3,700	10 years

Total intangible assets acquired	12,930

Goodwill	49,122

Total purchase price	$56,570

          The weighted-average useful life of the acquired intangible assets is 6.4 years. The acquisition was treated as an acquisition of net assets for tax purposes and, accordingly, the $49.1 million of goodwill acquired is tax deductible.

          The following summarized unaudited pro forma information assumes that the acquisition of MyPoints had occurred on January 1, 2005 (in thousands, except per share amounts):

	Year Ended December 31, 2006	Year Ended December 31, 2005
Revenues	$152,109	$122,721
Loss before cumulative effect of accounting change	$(310)	$(5,296)
Net loss	$(127)	$(5,296)
Loss before cumulative effect of accounting change per share	$(31.00)	$(529.60)
Net loss per share	$(12.70)	$(529.60)

The Names Database

          On March 16, 2006, the Company acquired Opobox, Inc. for approximately $10.1 million in cash, including acquisition costs. Opobox operates The Names Database, an online registry consisting of school affiliations that allows members to send messages through the Web site to one another. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141. The primary reason for the acquisition was to acquire The Names Database's member relationships and software, which had the effect of expanding the Company's social networking services. The Names Database's results of operations are included in the Company's combined and consolidated financial statements from the date of acquisition.

          The purchase price was allocated based on the estimated fair values of assets and liabilities, including identifiable intangible assets. The following table summarizes the net liabilities assumed and the intangible assets and goodwill acquired in connection with The Names Database acquisition (in thousands):

Description	Estimated Fair Value	Estimated Useful Life
Net liabilities assumed:
Cash	$510
Accounts receivable	51
Accounts payable and accrued liabilities	(8)
Deferred revenue	(541)
Deferred income taxes	(455)

Total net liabilities assumed	(443)
Intangible assets acquired:
Pay accounts	500	4 years
Free accounts	600	10 years
Advertising contracts and related relationships	29	2 years
Technology	245	5 years
Proprietary rights	134	5 years
Other intangibles	45	5 years

Total intangible assets acquired	1,553

Goodwill	9,002

Total purchase price	$10,112

          The weighted-average useful life of the acquired intangible assets is 6.6 years. The $9.0 million of goodwill acquired is not deductible for tax purposes. The pro forma effect of the transaction is immaterial to the combined and consolidated results of operations for all periods presented.

Trombi

          On August 25, 2006, the Company acquired Trombi Acquisition SARL for approximately $0.6 million in cash, including acquisition costs. Trombi is an online social networking service operated in France. Trombi's social networking affiliations are focused on schools. The acquisition was accounted for under the purchase method in accordance with SFAS No. 141. The primary reason for the acquisition was to expand the Company's international business offerings. Trombi's results of operations are included in the Company's combined and consolidated financial statements from the date of acquisition, and are not material for all periods presented.

5. BALANCE SHEET COMPONENTS

Other Current Assets

          Other current assets consist of the following (in thousands):

	December 31,
	2006	2005
Prepaid gifts cards used to satisfy member redemption liabilities	$2,644	$—
Prepaid expenses	2,490	1,026
Restricted cash	236	230
Other	364	46

Total	$5,734	$1,302

Property and Equipment

          Property and equipment consists of the following (in thousands):

	December 31,
	2006	2005
Computer software and equipment	$24,764	$13,597
Furniture and fixtures	2,081	1,495

	26,845	15,092
Less: accumulated depreciation	(13,763)	(6,734)

Total	$13,082	$8,358

          Depreciation expense for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 was $8.2 million, $5.5 million and $0.7 million, respectively. Assets under capital leases are included in computer software and equipment. At December 31, 2006, the amount capitalized and the related accumulated depreciation were $0.4 million and $0.4 million, respectively. At December 31, 2005, the amount capitalized and the related accumulated depreciation were $1.3 million and $0.7 million, respectively.

Goodwill and Intangible Assets

          The changes in goodwill for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) to December 31, 2004 were as follows (in thousands):

Balance at November 17, 2004 (date of inception)	$—
Goodwill recorded in connection with Classmates Online acquisition	65,847

Balance at December 31, 2004	65,847
Increase in acquired deferred tax assets and other	(413)

Balance at December 31, 2005	65,434
Goodwill recorded in connection with The Names Database acquisition	9,002
Goodwill recorded in connection with MyPoints acquisition	49,122
Goodwill recorded in connection with Trombi acquisition	184
Reduction in acquired deferred tax assets	458

Balance at December 31, 2006	$124,200

          Intangible assets consist of the following (in thousands):

	December 31, 2006
	Cost	Accumulated Amortization	Net
Pay accounts and free accounts	$52,703	$(22,604)	$30,099
Trademarks and trade names	17,634	(3,215)	14,419
Advertising contracts and related relationships	7,229	(6,130)	1,099
Software and technology	368	(74)	294
Patents, domain names and other	1,823	(367)	1,456

Total	$79,757	$(32,390)	$47,367

	December 31, 2005
	Cost	Accumulated Amortization	Net
Pay accounts and free accounts	$43,200	$(14,134)	$29,066
Trademarks and trade names	13,800	(1,545)	12,255
Advertising contracts and related relationships	7,200	(3,871)	3,329
Software and technology	110	(16)	94
Patents, domain names and other	434	(86)	348

Total	$64,744	$(19,652)	$45,092

          Amortization expense for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 was $12.7 million, $16.4 million and $3.3 million, respectively.

          Estimated future amortization expense at December 31, 2006 is as follows (in thousands):

Year Ending December 31,
2007	$10,765
2008	8,033
2009	6,856
2010	5,182
2011	4,308
Thereafter	12,223

Total	$47,367

Accrued Liabilities

          Accrued liabilities consist of the following (in thousands):

	December 31,
	2006	2005
Employee compensation and related expenses	$7,027	$3,336
Income taxes payable	353	—
Other	1,797	332

Total	$9,177	$3,668

6. COMMON STOCK AND ANTICIPATED CHANGES TO CAPITAL STRUCTURE

        The Company has one class of common stock of which 10,000 shares are authorized and issued. Prior to completion of the IPO, the Company intends to modify its capital structure to have two classes of authorized common stock: Class A common stock and Class B common stock. The Company also anticipates authorizing preferred stock, although the terms are expected to be undesignated and there is currently no plan to issue preferred stock in connection with the IPO.

          Under expected terms of the modifications, UOL will own all of the shares of the Company's Class B common stock. UOL, as a holder of Class B common stock, will be entitled to 10 votes per share and the holders of Class A common stock will be entitled to one vote per share. UOL will not own any outstanding shares of Class A common stock, which shares will be offered in connection with the IPO. However, under the expected terms of an amended and restated certificate of incorporation, UOL will have the right at any time to convert any of the Class B common stock it holds into Class A common stock prior to any tax-free distribution.

          The rights of the holders of Class A and Class B common stock are anticipated to be identical, except with respect to voting, conversion and protective voting provisions. For purposes of computing earnings per share, it is anticipated the Company will utilize the two-class method. Because both classes will share the same rights in dividends, reported basic and diluted earnings per share will be the same for both classes.

        Final terms of the modification to the Company's capital structure are dependent on multiple factors, including market conditions, and are subject to the approval of the Board of Directors of UOL. No adjustments to the Company's capital structure or earnings per share information has been reflected in the accompanying financial statements.

7. STOCK-BASED COMPENSATION PLANS

        The Company's employees participate in the stock-based compensation plans of UOL. Under these plans, certain employees have received grants of stock options and restricted stock units in UOL common stock. Additionally, all eligible Company employees are provided the opportunity to participate in UOL's employee stock purchase plan. Prior to the IPO, the Company will establish its own stock-based compensation plans which are expected to be structured similar to UOL's stock-based compensation plans. All unvested stock options and restricted stock units in UOL common stock held by the Company's employees as of the effective date of the IPO will continue to vest under the original terms of those awards.

          UOL has three active equity plans under which it is authorized to grant stock options, restricted stock awards and restricted stock units. Stock options granted to the Company's employees generally vest over a three-year or four-year period and expire after ten years unless cancelled earlier due to termination of employment. Restricted stock units granted to the Company's employees generally vest over a two-year to four-year period.

          Upon the exercise of a stock option award, the vesting of a restricted stock unit or the grant of restricted stock, UOL will issue common stock from its authorized but unissued shares. At December 31, 2006, an aggregate of 27.6 million shares were reserved under UOL's plans, of which 4.0 million shares were available for issuance at December 31, 2006.

Stock-Based Compensation Recognized

          The following table summarizes the stock-based compensation that has been included in the following captions for each of the periods presented (in thousands):

	Year Ended December 31,
			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006	2005
Operating expenses:
Cost of revenues	$227	$50	$18
Sales and marketing	871	267	83
Product development	665	121	35
General and administrative	1,431	430	146

Total stock-based compensation	$3,194	$868	$282

Tax benefit recognized	$1,156	$304	$99

          Allocated expenses and costs from UOL include stock-based compensation of $1,678,000, $1,763,000 and $0, respectively, for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 for the UOL employees whose cost of services are allocated to the Company. These costs are not reflected in the table above.

Stock Options

          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of SFAS No. 123R and SAB No. 107. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted average of the applicable assumption used to value stock options at their grant date. The Company calculates expected volatility based on historical volatility of UOL's common stock. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on historical exercise experience. The Company evaluated historical exercise behavior when determining the expected term assumptions. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of UOL common stock at the date of grant.

	Year Ended December 31,
			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006	2005
Risk-free interest rate	4.5%	4.1%	3.6%
Expected life (in years)	3.8	5.0	5.0
Dividend yield	6.1%	2.5%	0.0%
Volatility	60.3%	91.3%	97.0%

          The following table summarizes activity during the period from November 17, 2004 (date of inception) through December 31, 2004 and for the years ended December 31, 2005 and 2006:

	UOL Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
	(in thousands)		(in years)	(in thousands)
Outstanding at November 17, 2004 (date of inception)	37	$14.40
Assumed in connection with acquisition of Classmates Online	504	5.01
Granted	—	—
Exercised	(1)	5.77
Cancelled	(37)	6.42

Outstanding at December 31, 2004	503	5.60
Granted	690	11.40
Exercised	(127)	4.19
Cancelled	(417)	7.83

Outstanding at December 31, 2005	649	10.61
Granted	73	13.16
Exercised	(117)	8.81
Cancelled	(116)	11.58

Outstanding at December 31, 2006	489	$11.19	8.2	$1,120

Exercisable at December 31, 2006	167	$10.19	7.6	$572

          Total unrecognized compensation cost related to unvested stock options at December 31, 2006, net of expected forfeitures, is approximately $0.6 million and is expected to be recognized over a weighted-average period of 1.3 years.

          The weighted-average grant date fair value of stock options granted during the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 was $4.51, $7.07 and $0, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 was $0.5 million, $1.0 million and $1,000, respectively. Cash received by UOL from the exercise of stock options was $1.0 million, $0.5 million and $1,000, respectively, for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004. The tax benefits realized from stock options exercised in the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 were approximately $0.7 million, $0 and $0, respectively.

Restricted Stock Units

          The following table summarizes activity related to the Company's employees for restricted stock units during the years ended December 31, 2005 and 2006:

	UOL Restricted Stock Units Outstanding	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding at January 1, 2005	—	$—
Granted	165	11.84
Vested	—	—
Cancelled	(12)	10.55

Outstanding at December 31, 2005	153	11.94
Granted	660	12.15
Vested	(44)	11.59
Cancelled	(62)	12.07

Outstanding at December 31, 2006	707	$12.15

          At December 31, 2006, the intrinsic value of outstanding restricted stock units was approximately $9.4 million. Total unrecognized compensation cost related to unvested restricted stock units at December 31, 2006, net of expected forfeitures, is approximately $6.9 million and is expected to be recognized over a weighted-average period of 1.7 years. The fair value of restricted stock units that vested during the year ended December 31, 2006 was approximately $0.5 million.

Recent Awards

          On February 15, 2007, UOL approved grants of 0.5 million restricted stock units with a fair value equal to $6.3 million to the Company's employees. The units vest twenty-five percent on February 15, 2008 and quarterly thereafter for three years.

Employee Stock Purchase Plan

          UOL has an employee stock purchase plan, which expires in the year 2011, and under which approximately 5.8 million shares of UOL's common stock were reserved under the plan at December 31, 2006. At December 31, 2006, 2.6 million shares were available for issuance. Under the employee stock purchase plan, all eligible Company employees may authorize payroll deductions of up to 15% of their compensation to purchase shares of UOL common stock on two purchase dates each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of UOL common stock on the employee's entry date into the two-year offering period in which the purchase date occurs or (ii) the closing selling price per share on the purchase date. Each offering period has a twenty-four month duration and purchase intervals of six months.

          The fair value of employee stock purchase plan shares was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

Year Ended December 31, 2006
Risk-free interest rate	3.8%
Expected life (in years)	0.5-2.0
Dividend yield	8.3%
Volatility	52.1%

          The assumptions presented in the table above represent the weighted average of the applicable assumptions used to value employee stock purchase plan shares. The Company calculates expected volatility based on historical volatility of UOL's common stock. The expected term represents the amount of time remaining in the 24-month offering period. The risk-free rate assumed in valuing the employee stock purchase plan shares is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of UOL common stock at the date of grant.

          For the year ended December 31, 2006, the Company recognized approximately $0.3 million of stock-based compensation expense related to the employee stock purchase plan. For the year ended December 31, 2005 and for the period November 17, 2004 (date of inception) through December 31, 2004, the Company recognized $0 of stock-based compensation expense related to the employee stock purchase plan. Total unrecognized compensation cost related to the employee stock purchase plan at December 31, 2006 is approximately $0.2 million and is expected to be recognized over a weighted-average period of 0.6 years.

8. INCOME TAXES

        The provision (benefit) for income taxes for the years ended December 31, 2006 and 2005 and for the period November 17, 2004 (date of inception) through December 31, 2004 is comprised of the following (in thousands):

	Year Ended December 31,
			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006	2005
Loss before income taxes:
Federal	$518	$(9,581)	$(1,776)
Foreign	(2,085)	(1,949)	(531)

Loss before income taxes	$(1,567)	$(11,530)	$(2,307)

Income tax provision (benefit):
Current:
Federal	$775	$—	$—
State	460	—	—

	1,235	—	—

Deferred:
Federal	(267)	(3,344)	(621)
State	(419)	5	—
Foreign	(772)	(726)	(204)
Increase in valuation allowance	772	726	204

	(686)	(3,339)	(621)

Provision (benefit) for income taxes	$549	$(3,339)	$(621)

          The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate (in thousands):

	Year Ended December 31,
			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006	2005
Taxes on income at the statutory federal rate (35% for all periods presented)	$(548)	$(4,036)	$(808)
State income taxes, net of federal tax benefits	27	—	—
Stock-based compensation	156	—	—
Foreign examination adjustments	140	—	—
Other differences	2	(29)	(17)
Increase in valuation allowance	772	726	204

Provision (benefit) for income taxes	$549	$(3,339)	$(621)

          The effective tax rate differs from the statutory rate in all periods presented primarily due to foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding realization, and to a lesser extent due to stock based compensation and the results of tax examinations in foreign tax jurisdictions.

          Components of net deferred tax assets at December 31, 2006 and 2005 are as follows (in thousands):

	December 31,
	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$2,287	$7,612
Depreciation and amortization	462	(512)
Stock-based compensation	1,039	271
Deferred revenue	2,238	1,207
Other	297	243

Total deferred tax assets	6,323	8,821
Less: valuation allowance	(2,287)	(1,515)

Total deferred tax assets after valuation allowance	4,036	7,306

Deferred tax liability:
Amortization of acquired intangible assets	(12,728)	(15,630)

Total deferred tax liability	(12,728)	(15,630)

Net deferred tax liability	$(8,692)	$(8,324)

          The increases in the valuation allowance of approximately $0.8 million and $0.7 million in the years ended December 31, 2006 and 2005, respectively, are attributable to foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding utilization. Future utilization of net operating losses may impact goodwill up to $0.5 million.

          At December 31, 2006, the Company had foreign net operating loss carryforwards of approximately $6.1 million. Approximately $0.8 million of these carryforwards expire within five years and the remainder have no fixed expiration date.

          The Company has also claimed income tax deductions from the exercise of certain stock options and the related sale of common stock by employees, and, in 2006, the deduction includes the excess deduction for vested restricted stock units. For the year ended December 31, 2006 a benefit of $0.7 million was credited to stockholder's equity.

9. NET LOSS PER SHARE

        The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 (in thousands, except per share amounts):

	Year Ended December 31,
			Period from November 17, 2004 (date of inception) through December 31, 2004
	2006	2005
Numerator:
Loss before cumulative effect of accounting change	$(2,116)	$(8,191)	$(1,686)
Cumulative effect of accounting change, net of tax	183	—	—

Net loss	$(1,933)	$(8,191)	$(1,686)

Denominator:
Shares used to calculate net loss per share	10	10	10

Net loss per share:
Loss before cumulative effect of accounting change	$(211.60)	$(819.10)	$(168.60)
Cumulative effect of accounting change, net of tax	18.30	—	—

Net loss per share	$(193.30)	$(819.10)	$(168.60)

10. EMPLOYEE BENEFIT PLANS

        UOL has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Savings Plan, eligible employees of the Company may defer a percentage (not to exceed 40%) of their eligible pretax earnings up to the Internal Revenue Service annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. At December 31, 2004, UOL had made no contributions since the inception of the Savings Plan; however, on January 1, 2005, UOL began matching 25% of an employee's contributions, up to plan limits. The Company recognized expenses of approximately $0.1 million and $0.1 million during the years ended December 31, 2006 and 2005, respectively, related to the Savings Plan match.

11. COMMITMENTS AND CONTINGENCIES

Financial Commitments

          The Company's financial commitments were as follows at December 31, 2006 (in thousands):

		Year Ending December 31,
Contractual Obligations:
	Total	2007	2008	2009	2010	2011	Thereafter
Capital leases	$32	$18	$14	$—	$—	$—	$—
Operating leases	3,812	1,667	1,513	632	—	—	—

Total	$3,844	$1,685	$1,527	$632	$—	$—	$—

          The Company leases its facilities under operating leases expiring at various periods through 2014. Rental expense for operating leases for the years ended December 31, 2006 and 2005 and for the period from November 17, 2004 (date of inception) through December 31, 2004 was $1.2 million, $1.3 million and $0.2 million, respectively.

Legal Contingencies

          The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes the amount and ultimate liability, if any, with respect to these actions will not materially affect the Company's business, financial position, results of operations or cash flows. There can be no assurance, however, that such actions will not be material or adversely affect the Company's business, financial position, results of operations or cash flows. The Company has not established any reserves for legal matters at December 31, 2006 or 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
of Classmates Online, Inc.:

          In our opinion, the accompanying consolidated statements of operations and comprehensive income and stockholder's equity and of cash flows, present fairly, in all material respects, the results of operations and cash flows of Classmates Online, Inc. (the "Company") and its subsidiaries for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by United Online, Inc.) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          As more fully described in Note 1, the Company was acquired by United Online, Inc. on November 17, 2004.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
August 12, 2007

CLASSMATES ONLINE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE PERIOD FROM JANUARY 1, 2004
THROUGH NOVEMBER 16, 2004 (last date prior to acquisition by United Online, Inc.)

(in thousands, except per share amounts)

Revenues	$64,635
Operating expenses:
Cost of revenues (including stock-based compensation, see Note 1)	13,018
Sales and marketing (including stock-based compensation, see Note 1)	29,282
Product development (including stock-based compensation, see Note 1)	7,740
General and administrative (including stock-based compensation, see Note 1)	9,537
Amortization of intangible assets	70

Total operating expenses	59,647

Operating income	4,988
Interest and other income, net	202

Income before income taxes	5,190
Provision for income taxes	2,172

Net income	$3,018

Foreign currency translation	23

Comprehensive income	$3,041

Basic net income per share	$0.32
Diluted net income per share	$0.12
Shares used to calculate basic net income per share	9,526
Shares used to calculate diluted net income per share	25,217

The accompanying notes are an integral part of these consolidated financial statements.

CLASSMATES ONLINE, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY FOR THE PERIOD FROM JANUARY 1, 2004 THROUGH NOVEMBER 16, 2004
(last date prior to acquisition by United Online, Inc.)

(in thousands)

	Preferred Stock		Common Stock
					Deferred Stock-Based Compensation	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Stockholder's Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2004	11,633	$18,566	9,738	$3,220	$(222)	$—	$(10,902)	$10,662
Exercise of stock options	—	—	108	176	—	—	—	176
Exercise of warrants	—	—	7	3	—	—	—	3
Stock-based compensation	—	—	—	—	69	—	—	69
Cancellations of cheap stock awards	—	—		(61)	61	—	—	—
Modification of vested options	—	—		216	—	—	—	216
Redemption of common stock	—	—	(292)	—	—	—	(889)	(889)
Foreign currency translation	—	—	—	—	—	23	—	23
Net income	—	—	—	—	—	—	3,018	3,018

Balance at November 16, 2004 (last date prior to acquisition by United Online, Inc.)	11,633	$18,566	9,561	$3,554	$(92)	$23	$(8,773)	$13,278

The accompanying notes are an integral part of these consolidated financial statements.

CLASSMATES ONLINE, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM
JANUARY 1, 2004 THROUGH NOVEMBER 16, 2004 (last date prior to acquisition by United Online, Inc.)

(in thousands)

Cash flows from operating activities:
Net income	$3,018
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,757
Stock-based compensation	285
Recovery of doubtful accounts	(16)
Deferred taxes	2,172
Loss on sale of property & equipment	45
Other	160
Changes in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	(1,026)
Other assets	64
Accounts payable and accrued liabilities	(2,181)
Deferred revenue	(4,516)
Other liabilities	19

Net cash provided by operating activities	3,781

Cash flows from investing activities:
Purchases of property and equipment	(2,717)
Purchases of rights, patents and trademarks	(46)
Cash paid for acquisitions, net of cash acquired	(362)

Net cash used for investing activities	(3,125)

Cash flows from financing activities:
Redemption of common stock	(889)
Payments on capital leases	(1,015)
Proceeds from exercises of stock options	176
Proceeds from warrants exercised	3

Net cash used for financing activities	(1,725)

Effect of exchange rate changes on cash and cash equivalents	(7)
Change in cash and cash equivalents	(1,076)
Cash and cash equivalents, beginning of period	31,426

Cash and cash equivalents, end of period	$30,350

Supplemental disclosure of cash flows:
Cash paid for interest	$63
Cash paid for income taxes	—

The accompanying notes are an integral part of these consolidated financial statements.

CLASSMATES ONLINE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION AND ORGANIZATION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description and Organization of Business

          Classmates Online, Inc. (the "Company") is an online social networking service, enabling users to locate and interact with acquaintances from high school, college, work and the military. The Company's revenues are comprised of billable services revenues, which are derived from paid subscription fees, and advertising revenues. On November 17, 2004, the Company was acquired by United Online, Inc. ("UOL").

Accounting Policies

          Cash and Cash Equivalents — The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

          Property and Equipment — Property and equipment are stated at cost. Repair and maintenance costs are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the following useful lives:

Computers and equipment	3 years
Software	1.5 - 3 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of lease term or estimated useful life

          Internal-Use Software — The Company capitalizes certain costs of software developed or obtained for the internal use in accordance with the Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software development costs are capitalized when application development begins, it is probable that the project will be completed, and the software will be used as intended. Costs associated with preliminary project stage activities, maintenance and all other post-implementation stage activities are expensed as incurred. The statement provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with internal-use computer software projects, as well as external direct costs of materials and services associated with developing or obtaining internal-use software. Capitalizable personnel costs are limited to the time directly spent on such projects. Capitalized costs will be ratably amortized using the straight-line method over the estimated useful lives of the related applications.

          Impairment of Long-Lived Assets — The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Under SFAS No. 144, the Company regularly evaluates long-lived assets for impairment and records impairment losses on long-lived assets when events and circumstances indicate that assets used in operations might be impaired and that the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the assets is less than the carrying value of those assets.

          Goodwill and Other Intangible Assets — The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives are no longer amortized but are reviewed for impairment annually, and more frequently under certain circumstances, and written down when impaired. The

Company performs an impairment test of its goodwill annually during the fourth quarter of its fiscal year. Finite-lived intangible assets are amortized over their estimated useful lives. Accordingly, the Company amortizes the only determinable life intangible asset, noncompete agreements, on a straight-line basis over six years and has ceased the amortization of goodwill.

          Foreign Currency — The functional currency of the Company's international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to U.S. dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues and expenses. Translation gains and losses are recorded in accumulated other comprehensive income as a component of stockholder's equity. Net gains and losses resulting from foreign exchange transactions that were recognized in results of operations were not significant during the periods presented.

          Income Taxes — The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating loss carryforwards, and liabilities are determined based on differences between the book and tax bases of assets and liabilities. These deferred taxes are recorded based on the tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

          Revenue Recognition — The Company's revenues are comprised of billable services revenues, which are derived from paid subscription fees, and advertising revenues. The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company also applies the provisions of Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

          Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the customer. The Company's paying subscribers generally pay in advance for their subscription by credit card, and revenue is then recognized ratably over the subscription period. Advance payments from subscribers are recorded on the balance sheet as deferred revenue.

          Advertising revenues consist primarily of fees generated from the display of third-party registration offers at the end of the Company's pay account registration process, other display advertisements and referring members to third-party Web sites or services. The Company recognizes advertising revenues in the period in which the advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, the Company ensures that a binding contract is in place, such as a standard insertion order or a fully executed customer-specific agreement. The Company assesses whether performance criteria have been met and whether the fees are fixed or determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of internally tracked performance data to the contractual performance obligation and, when available, to third-party or customer performance data.

          Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. Deferred revenue represents invoiced services that have not yet been performed.

          Sales and Marketing — Sales and marketing expenses include expenses associated with acquiring new free members and generating advertising revenues. Expenses associated with acquiring new free members include fees paid to third-party advertising networks and co-registration partners to acquire new accounts, online advertising expenses and personnel-related expenses for marketing personnel. Most of the Company's sales and marketing expenses are fees paid to third parties for the successful registration of new free members. Expenses associated with generating advertising revenues include sales commissions and personnel-related expenses for sales personnel.

          Advertising and promotion expense for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL) was $21.0 million.

          Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

          Fair Value of Financial Instruments — The Company has cash and cash equivalents and capital lease obligations. The carrying value of the cash and cash equivalents approximates fair value because of the short-term maturity of these instruments. The fair value of the capital lease obligations approximates carrying value based on the market interest rates available to the Company for debt of similar risk and maturities.

          Principles of Consolidation — The consolidated financial statements reflect the statements of operations, stockholders' equity and cash flows results of the Company and its wholly-owned-subsidiaries. The financial statements are presented in accordance with GAAP. All significant intercompany transactions have been eliminated.

          Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consists primarily of cash equivalents and trade receivables. These instruments are both unsecured and uninsured. The Company places its cash and cash equivalents and investments with major financial institutions. The Company operates in one business segment and sells services that allow members to reconnect and communicate. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses.

          During the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL), no individual customer comprised more than 10% of consolidated total revenues.

          Stock-Based Compensation — The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no recognition of expense is generally required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair market value of the stock at the grant date. The Company accounts for stock options issued to non-employees in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and Emerging Issue Task Force ("EITF") 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services.

          The following table summarizes the stock-based compensation that has been included in the following captions for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL) (in thousands):

Operating expenses:
Cost of revenues	$8
Sales and marketing	103
Product development	174
General and administrative	—

Total stock-based compensation	$285

          To estimate the compensation expense that would be recognized under SFAS No. 123 related to options granted to employees, the Company used the modified Black-Scholes option-pricing model with the following weighted average assumptions for options granted in the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL): risk-free interest rate of 3.6%; expected dividend yield of 0%; volatility of 0%; and an expected life of five years.

          Had compensation expense been determined based on the minimum value of the options at the grant dates for the awards consistent with SFAS No. 123, the Company's net income would have been as follows for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL) (in thousands):

Net income, as reported	$3,018
Add: Stock-based compensation included in net income, net of tax	188
Deduct: Total stock-based compensation determined under minimum value-based method for all awards, net of tax	(430)

Pro forma net income	$2,776

2. ACQUISITIONS

        In January 2004, Classmates International, Inc., a wholly-owned subsidiary of the Company, acquired the German-based company, StayFriends GmbH, for $0.2 million. The Company received assets with a fair value of $0.2 million, including domain names and a customer base list, and assumed liabilities in the amount of $41,000. The Company recorded $10,000 in goodwill. StayFriends provides similar services to the Company's core business.

          In March 2004, Classmates International acquired certain assets of the Swedish-based company, Vigorous Data AB, for $0.2 million. The Company received assets with a fair value of $0.2 million, including domain names and customer base list. The Company assumed no liabilities.

          The pro forma impact of these acquisitions on the Company's results of operations is not material for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL), and has thus not been presented.

3. STOCKHOLDERS' EQUITY

        In August 2004, the Company redeemed and retired 291,574 common stock shares at $3.05 per share from a founding shareholder. Additionally, this shareholder provided a guarantee for the minimum value of the common stock upon a liquidation event. If such an event occurs and the common share price is less than $6.10 on a fully diluted basis, this shareholder will deliver sufficient additional shares, not to exceed 0.3 million shares, to compensate for the lower share price.

          On November 17, 2004, the Company was acquired by UOL in a stock-for-stock transaction. The guarantee by the founding shareholder was eliminated upon the UOL acquisition.

          Warrants — During 2001, the Company issued warrants to non-employees to purchase 0.2 million shares of common stock. The warrants were issued in lieu of cash payments and are fully vested, exercisable immediately and expire in 2006. The warrants were valued using the Black-Scholes pricing model, based on a five-year contractual life, 72% volatility rate, no quarterly dividends and a risk-free interest rate ranging from 4.64% and to 4.91%. The fair value of the warrants was $0.1 million and was recognized as expense in 2001.

          Convertible Preferred Stock — In May 1999, the Company completed a private placement of 3.0 million shares of Series A convertible preferred stock at $0.50 per share for proceeds of $1.5 million. Each share of Series A convertible preferred stock includes a liquidation preference equal to $0.50 per share. Each share of Series A is convertible, at any time at the option of the holder, into one share of common stock, except that conversion is mandatory upon the closing of a public offering of at least $15 million. Each share of Series A preferred stock includes a right to vote with common stockholders as though the share had been converted.

          In November 1999, the Company completed a private placement of 6.2 million shares of Series B convertible preferred stock at $1.77 per share for proceeds of $11.0 million. Each share of Series B is convertible, at any time at the option of the holder, into one share of common stock, except that conversion is mandatory upon the closing of a public offering of not less than $20 million or $3.54 per share. Each share of Series B convertible preferred stock includes a liquidation preference equal to $1.77 per share. Each share of Series B preferred stock includes a right to vote with common stockholders as though the share had been converted.

          In August 2000, the Company completed a private placement of 0.9 million shares of Series C convertible preferred stock at $2.21 per share for proceeds of $2.0 million. Each share of Series C is convertible at any time at the option of the holder into 1.25 shares of common stock, except that conversion is mandatory upon closing of a public offering of not less than $20 million or $3.54 per share. Each share of Series C convertible preferred stock includes a liquidation preference equal to $2.21 per share. Each share of Series C preferred stock includes a right to vote with common stockholders as though the share had been converted.

          Stock Option Plan — The Company established the 1999 Stock Option Plan (the "1999 Plan") where the Company originally reserved 5.5 million common stock shares. In February 2001, the Company's Board of Directors authorized 5.2 million additional shares to be reserved for the 1999 Plan. In total, 10.7 million shares have been reserved for issuance under the 1999 Plan.

          In May 2004, the Company retired the 1999 Plan and approved and adopted the 2004 Stock Plan (the "2004 Plan"). This adoption included resolutions that (1) the 1999 Plan would continue to govern all options granted thereunder, (b) the number of shares of common stock reserved but not issued under the 1999 Plan, as well as all of the number of shares of common stock that are returned to the 1999 Plan as a result of a termination of options granted under the 1999 Plan, shall be made available for grant under the 2004 Plan, and (c) reserved an additional 0.3 million shares of common stock for issuance under the 2004 Plan. The terms of the 2004 Plan are similar to the 1999 Plan. The 2004 Plan was approved and adopted by the shareholders in July 2004.

          The 1999 Plan is administered by the Company's Board of Directors, which determines the terms of the options granted including exercise price, number of options granted and vesting periods of such options. Generally, the Company's Board of Directors grants options at an exercise price of not less than the fair market value of the Company's common stock at the date of grant. Options granted under the 1999 Plan have a vesting period of four years from the date of grant and become exercisable as follows: 12.5% after six months and ratably thereafter on a monthly basis. All options, if not previously exercised or cancelled, expire 10 years from the date of grant or 90 days after termination of employment.

          Stock Option Activity — The following table summarizes the Company's stock option activity:

	Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life
	(in thousands)		(in years)
Outstanding at January 1, 2004	9,531	$1.37
Granted	679	3.09
Exercised	(108)	1.63
Cancelled	(421)	1.55

Outstanding at November 16, 2004 (last date prior to acquisition by UOL)	9,681	$1.48	7.0

          In January 2001, performance based options were granted to the Company's vice president of sales. These options allowed for the purchase of up to 125,000 shares of the Company's common stock at an exercise price of $1.00. These options vested under a sliding scale based on the value of a future liquidity event, as defined in the option agreement. Under the sliding scale, these options began to vest upon a liquidity event representing a value of greater than $6.72 per common share and became fully vested upon a liquidity event representing a value of $9.72. Per share valuations were determined on a fully diluted basis. This agreement was modified in February 2003 to replace the vesting described above with the standard vesting schedule for options under the 1999 Plan. In 2003, the Company recorded the applicable deferred compensation and is recognizing compensation expense for this modification over the vesting period.

          In December 2002, the Company granted 1.7 million options with an exercise price of $2.00 per share to its Chief Executive Officer. These options were granted under the terms of the 1999 Plan.

          In connection with the sale of the Company to UOL, all outstanding preferred stock, stock options and warrants were paid off in cash using the price paid for common stock on their as-converted shares.

4. INCOME TAXES

        The provision for income taxes for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL) is comprised of the following (in thousands):

Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)
Income before income taxes:
Federal	$6,657
Foreign	(1,467)

Income before income taxes	$5,190

Income tax provision:
Current:
Federal	$—
State	—

—

Deferred:
Federal	2,172
State	—
Foreign	(547)
Increase in valuation allowance	547

2,172

Provision for income taxes	$2,172

          The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate (in thousands):

Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)
Taxes on income at the statutory federal rate (34%)	$1,764
Other differences, net	(139)
Increase in valuation allowance	547

Provision for income taxes	$2,172

          For the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL), the Company recorded a tax provision of $2.2 million on pre-tax income of $5.2 million, resulting in an effective tax rate of 41.8%. The effective tax rate differs from the statutory rate primarily due to foreign losses, the benefit of which is not currently recognizable due to uncertainty regarding realization.

5. NET INCOME PER SHARE

        The following table sets forth the computation of basic and diluted net income per share for the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL) (in thousands, except per share amounts):

Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)
Numerator:
Net income	$3,018

Denominator:
Shares used to calculate net income per share	9,526

Add: Dilutive effect of preferred stock, stock options and warrants, as converted	15,691

Shares used to calculate diluted net income per share	25,217

Basic net income per share	$0.32

Diluted net income per share	$0.12

          In connection with the sale of the Company to UOL, all outstanding preferred stock, stock options and warrants were paid off in cash using the price paid for common stock on their as-converted shares.

6. DEFINED CONTRIBUTION PLANS

        The Company maintains a voluntary defined contribution plan covering eligible employees as defined in the plan documents. Participating employees may elect to defer and contribute a portion of their compensation to the plan up to the plan limits stated in the plan documents, not to exceed dollar amounts set by applicable laws. No matching contributions were made in the period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
of MyPoints.com, Inc.:

          In our opinion, the accompanying balance sheet and the related statements of operations and accumulated deficit and cash flows present fairly, in all material respects, the financial position of MyPoints.com, Inc. (the "Company") at December 31, 2005, and the results of its operations and its cash flows for the year then ended and for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by United Online, Inc.) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          As more fully described in Note 1, the Company was acquired by United Online, Inc. on April 10, 2006.

/S/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
August 12, 2007

MYPOINTS.COM, INC.

(A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION)

CONSOLIDATED BALANCE SHEET

(in thousands, except per share amounts)

December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$27,909
Accounts receivable, net	10,452
Other current assets	1,824

Total current assets	40,185
Property and equipment, net	2,133
Goodwill	15,275
Intangible assets, net	1,685
Other assets	170

Total assets	$59,448

Liabilities and Stockholder's Equity
Current liabilities not subject to compromise:
Accounts payable	$119
Accrued liabilities	3,424
Member redemption liability	14,836
Deferred revenue	429

Total current liabilities	18,808
Non-current liabilities not subject to compromise: (see Note 1)
Member redemption liability	3,584
Liabilities subject to compromise:
Accounts payable	925
Accrued liabilities	794

Total liabilities subject to compromise	1,719

Total liabilities	24,111

Commitments and contingencies (see Note 5)
Stockholder's equity:
Common stock, $1 par value; 1 share authorized, issued and fully paid	1
Additional paid-in capital	52,074
Accumulated deficit	(16,738)

Total stockholder's equity	35,337

Total liabilities and stockholder's equity	$59,448

The accompanying notes are an integral part of these consolidated financial statements.

MYPOINTS.COM, INC.

(A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION)

CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

(in thousands)

	For the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL)	Year Ended December 31, 2005
Revenues	$12,663	$37,829
Operating expenses:
Cost of revenues (including net allocated expenses from UAL Corporation, See Note 6)	4,391	15,520
Sales and marketing (including net allocated expenses from UAL Corporation, See Note 6)	4,219	12,380
Product development (including net allocated expenses from UAL Corporation, See Note 6)	759	2,342
General and administrative (including net allocated expenses from UAL Corporation, See Note 6)	1,522	3,086
Amortization of intangible assets	494	1,779

Total operating expenses	11,385	35,107

Operating income	1,278	2,722
Interest and other income, net	358	2,815

Income before chapter 11 reorganization	1,636	5,537
Gain on chapter 11 reorganization	1,719	—

Income before income taxes	3,355	5,537
Income taxes	—	—

Net income	$3,355	$5,537

Accumulated deficit, beginning of period	$(16,738)	$(22,275)
Distribution to UAL Corporation prior to acquisition by UOL	(23,263)	—

Accumulated deficit, end of period	$(36,646)	$(16,738)

The accompanying notes are an integral part of these consolidated financial statements.

MYPOINTS.COM, INC.

(A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL)	Year Ended December 31, 2005
Cash flows from operating activities:
Net income	$3,355	$5,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	775	2,395
Cumulative effect of chapter 11 reorganization	(1,719)	—
Gain on sale of long-term investments	—	(2,039)
Changes in operating assets and liabilities:
Accounts receivable	785	(4,194)
Other assets	(80)	(551)
Accounts payable and accrued liabilities not subject to compromise	(510)	218
Member redemption liability	77	3,187
Deferred revenue	25	23
Liabilities subject to compromise	—	284

Net cash provided by operating activities	2,708	4,860

Cash flows from investing activities:
Purchases of property and equipment	(217)	(1,106)
Proceeds from sales of long-term investments	—	3,573

Net cash provided by (used for) investing activities	(217)	2,467

Cash flows from financing activities:
Distribution to UAL prior to acquisition by UOL	(23,263)	—

Net cash used in financing activities	(23,263)	—

Change in cash and cash equivalents	(20,772)	7,327
Cash and cash equivalents, beginning of period	27,909	20,582

Cash and cash equivalents, end of period	$7,137	$27,909

Supplemental disclosure of cash flows:
Cash paid for interest	$—	$—
Cash paid for income taxes	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MYPOINTS.COM, INC.

(A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION, ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Description of Business

          MyPoints.com, Inc. (the "Company") is an online loyalty marketing service, providing advertisers with an effective means to reach a large online audience with targeted marketing campaigns, while also enabling consumers to earn rewards by responding to email offers, completing online surveys, shopping online and engaging in other activities. As more fully discussed below, the Company emerged from bankruptcy in February 2006 and was acquired by United Online, Inc. ("UOL") on April 10, 2006.

Emergence from Chapter 11 Bankruptcy Protection

          On December 9, 2002 (the "Petition Date"), the Company, along with its parent, UAL Corporation and certain other of UAL Corporation's subsidiaries, filed voluntary petitions to reorganize their businesses under chapter 11 of the United States bankruptcy code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"). The Bankruptcy Court jointly administered these cases as "In re UAL Corporation, et al., Case No. 02-B-48191."

          After the Petition Date, the Company continued to operate as "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the bankruptcy code, the Federal Rules of Bankruptcy Procedure and the applicable court orders. In general, as a debtor-in-possession, the Company was authorized under chapter 11 to continue to operate as an ongoing business, but not to engage in transactions outside the ordinary course of business without prior approval of the Bankruptcy Court.

          All vendors were paid for all goods furnished and services provided after the Petition Date in the ordinary course of business. However, under Section 362 of the bankruptcy code, actions to collect most of the Company's pre-petition liabilities were automatically stayed, among other things.

          On January 18, 2006, the Debtors' Second Amended Joint Plan of reorganization pursuant to chapter 11 of the bankruptcy code (the "Plan") was filed with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on February 1, 2006, and the Company, along with UAL Corporation and certain other of UAL Corporation's subsidiaries emerged from reorganization proceedings under chapter 11 pursuant to the terms of the Plan. Under the terms of the Plan, the payment of approximately $1.7 million of pre-petition liability claims were settled for an inconsequential amount.

Basis of Presentation

          The accompanying consolidated financial statements for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and the year ended December 31, 2005, include the Company and several dormant wholly-owned subsidiaries. All significant intercompany balances have been eliminated.

          The consolidated financial statements do not include allocations of UAL Corporation's consolidated debt. UAL Corporation technology costs of $0 and $0.5 million have been allocated based on the Company's share of expenses for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005. Management believes the allocation methods used to allocate these costs are reasonable; however, such allocated amounts may or may not necessarily be indicative of the amount of technology expenses that would have been incurred if the Company had operated independently of its parent.

          The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Bankruptcy Reorganization

          The consolidated financial statements have been prepared in accordance with Statement of Position ("SOP") 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," and on a going concern basis which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. SOP 90-7 requires that the financial statements for periods subsequent to a chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Because there was not a significant change in UAL Corporation's ownership interests after emergence from bankruptcy, the Company does not qualify for "fresh start" reporting under SOP 90-7. Accordingly, all transactions associated with the reorganization are reported in the financial statements using historical amounts with no separate basis established at the emergence date. Claims in existence prior to the Petition Date are reflected in the December 31, 2005 balance sheet as "liabilities subject to compromise." The settlement of these liabilities for less than their carrying amount is reflected as a gain on Chapter 11 reorganization in the accompanying statement of operations for the period January 1, 2006 to April 9, 2006. The Company was sold on April 10, 2006 for approximately $56.0 million to UOL, an entity that is unrelated to UAL Corporation or any of its subsidiaries or affiliates, despite the similarity in their corporate names.

Basis of Presentation

          A statement of changes in stockholder's equity has not been presented for the year ended December 31, 2005 and for the period from January 1, 2006 through April 9, 2006 (the last date prior to acquisition by UOL). There were no changes in any components of stockholder's equity other than net income in each period, and a distribution of approximately $23.3 million in cash to UAL Corporation in 2006 prior to the closing of the UOL acquisition, both as reflected in the accompanying financial statements.

Accounting Policies

          Allocated Costs—The consolidated statements of operations include the Company's direct expenses as well as allocated corporate expenses and costs of UAL Corporation relating to management, sales, marketing, product development, administrative, including finance and accounting, legal, human resources and facilities management, and other services. These expense and cost allocations have been determined on a basis that the Company and UAL Corporation consider to be a reasonable reflection of the utilization of services provided to, or the benefit received by, the Company. The allocation methods include headcount, square footage, actual consumption and usage of services, adjusted invested capital and others. See Note 6.

          Cash and Cash Equivalents—The Company invests its excess cash in high-quality corporate issuers and money market funds. All highly liquid instruments with an original maturity of three months or less are considered cash equivalents. The Company has $24.4 million as of December 31, 2005 of cash balances in accounts whose named owner is UAL Corporation.

          Concentrations of Credit and Business Risk—Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with certain financial institutions and these deposits exceed insured amounts. The Company's accounts receivable are derived primarily from revenue earned from advertising customers located in the United States. The Company extends credit based upon an evaluation of the customer's financial condition and, generally collateral is not required. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable, and, to date, such losses have been within management's expectations.

          The Company evaluates specific accounts where information exists that the customer may have an inability to meet its financial obligations. In these cases, based on the best available facts and circumstances, a specific reserve is recorded for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. Also, a general reserve is established for all customers based on the aging of the receivables. If circumstances change (e.g., higher than expected defaults or an unexpected material adverse change in a major customer's ability to meet its financial obligations), the estimates of the recoverability of amounts due to the Company are adjusted.

          Accounts Receivable—Accounts receivable balances are generally due within 30 days. The Company's allowance for doubtful accounts is based on a number of factors such as previous history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. Such allowance for doubtful accounts amounted to $0.2 million at December 31, 2005.

          At December 31, 2005, the Company did not have any individual customers that comprised more than 10% of the accounts receivable balance. For the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005 no individual customer comprised more than 10% of the Company's consolidated total revenues.

          Inventories—Inventories are valued at cost and represent gift cards and other rewards available to members for redemption.

          Property and Equipment—Property and equipment, including software, deferred technology costs and leasehold improvements, are stated at cost and depreciated using the straight-line basis over their respective estimated useful lives, which range from three to seven years. Leasehold improvements are amortized over the life of the lease or the life of the asset, whichever is shorter. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations for the period it is realized.

          Long-Lived Assets—The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment and disposition of long-lived assets. The Company evaluates the recoverability of long-lived assets, other than indefinite life intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, significant underperformance relative to expected historical or projected future results of operations, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the Company's membership base, partner and media contracts, operating model or strategy and competitive forces. Definite-lived identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from six months to six years.

          Goodwill—The Company accounts for goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which among other things, addresses financial accounting and reporting requirements for acquired goodwill and other intangible assets. SFAS No. 142 requires goodwill to be carried at cost, prohibits the amortization of goodwill and requires the Company to test goodwill for impairment at least annually. The Company performs an impairment test of its goodwill annually during the third quarter of its fiscal year or when events and circumstances change that would indicate that goodwill might be permanently impaired. Events or circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company's use of the acquired assets or the strategy for the Company's overall business, significant negative industry or economic trends or significant underperformance relative to expected historical or projected future results of operations.

          The testing for a potential impairment of goodwill involves a two-step process. The first step of the impairment test involves comparing the estimated fair values of the Company's reporting units with their respective book values, including goodwill. If the estimated fair value exceeds book value, goodwill is considered not to be impaired and no additional steps are necessary. If, however, the fair value of the reporting unit is less than book value, then the carrying amount of the goodwill is compared with its implied fair value. The estimate of implied fair value of goodwill may require independent valuations of certain internally generated and unrecognized intangible assets such as the Company's membership base, partner and media contracts, software, technology and patents and trademarks. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

          Income Taxes—Income taxes are accounted for under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

          Member Redemption Liability—Member redemption liability represents the estimated costs associated with MyPoints' obligation to redeem outstanding points accumulated by its members, less an allowance for points expected to expire prior to redemption. Members may redeem points for third-party gift cards and other benefits. Members earn points when they respond to direct marketing offers delivered by the Company, purchase goods from advertisers or engage in other specified activities. The Company is liable for providing the rewards when members seek to redeem accumulated points upon reaching required redemption thresholds. The member redemption liability is estimated based upon a weighted-average cost of points that may be redeemed in the future. The liability is based upon historical redemption costs and management's estimate of future trends. The Company reserves the right to cancel or disable accounts and expire unredeemed points in accounts that are inactive for a period of twelve consecutive months. For purposes of member redemption liability "inactive" means a lack of one of the following: Web site visit; email response; survey completion; profile update; or any point-earning or point-spending transaction. The Company bases its estimate of points that will not be redeemed on an analysis of historical point earning trends, redemption activity and individual member accounts. This analysis is updated quarterly. At December 31, 2005, the points redemptions liability approximated $18.4 million.

          Revenue Recognition—All of the Company's revenues are derived from advertising fees. The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectibility is reasonably assured. The Company also applies the provisions of Emerging Issues Task Force ("EITF") Issue No. 00-21, Revenue Arrangements with Multiple Deliverables.

          Advertising revenues consist primarily of fees generated when email is transmitted to members, when members respond to emails and when members complete online transactions. Each of these activities is a discrete, independent activity, which generally is specified in the sales agreement for each advertising customer. As the earning activities take place, activity measurement data (examples include number of emails delivered and the number of responses received) is accumulated and the related revenue is recorded. Revenue from the sale of points to the Company's advertisers is deferred and amortized to revenue over the estimated time frame that the points are expected to either be redeemed (with the Company providing a reward) or expire prior to redemption. This time frame is estimated to be approximately a fifteen-month period.

          Probability of collection is assessed based on a number of factors, including past transaction history with the customer and the creditworthiness of the customer. If it is determined that collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. Deferred revenue represents invoiced services that have not yet been performed.

          Cost of Revenues—Cost of revenues includes the costs of providing rewards to members and related purchasing activities associated with direct marketing offers, as well as personnel-related expenses associated with creating, testing, delivering and monitoring email and Web campaigns.

          Sales and Marketing—Sales and marketing expenses consist primarily of personnel-related expenses for sales, marketing and customer support, as well as advertising and promotional expenditures, including member acquisition costs. Member acquisition costs consist primarily of online advertising, promotional costs and payments to partners to attract members.

          Product Development—Product development expenses include expenses for the maintenance of existing software and technology and the development of new or improved software and technology, including personnel-related expenses for the software engineering department. Costs incurred by the Company to manage, monitor and operate the Company's services are generally expensed as incurred, except for certain costs relating to the acquisition and development of internal-use software that are capitalized and depreciated over their estimated useful lives, generally three years or less.

          Software Development Costs—The Company accounts for costs incurred to develop software for internal use in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, which requires such costs be capitalized and amortized over the estimated useful life of the software. The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the application development. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point at which the project is substantially complete and ready for its intended purpose. The Company capitalized costs associated with internal-use software of $0.7 million for the year ended December 31, 2005, which are being depreciated on a straight-line basis over each project's estimated useful life which is generally three years. Capitalized internal use software is included within computer software and equipment category within property and equipment, net.

          General and Administrative—General and administrative expenses include personnel-related expenses for executive, finance, legal, human resources, facilities and internal customer support. In addition, general and administrative expenses include professional fees for, legal, accounting and financial services; recruiting; non-income taxes; insurance; bad debt expense; occupancy; and other overhead-related costs.

          Operating Leases—The Company leases office space, data centers and certain office equipment under operating lease agreements with original lease periods through 2008. Certain of the lease agreements contain rent escalation provisions. Rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the lease property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. Lease renewal periods are considered on a lease-by-lease basis and are generally not included in the initial lease term.

2.    BALANCE SHEET COMPONENTS

Property and Equipment

          Property and equipment consists of the following (in thousands):

December 31, 2005
Computer software and equipment	$2,935
Furniture and fixtures	1,312

4,247
Less: accumulated depreciation	(2,114)

Total	$2,133

          Depreciation expense was $0.3 million and $0.6 million for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005, respectively.

Intangible Assets

          Intangible assets arose from the original 2001 acquisition of the Company by UAL and consist of the following (in thousands):

	December 31, 2005
	Cost	Accumulated Amortization	Net
Partner and media contracts	$2,700	$(2,700)	$—
Membership base	7,100	(5,740)	1,360
Trademarks	2,500	(2,223)	277
Other	89	(41)	48

Total	$12,389	$(10,704)	$1,685

          Amortization expense for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005 was $0.5 million and $1.8 million, respectively.

Accrued Liabilities

          Accrued liabilities consists of the following at December 31, 2005 (in thousands):

Not Subject to Compromise:
Employee compensation and related expenses	$1,933
Co-registration / member acquisition	482
Other	1,009

Total	$3,424

Subject to Compromise:
Co-registration / member acquisition	$89
Other	705

Total	$794

3.    INCOME TAXES

        For the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL), the Company did not record a tax provision or benefit for income taxes on pre-tax income of $3.4 million. For the year ended December 31, 2005, the Company did not record a tax provision or benefit on pre-tax income of $5.5 million. The effective rate differs from the statutory rate primarily due to the release of the valuation allowance attributable to actual utilization of deferred tax assets, the benefit of which had not been previously recognized.

          The provision for income taxes for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005 is comprised of the following (in thousands):

	Period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL)	Year Ended December 31, 2005
Deferred:
Federal	$1,093	$1,812
State	239	398
Decrease in valuation allowance	(1,332)	(2,210)

Provision for income taxes	$—	$—

          The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate (in thousands):

	Period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL)	Year Ended December 31, 2005
Taxes on income at the statutory federal rate (35% for all periods presented)	$1,174	$1,937
State income taxes, net of federal tax benefits	155	258
Other differences, net	3	15
Decrease in valuation allowance	(1,332)	(2,210)

Provision for income taxes	$—	$—

          Components of net deferred tax assets at December 31, 2005 are as follows (in thousands):

December 31, 2005
Deferred tax assets:
Net operating loss carryforwards	$39,285
Deferred revenue	483

Total deferred tax assets	39,768
Less: valuation allowance	(35,307)

Total deferred tax assets after valuation allowance	4,461

Deferred tax liability:
Depreciation and amortization	(1,999)
Other	(2,462)

Total deferred tax liability	(4,461)

Net deferred tax assets	$—

          In determining the need for a valuation allowance at December 31, 2005, the Company reviewed evidence pursuant to the requirements of SFAS No. 109, including current and historical results of operations, future income projections and potential tax-planning strategies. Based upon the Company's assessment of all available evidence, it concluded that, with the exception of the deferred tax assets that are expected to be utilized through December 31, 2005, it is not more likely than not that the remaining deferred tax assets will be utilized. This conclusion is based primarily on the company's history of net operating losses as compared to only a recent trend of profitable operations and the need to generate significant amounts of taxable income in future periods, on a consistent and prolonged basis, in order to utilize the remaining deferred tax assets.

          The decrease in the valuation allowance of $2.2 million during the year ended December 31, 2005 is primarily attributable to the utilization of net operating loss carryforwards.

          At December 31, 2005, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $104.0 million and $53.9 million, respectively, which begin to expire in 2018 and 2010, respectively. The above carryforwards have been adjusted to reflect limitations under Section 382 of the Code.

4.    EMPLOYEE BENEFIT PLANS

        The Company has a savings plan (the "Savings Plan") that qualifies as a defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the Savings Plan, eligible employees of the Company may defer a percentage of their eligible pretax earnings up to the Internal Revenue Service annual contribution limit. All full-time employees on the payroll of the Company are eligible to participate in the Plan. The Company has made no matching contributions since the inception of the Savings Plan.

5.    COMMITMENTS AND CONTINGENCIES

Financial Commitments

          The company leases office space under non-cancelable operating leases with various expiration dates through 2008. Rent expense for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005 was $0.2 million and $0.5 million, respectively. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

Year Ending December 31,
2006	$362
2007	199
2008	30

Total	$591

Employment, Consulting and Severance Agreements

          The Company has entered into several employment, consulting and severance agreements which provide certain employees and contractors with incentive compensation based upon the achievement of certain financial objectives and sale of the Company. The incentive amounts vary based on the final selling price of the Company.

6.    RELATED-PARTY TRANSACTIONS

        UAL Corporation allocated technology-related expense in the amount of $0 and $0.5 million to the Company for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005, respectively. In addition, UAL Corporation provided approximately 3,500 square feet of office space to the Company at a cost of $18,000 and $0 for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL) and for the year ended December 31, 2005, respectively.

          The Company allocated $106,000 in marketing-related expenses and $10,000 in general and administrative expenses to UAL Corporation in 2005. There were no such expenses allocated for the period from January 1, 2006 through April 9, 2006 (last date prior to acquisition by UOL).

CLASSMATES MEDIA CORPORATION

Goldman, Sachs & Co.	JPMorgan

        Deutsche Bank Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commission, paid or to be paid by the registrant in connection with the sale of the ordinary shares being registered hereby. All amounts shown, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimates.

Amount
Securities and Exchange Commission registration fee	$3,837.50
NASD filing fee	$13,000.00
Nasdaq Global Market listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses	*
Transfer agent fees expenses	*
Miscellaneous	*

Total	*

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

        Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision will not eliminate or limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the "DGCL") for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide that, to the fullest extent of Delaware law, none of our directors will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

          Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if: (1) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if the person is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must also indemnify a present or former director or officer who has been successful on the merits or otherwise in defense of any proceeding, or in defense of any claim, issue or matter therein, against expenses, including attorneys' fees, actually and reasonably incurred by him or her. Expenses, including attorneys' fees, incurred by a director, officer, employee or agent, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon, in the case of a current director or officer, receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and the advancement of expenses is not exclusive of any other rights a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

          Our bylaws will generally provide for mandatory indemnification of directors and officers to the fullest extent permitted by law. We also intend to enter into indemnification agreements with our directors in the form filed as an exhibit to this Registration Statement that will generally provide for mandatory indemnification to the fullest extent permitted by law.

          Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We will maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 15. Recent Sales of Unregistered Securities

        On August 3, 2007, the Registrant sold 10,000 shares of common stock to United Online, Inc. at par value for aggregate cash proceeds of $1.00 in connection with the incorporation of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(A)  Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation*
3.2	Form of Amended and Restated Bylaws*
3.3	Certificate of Designation for Series A Junior Participating Preferred Stock (included in exhibit 4.2 below)*
4.1	Form of specimen common stock certificate*
4.2	Rights Agreement between the Classmates Media Corporation and , as rights agent*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	Form of Master Transaction Agreement*
10.2	Form of Administrative Services Agreement*
10.3	Form of Tax Sharing Agreement*
10.4	Form of Insurance Matters Agreement*
10.5	Form of Employee Matters Agreement*
10.6	Form of Intellectual Property Matters Agreement*
10.7	Form of Advertising Sales Representation Agreement*
10.8	Form of Technology Services Agreement*
10.9	Form of Real Estate Agreement*
10.10	Form of Indemnification Agreement for directors and officers*+
10.11	Classmates Media Corporation 2007 Incentive Compensation Plan*+
10.12	Classmates Media Corporation Form of Option Agreement*+
10.13	Classmates Media Corporation Form of Restricted Stock Unit Agreement*+
21.1	List of Subsidiaries*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page hereto)

+
Management contract or compensatory plan.

*
To be filed by amendment.

**
Previously filed.

(B)  Financial Statement Schedules

(1)
Schedule II—Valuation and Qualifying Accounts of Classmates Media Corporation (A Wholly-Owned Subsidiary of United Online, Inc.)

(2)
Schedule II—Valuation and Qualifying Accounts of Classmates Online, Inc.

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on August 13, 2007.

CLASSMATES MEDIA CORPORATION

By:	/s/ MARK R. GOLDSTON
Name:	Mark R. Goldston
Title:	Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Mark R. Goldston and Neil P. Edwards and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK R. GOLDSTON Mark R. Goldston	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 13, 2007
/s/ NEIL P. EDWARDS Neil P. Edwards	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2007

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation*
3.2	Form of Amended and Restated Bylaws*
3.3	Certificate of Designation for Series A Junior Participating Preferred Stock (included in exhibit 4.2 below)*
4.1	Form of specimen common stock certificate*
4.2	Rights Agreement between the Classmates Media Corporation and , as rights agent*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
10.1	Form of Master Transaction Agreement*
10.2	Form of Administrative Services Agreement*
10.3	Form of Tax Sharing Agreement*
10.4	Form of Insurance Matters Agreement*
10.5	Form of Employee Matters Agreement*
10.6	Form of Intellectual Property Matters Agreement*
10.7	Form of Advertising Sales Representation Agreement*
10.8	Form of Technology Services Agreement*
10.9	Form of Real Estate Agreement*
10.10	Form of Indemnification Agreement for directors and officers*+
10.11	Classmates Media Corporation 2007 Incentive Compensation Plan*+
10.12	Classmates Media Corporation Form of Option Agreement*+
10.13	Classmates Media Corporation Form of Restricted Stock Unit Agreement*+
21.1	List of Subsidiaries*
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page hereto)

+
Management contract or compensatory plan.

*
To be filed by amendment.

**
Previously filed.

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedule

To the Board of Directors and Stockholder of
Classmates Media Corporation

Our audits of the combined and consolidated financial statements of Classmates Media Corporation referred to in our report dated August 12, 2007 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(B)1 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined and consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
August 12, 2007

CLASSMATES MEDIA CORPORATION
(A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at Beginning of Period	Charged/(Credited) to Expenses		Charged to Other Accounts		Charges Utilized/Write-offs		Balance at End of Period
Allowance for doubtful accounts:
Year Ended December 31, 2006	$846	$157		$(274)		$(484)	(a)	$245
Year Ended December 31, 2005	359	261		313		(87)	(a)	846
Period from November 17, 2004 (date of inception) through December 31, 2004	—	71		284	(b)	4	(c)	359
Valuation allowances for deferred tax assets:
Year Ended December 31, 2006	$1,515	$772	(d)	$—		$—		$2,287
Year Ended December 31, 2005	789	726	(d)	—		—		1,515
Period from November 17, 2004 (date of inception) through December 31, 2004	—	204	(d)	585	(e)	—		789

(a)
Represents specific amounts written off that were considered to be uncollectible.

(b)
Represents allowance for doubtful accounts acquired in connection with the acquisition of Classmates Online, Inc.

(c)
Represents specific recoveries of amounts previously written off that were considered to be uncollectible.

(d)
Represents the increase in valuation allowance due to foreign losses, the benefit of which is not currently recognized.

(e)
Represents valuation allowance acquired in connection with the acquisition of Classmates Online, Inc.

Report of Independent Registered Public Accounting Firm on
Financial Statement Schedule

To the Board of Directors and Stockholder of
Classmates Online, Inc.

Our audits of the consolidated financial statements of Classmates Online, Inc. referred to in our report dated August 12, 2007 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 16(B)2 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
August 12, 2007

CLASSMATES ONLINE, INC.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at Beginning of Period	Charged/ (Credited) to Expenses		Charged to Other Accounts	Charges Utilized/ (Write-offs)		Balance at End of Period
Allowance for doubtful accounts:
Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)	$88	$(16)		$229	$(17	)(a)	$284
Valuation allowance for deferred tax assets:
Period from January 1, 2004 through November 16, 2004 (last date prior to acquisition by UOL)	$38	$547	(b)	$—	$—		$585

(a)
Represents specific amounts written off that were considered to be uncollectible.

(b)
Represents the increase in valuation allowance due to foreign losses, the benefit of which is not currently recognized.

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TABLE OF CONTENTS
Dealer Prospectus Delivery Obligation
PROSPECTUS SUMMARY
Our Company
Risks Associated with Our Business
Our Relationship with United Online, Inc.
Company Information
The Offering
Summary Combined and Consolidated Financial Data
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL DATA
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2006 (in thousands, except per share amounts)
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Quarter Ended March 31, 2007 Compared to Quarter Ended March 31, 2006
Year Ended December 31, 2006 Compared to Year Ended December 31, 2005
Year Ended December 31, 2005 Compared to Combined Year Ended December 31, 2004
OUR BUSINESS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PRINCIPAL STOCKHOLDER
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-UNITED STATES HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) UNAUDITED CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (in thousands, except per share amounts)
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) UNAUDITED CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) COMBINED AND CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (in thousands, except per share amounts)
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CLASSMATES ONLINE, INC. CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME FOR THE PERIOD FROM JANUARY 1, 2004 THROUGH NOVEMBER 16, 2004 (last date prior to acquisition by United Online, Inc.) (in thousands, except per share amounts)
CLASSMATES ONLINE, INC. CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY FOR THE PERIOD FROM JANUARY 1, 2004 THROUGH NOVEMBER 16, 2004 (last date prior to acquisition by United Online, Inc.) (in thousands)
CLASSMATES ONLINE, INC. CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY 1, 2004 THROUGH NOVEMBER 16, 2004 (last date prior to acquisition by United Online, Inc.) (in thousands)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MYPOINTS.COM, INC. (A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION) CONSOLIDATED BALANCE SHEET (in thousands, except per share amounts)
MYPOINTS.COM, INC. (A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION) CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT (in thousands)
MYPOINTS.COM, INC. (A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION) CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
MYPOINTS.COM, INC. (A WHOLLY-OWNED SUBSIDIARY OF UAL CORPORATION) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
CLASSMATES MEDIA CORPORATION (A WHOLLY-OWNED SUBSIDIARY OF UNITED ONLINE, INC.) SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS (in thousands)
Report of Independent Registered Public Accounting Firm on Financial Statement Schedule
CLASSMATES ONLINE, INC. SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS (in thousands)